Exhibit 2.1

Execution Version

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

January 13, 2016

This AMENDED AND RESTATED ASSET PURCHASE AGREEMENT is made by and between (i) Lantheus MI Canada, Inc., a Canadian corporation (“Seller”), on the one hand, and (ii) Isologic Innovative Radiopharmaceuticals Ltd., a Canadian corporation (“Buyer”), on the other hand, amends and restates in its entirety the original Asset Purchase Agreement by and between Seller and Buyer executed as of December 31, 2015 (the “Execution Date”) and made effective only as of January 7, 2016 (this “Agreement”).

Buyer and Seller also may be referred to in this Agreement each as a “Party” and collectively as the “Parties.” All capitalized terms used in this Agreement are defined in Section 1.1 below.

RECITALS

WHEREAS, as of the Execution Date, Seller conducts its business of Seller (i) owning and operating three (3) radiopharmacies in Quebec City, Quebec, Canada, Dorval, Quebec, Canada and Mississagua, Ontario, Canada that prepare individual, patient-ready unit doses of SPECT-based radiopharmaceuticals (including bulk unit doses and iodine-based products) for sale to healthcare providers (for administration to patients by those healthcare providers) in the Territory, (ii) operating a radiopharmacy in Vancouver, British Columbia, Canada that prepares individual, patient-ready unit doses of SPECT-based radiopharmaceuticals (including bulk unit doses and iodine-based products) for sale to healthcare providers (for administration to patients by those healthcare providers) in the Territory, (iii) owning and operating a direct business involved in selling the specific third party, SPECT-based cold kits set forth on Schedule 1.1(a) to healthcare providers as set forth on Schedule 1.1(a) (for those healthcare providers to prepare unit doses for administration to patients by those healthcare providers) in the Territory and (iv) operating a business involved in having Gludef® (Fludeoxyglucose F18 Injection) manufactured by third parties and selling individual, patient-ready unit doses of Gludef® (Fludeoxyglucose F18 Injection) to healthcare providers (for administration to patients by those healthcare providers) in the Territory (the businesses described in clauses (i) through (iv), collectively, the “Radiopharmacy Business”), as well as (v) owning and/or operating other businesses, including a direct business involved in selling contrast agents and bulk SPECT-based radiopharmaceuticals (i.e., technetium generators, hot products and cold kits other than those cold kits referred to in clause (iii) above) to healthcare providers (for those healthcare providers to prepare unit doses for administration to patients by those healthcare providers) and manufacturing and selling PET-based radiopharmaceuticals (other than Gludef® in the Territory) in and outside of the Territory (the businesses described in clauses (v), collectively, the “Retained Business”);

WHEREAS, Seller is willing to transfer to Buyer all rights in, and certain assets and liabilities relating to, the Radiopharmacy Business on the terms and conditions set forth in this Agreement; and

WHEREAS, the Parties desire that Seller sell, transfer and assign to Buyer, and Buyer acquire and assume, all of the Purchased Assets and Assumed Liabilities, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises in this Agreement, and in consideration of the representations, warranties, and covenants in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

1.1 Definitions. The following terms will have the following meanings for purposes of this Agreement:

(a) “Accounts Payable” means all current accounts payable, regardless of when asserted, billed or imposed, of Seller (other than Excluded Liabilities) at the Closing Time, in each case, to the extent relating to the Radiopharmacy Business or the Purchased Assets and determined using the Applicable Accounting Principles.

(b) “Accounts Receivable” means all accounts receivable and other receivables (including trade accounts, refunds and rebates owing to the Seller) of the Seller (other than Excluded Assets) at the Closing Time, in each case, to the extent relating to the Radiopharmacy Business or the Purchased Assets and determined using the Applicable Accounting Principles.

(c) “Accrued Expenses” means all current accrued expenses of Seller (other than Excluded Liabilities and accrued expenses relating to employees) at the Closing Time, in each case, to the extent relating to the Radiopharmacy Business or the Purchased Assets and determined using the Applicable Accounting Principles.

(d) “Accrued Rebates” means all accrued rebates, grants to customers and sales rebates of Seller (other than Excluded Liabilities) at the Closing Time, in each case, to the extent relating to the Radiopharmacy Business or the Purchased Assets and determined using the Applicable Accounting Principles.

(e) “Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by Contract or otherwise. Notwithstanding the foregoing, (i) neither Avista Capital, nor its personnel, nor its investment funds, nor any portfolio company of any of its investment funds (other than Lantheus Holdings, Inc. and its Subsidiaries) will be considered to be an Affiliate of Seller, and (ii) neither DW Healthcare Partners, nor its personnel, nor its investment funds, nor any portfolio company of any of its investment funds (other than Isologic Innovative Radiopharmaceuticals Ltd. and its Subsidiaries) will be considered to be an Affiliate of Buyer.

(f) “Agreement” has the meaning set forth in the Preamble.

(g) “Allocation Schedule” has the meaning set forth in Section 3.3.

(h) “Applicable Accounting Principles” has the meaning set forth on Schedule 1.1(h).

(i) “Approvals” means any approvals, permits, licenses or similar approvals or rights issued by Governmental Authorities (including Health Canada and the CNSC) that are required to be obtained or maintained under any applicable Law, in each case, in connection with the Radiopharmacy Business or Purchased Assets.

(j) “Assigned Approvals” has the meaning set forth in Section 2.1(e).

(k) “Assigned Contracts” has the meaning set forth in Section 2.1(c).

(l) “Assigned Intellectual Property” has the meaning set forth in Section 2.1(d).

(m) “Assigned Real Property Leases” has the meaning set forth in Section 2.1(b).

(n) “Assumed Liabilities” has the meaning set forth in Section 2.3.

(o) “Basket Amount” has the meaning set forth in Section 7.3(b).

(p) “Benefit Plans Transition Date” has the meaning set forth in Section 6.5(j).

(q) “Bill of Sale” means a Bill of Sale in substantially the form of Exhibit A to this Agreement.

(r) “Bulk SPECT Products” has the meaning set forth in Section 6.8(a)(I).

(s) “Business Day” means, any day other than (i) a Saturday or a Sunday or (ii) a day on which banks are authorized to close in New York, New York in the United States of America or in Toronto, Ontario, Canada.

(t) “Buyer” has the meaning set forth in the Preamble.

(u) “Buyer Benefit Plans” has the meaning set forth in Section 6.5(h).

(v) “Buyer Customers” has the meaning set forth in Section 6.8(b).

(w) “Buyer’s Indemnified Persons” has the meaning set forth in Section 7.1.

(x) “Canadian Nuclear Safety Commission” or “CNSC” means the Governmental Authority of Canada with responsibility regulating nuclear energy, facilities and materials, and any Governmental Authority successor thereto.

(y) “Cap” has the meaning set forth in Section 7.3(b).

(z) “Closing” has the meaning set forth in Section 3.5.

(aa) “Closing Date” has the meaning set forth in Section 3.5.

(bb) “Closing Time” has the meaning set forth in Section 3.5.

(cc) “Closing Working Capital” means: (a) Current Assets, minus (b) Current Liabilities, in each case, at the Closing Time and determined using the Applicable Accounting Principles.

(dd) “Closing Working Capital Statement” has the meaning set forth in Section 3.2(a)(i)(A).

(ee) “Competing Business” has the meaning set forth in Sections 6.8(a)(i)(A) and (B).

(ff) “Competition Act” means the Competition Act (Canada), as amended, and includes the regulations promulgated thereunder.

(gg) “Competition Tribunal” means the Competition Tribunal established by subsection 3(1) of the Competition Tribunal Act (Canada).

(hh) “Confidential Information” has the meaning set forth in Sections 9.1(a) and 9.1(b).

(ii) “Contract” means any contract, agreement, lease, license, commitment, indenture, mortgage, note, bond loan or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

(jj) “Contracting Parties” has the meaning set forth in Section 10.14.

(kk) “Covered Employees” has the meaning set forth in Section 6.5(j).

(ll) “Current Assets” means the current assets of Seller (other than Excluded Assets) at the Closing Time, in each case, to the extent relating to the Radiopharmacy Business or the Purchased Assets and determined using the Applicable Accounting Principles.

(mm) “Current Liabilities” means the current liabilities of Seller (other than Excluded Liabilities) at the Closing Time, in each case, to the extent relating to the Radiopharmacy Business or the Purchased Assets and determined using the Applicable Accounting Principles, and including the amount of vacation days in respect of the Transferred Employees assumed by Buyer calculated as of the day before the Closing Date.

(nn) “DEL” means a drug establishment license issued by Health Canada.

(oo) “Disclosing Party” has the meaning set forth in Section 9.1(a).

(pp) “Disputed Amounts” has the meaning set forth in Section 3.2(c).

(qq) “Employee on Leave” means the Ontario Employees who do not report for work on the Closing Date because they are on leave (for the avoidance of doubt, an Employee on vacation or absent due to a temporary sickness on the Closing Date is not considered an Employee on Leave).

(rr) “Employees” means the individuals employed by the Seller in the Radiopharmacy Business as of the Closing Date and set forth on Schedule 4.14(a).

(ss) “Employee Benefit Plan” means, with respect to any Person, each material plan, fund, program, agreement, arrangement or scheme which (i) is sponsored, maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions at any time and (ii) provides benefits to the current and former employees or the dependents of any of them (whether written or oral), including (A) each deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, stock option plan and other equity compensation plan, or welfare plan, (B) each retirement, pension or supplemental pension plan, (C) each severance plan or agreement, and each other plan providing health, vacation, supplemental employment benefit, hospitalization insurance, medical, dental, disability, sick pay, life insurance, death or survivor benefits, fringe benefits or legal benefits and (D) each other employee benefit plan, fund, program, agreement or arrangement, in the case of each of clauses (A)-(D), to the extent material.

(tt) “Environmental Law” means any Law in any way relating to the environment or natural resources.

(uu) “ETA” means the Excise Tax Act (Canada), as amended.

(vv) “Excluded Assets” has the meaning set forth in Section 2.2.

(ww) “Excluded Employees” has the meaning set forth in Section 6.5(c).

(xx) “Excluded Liabilities” has the meaning set forth in Section 2.4.

(yy) “Execution Date” has the meaning set forth in the Preamble.

(zz) “FDG” means Fludeoxyglucose F18 Injection, including Gludef®.

(aaa) “Financial Statements” has the meaning set forth in Section 4.4.

(bbb) “Fundamental Representations” has the meaning set forth in Section 7.3(a).

(ccc) “General IP Assignment” means a general assignment of the Assigned Intellectual Property in substantially the form of Exhibit B to this Agreement.

(ddd) “Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether domestic or foreign, federal, provincial or local, or any department (or subdivision thereof), commission, bureau, tribunal, agency, board, instrumentality, minister, governor-in-council or authority thereof, any court or arbitrator (public or private), or any applicable stock exchange.

(eee) “GST/HST” means the goods and services tax / harmonized sales tax imposed pursuant to the ETA.

(fff) “Health Canada” means the Governmental Authority of Canada with responsibility for national public health, and any Governmental Authority successor thereto.

(ggg) “Indebtedness” of any Person means the principal of and accreted value and unpaid interest in respect of: (i) indebtedness for borrowed money; (ii) amounts owing as the deferred purchase price for property or services; and (iii) indebtedness evidenced by any note, bond, debenture or other debt instrument or debt security, the payment of which such Person is responsible or liable. For greater clarity, Indebtedness will not include any amount included in the calculation of the Closing Working Capital.

(hhh) “Indemnification Claim” has the meaning set forth in Section 7.4(b).

(iii) “Indemnifying Party” has the meaning set forth in Section 7.4(b).

(jjj) “Indemnified Persons” means the Buyer’s Indemnified Persons or the Seller’s Indemnified Persons, as the case may be.

(kkk) “Independent Accountant” has the meaning set forth in Section 3.2(c).

(lll) “Individual Bonus Amounts” means the aggregate amount of all outstanding annual cash bonus awards payable to each Transferred Employee and calculated in the Ordinary Course of Business, in respect of his or her service with the Seller for the 2015 calendar year, including all income tax, payroll tax and other similar amounts exigible on such cash bonus awards.

(mmm) “Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the Laws of Canada or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (v) all trade secrets and all proprietary and confidential know-how, inventions, discoveries, concepts, ideas, research and development, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information.

(nnn) “Intercompany Payables” means all accounts payable, regardless of when asserted, billed or imposed, of Seller owed to any Affiliate of Seller to the extent relating to the Radiopharmacy Business or the Purchased Assets at the Closing Time.

(ooo) Reserved.

(ppp) “Interim Reference Date” means September 30, 2015.

(qqq) “Inventory” means all raw materials, work-in-process, supplies, finished goods and other inventories owned by Seller (other than Excluded Assets) and physically located at the Quebec City, Quebec, Dorval, Quebec, Mississagua, Ontario or Vancouver, British Columbia radiopharmacies (excluding the distribution center in Dorval, Quebec) at the Closing Time, the value of which will be determined using the Applicable Accounting Principles.

(rrr) “Key Employees” means the Employees set forth on Schedule 1.1(rrr).

(sss) “Law” means any law, statute, regulation, ordinance, rule, Order or requirement enacted, promulgated, entered into, or imposed by, any Governmental Authority (including, for the sake of clarity, common law).

(ttt) “Leased Real Property” has the meaning set forth in Section 4.11.

(uuu) “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings, hearings or investigations (in each case, whether public or private and whether civil, criminal or administrative) by or before a Governmental Authority.

(vvv) “Liability” means, collectively, any Indebtedness, guaranties, endorsements, claims, losses, damages, deficiencies, costs, expenses, fines, penalties, liabilities, obligations or responsibilities of any nature or kind, whether accrued or fixed, known or unknown, absolute or contingent, matured or not or determined or determinable, and whether due or to become due, including any liability arising under any Law, action or Order and under liability arising under any Contract or undertaking.

(www) “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction, hypothec, hypothecation, and security under Section 426 or 427 of the Bank Act (Canada).

(xxx) “Loss” and “Losses” have the meanings set forth in Section 7.1.

(yyy) “Marks” has the meaning set forth in the definition of the term Intellectual Property.

(zzz) “Material Adverse Effect” means any result, occurrence, fact, change, event or effect that is materially adverse to, or would reasonably be expected to be materially adverse to, the condition (financial or otherwise), assets, liabilities, obligations, operations or business of the Radiopharmacy Business and Purchased Assets, taken as a whole, except for any result, occurrence, fact, change, event or effect that arises out of, results from or is attributable to: (i) changes that are the result of factors generally affecting radiopharmacy and nuclear medicine department markets in the Territory; (ii) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the Parties in connection with this Agreement or the pendency or announcement of the Transactions (including any adverse change, effect or circumstance arising out of or resulting from any contact, discussions, requests or negotiations involving Buyer or its Representatives, on the one hand, and any counterparty to an Assigned Contract, on the other hand, including with respect to notices or consents to any of the Transactions); (iii) changes or proposed changes in applicable Laws, regulatory conditions, policies or government programs or the interpretation, application or non-application of applicable Laws, conditions, policies or programs by any Governmental Authority; (iv) any change to generally accepted accounting principles or in the interpretation thereof; (v) any failure, in and of itself, of Seller to meet any projection or forecast (it being understood that the causes underlying the failure may be taken into account in determining whether a Material Adverse Effect has occurred); or (vi) changes that are the result of economic factors affecting the national, regional or world economy or securities or currency markets, or acts of war or terrorism; provided that the exceptions described in clauses (i), (iii), (iv) or (vi) above will not apply to the extent that such result, occurrence, fact, change, event or effect has a material and disproportionate effect on the Radiopharmacy Business as whole, relative to radiopharmacies and/or nuclear medicine departments in the Territory.

(aaaa) “Non-Solicitation Period” has the meaning set forth in Section 6.8(b).

(bbbb) “Nonparty Affiliates” has the meaning set forth in Section 10.14.

(cccc) “Nuclear License” means a nuclear substance and radiation device License issued by the Canadian Nuclear Safety Commission (CNSC).

(dddd) “Offer Letters” has the meaning set forth in Section 6.5(a).

(eeee) “OHSA” has the meaning set forth in Section 4.14(f).

(ffff) “Order” means, except as otherwise provided in this Agreement, any final and enforceable order, injunction, judgment, decree, ruling, writ, assessment, award or arbitration award of a Governmental Authority.

(gggg) “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Radiopharmacy Business, as conducted by or on behalf of Seller as of immediately prior to the Closing Date and consistent in all material respects with past practice.

(hhhh) “Party” and “Parties” have the meanings set forth in the Preamble.

(iiii) “Payroll Schedule” has the meaning set forth in Section 6.5(g).

(jjjj) “Permitted Liens” means:

(i) Liens for Taxes, assessments, Governmental Authority charges or levies not yet due and payable; or

(ii) statutory Liens relating to obligations not due and payable; or

(iii) Liens for public utilities not due and payable; or

(iv) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business with respect to amounts that are not delinquent and which are not, individually or in the aggregate, material to the Radiopharmacy Business or the Purchased Assets, taken as a whole; or

(v) easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property which are not, individually or in the aggregate, material to the Radiopharmacy Business or the Purchased Assets and which do not prohibit or interfere with the current operation of any Leased Real Property; or

(vi) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business; or

(vii) any privilege in favor of any lessor, licensor or permitter for rent to become due or for other obligations or acts, the performance of which is required under Assigned Contracts; or

(viii) other imperfections of title or Liens which are not, individually or in the aggregate, material to the Radiopharmacy Business and the Purchased Assets, taken as a whole.

(kkkk) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority.

(llll) “Post-Closing Adjustment” has the meaning set forth in Section 3.2(a)(ii).

(mmmm) “Prepaid Expenses” means all deposits, advances, credits and prepaid expenses of Seller (other than Excluded Assets) at the Closing Time, in each case, to the extent relating to the Radiopharmacy Business or the Purchased Assets and determined using the Applicable Accounting Principles.

(nnnn) “Purchase Price” has the meaning set forth in Section 3.1.

(oooo) “Purchased Assets” has the meaning set forth in Section 2.1.

(pppp) “QST” means the Quebec sales tax imposed pursuant to the QSTA.

(qqqq) “QSTA” means the Act Respecting the Quebec Sales Tax, as amended.

(rrrr) “Quebec Employee” means an Employee employed in the Province of Quebec.

(ssss) “Radiopharmacy Business” has the meaning set forth in the Recitals.

(tttt) “Receiving Party” has the meaning set forth in Section 9.1(a).

(uuuu) “Records” means all files, reports, books, records, accounts, documents and similar materials owned by Seller, in each case, to the extent exclusively relating to the Radiopharmacy Business or the Transferred Employees, in whatever form, in each case, to the extent permitted by applicable Law to be transferred; provided, however, that “Records” will not include any files, reports, accounts, books, records, documents and similar materials (i) prepared in connection with the Transaction, (ii) which Seller is prohibited from disclosing or transferring to Buyer under applicable Law or is required by applicable Law to retain or (iii) maintained by Seller and/or its Representatives, agents, or licensees in connection with their respective ongoing financing, compliance, legal or Tax requirements (provided that any copies of any materials relating to regulatory matters or any Legal Proceedings (for the avoidance of doubt, including only those investigations to which Seller, to Seller’s Actual Knowledge, was subject) initiated against the Seller in respect of the operations of the Radiopharmacy Business shall be included in “Records”).

(vvvv) “Reference Time” means December 31, 2015.

(wwww) “Representatives” means, with respect to any Person, the Affiliates, directors, officers, employees, agents or advisors (including attorneys, accountants, financial advisors and consultants) of such Person and representatives of any of the foregoing; and, with respect to Buyer, the term “Representatives” will also include Buyer’s lenders and their respective Representatives.

(xxxx) “Required Lease Consents” has the meaning set forth in Schedule 1.1(xxxx).

(yyyy) “Resolution Period” has the meaning set forth in Section 3.2(b)(ii).

(zzzz) “Restricted Period” has the meaning set forth in Section 6.8(a).

(aaaaa) “Retained Business” has the meaning set forth in the Preamble.

(bbbbb) “Review Period” has the meaning set forth in Section 3.2(b)(i).

(ccccc) “Scheduled Approvals” has the meaning set forth in Section 4.12(a).

(ddddd) “Seller” has the meaning set forth in the Preamble.

(eeeee) “Seller Benefit Plan” means each Employee Benefit Plan which provides benefits to Employees or former employees of the Radiopharmacy Business or their dependents.

(fffff) “Seller’s Indemnified Persons” has the meaning set forth in Section 7.2.

(ggggg) “Seller’s Actual Knowledge” means the actual knowledge, without any inquiry, of those individuals set forth on Schedule 1.1(ggggg).

(hhhhh) “Seller’s Knowledge” means the actual knowledge, after reasonable inquiry within the Seller and its Affiliates taking into account their position with the Seller and/or its Affiliates, of those individuals set forth on Schedule 1.1(ggggg).

(iiiii) “Statement of Objections” has the meaning set forth in Section 3.2(b)(ii).

(jjjjj) “Supply Agreement” means the Supply Agreement in substantially the form of Exhibit C to this Agreement, as may be amended, modified and/or supplemented from time to time in accordance with its terms.

(kkkkk) “Target Working Capital” has the meaning set forth in Section 3.2(a)(ii).

(lllll) “Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax imposed by any Governmental Authority, including, without limitation, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, real property transfer, recording, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including any interest or penalty thereon or addition thereto and any interest in respect of such additions or penalties, and for greater certainty will also include all Canada Pension Plan and other pension plan premiums or contributions imposed by any Governmental Authority, employment insurance premiums, and provincial workers’ compensation payments.

(mmmmm) “Tax Act” means the Income Tax Act (Canada).

(nnnnn) “Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing supplied or required to be supplied to any Governmental Authority with respect to Taxes.

(ooooo) “Territory” means Canada.

(ppppp) “Total Consideration” has the meaning set forth in Section 3.1.

(qqqqq) “Transaction Documents” means this Agreement, the Bill of Sale, the General IP Assignment, the Supply Agreement, the Transition Services Agreement and the other documents, instruments, exhibits, annexes, schedules or certificates contemplated by this Agreement and thereby.

(rrrrr) “Transactions” means the transactions contemplated by the Transaction Documents.

(sssss) “Transfer Date” has the meaning set forth in Section 6.5(a).

(ttttt) “Transfer Taxes” has the meaning set forth in Section 8.2.

(uuuuu) “Transferred Employees” has the meaning set forth in Section 6.5(a).

(vvvvv) “Transition Period Benefit Plans” has the meaning set forth in Section 6.5(j).

(wwwww) “Transition Services Agreement” means the transition services agreement in substantially the form of Exhibit D to this Agreement, as may be amended, modified and/or supplemented from time to time in accordance with its terms.

(xxxxx) “Undisputed Amounts” has the meaning set forth in Section 3.2(c).

1.2 Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement will be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Any reference to any Law will be deemed to refer to the Law as amended and also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

ARTICLE 2

PURCHASE AND SALE

OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, for the Total Consideration, Seller will sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller or its designee, all right, title and interest in, to and under the Purchased Assets, free and clear of all Liens (other than Permitted Liens). “Purchased Assets” means the following assets and rights owned by Seller at the Closing Time, in each case, to the extent pertaining to the Radiopharmacy Business:

(a) all Accounts Receivable, Inventory and Prepaid Expenses (including the benefit of the instrument described on Schedule 3.6(b)(iv) and including any security deposits in respect of any Assigned Real Property Leases);

(b) all Real Property Leases set forth on Schedule 2.1(b) (collectively, the “Assigned Real Property Leases”);

(c) all other Contracts (or portions thereof) set forth on Schedule 2.1(c) (collectively, the “Assigned Contracts”);

(d) (i) any Intellectual Property (including all standard operating procedures, trade secrets and know-how) that is owned by the Seller at the Closing Time, in each case, solely to the extent (A) it is used exclusively in the conduct of the Radiopharmacy Business and (B) except with respect to Gludef® (i.e., FDG solely with respect to the Territory), it relates only to radiopharmacy preparation of patient-ready unit doses of radiopharmaceuticals to healthcare providers (for administration to patients by those healthcare providers) and is not otherwise Intellectual Property used to make or prepare, have made or prepared or otherwise used in any proprietary radiopharmaceutical of Seller, and (ii) the Gludef® Mark (collectively, the “Assigned Intellectual Property”);

(e) all of Seller’s rights in the Scheduled Approvals identified on Schedule 2.1(e) (the “Assigned Approvals”);

(f) all furniture, fixtures, equipment, supplies and other tangible personal property owned by Seller and physically located at the Quebec City, Quebec, Dorval, Quebec, Mississagua, Ontario or Vancouver, British Columbia radiopharmacies (excluding the distribution center and data center in Dorval, Quebec);

(g) all of Seller’s rights under warranties, indemnities and similar rights against third parties, in each case, to the extent related to any of the other Purchased Assets;

(h) originals (or, where not readily available, copies) of all Records (other than those included in the Excluded Assets); provided that Seller will be entitled to retain copies of all Records; and

(i) the goodwill associated with any of the assets described above, including lists of all distributors, customers and suppliers of the Radiopharmacy Business.

2.2 Excluded Assets. The Parties acknowledge and agree that Seller will not convey, transfer, deliver or assign to Buyer, and Buyer will not purchase, take delivery of, or acquire, any rights to any assets, properties, interests or rights of Seller other than the Purchased Assets specifically enumerated in Section 2.1 (collectively the “Excluded Assets”), including all of the rights, title and interests of Seller and its Affiliates in the following:

(a) all cash and cash equivalents (including restricted cash), bank accounts, bank balances, moneys in possession of banks, or other depositories, term deposits and securities (but the benefit of the instrument described on Schedule 3.6(b)(iv) and any security deposits in respect of any Assigned Real Property Leases are not Excluded Assets);

(b) all Contracts (or portions thereof) that are not Assigned Contracts;

(c) all Intellectual Property other than the Assigned Intellectual Property;

(d) all items expressly excluded from the definition of the term Records, retained copies (or originals) of the Records and the corporate seals, organizational documents, minute books, stock record books, Tax Returns, books of account or other records having to do with the corporate organization of Seller or its Affiliates;

(e) all insurance policies and insurance proceeds and insurance awards receivable thereunder;

(f) all Approvals other than the Assigned Approvals;

(g) all Seller Benefit Plans and trusts or other assets attributable to those Seller Benefit Plans;

(h) all rights to any action, suit or claim of any nature available to, or being pursued by, Seller or any of its Affiliates, whether arising by counterclaim or otherwise, arising out of or relating to events prior to the Closing Date or to the extent pertaining to any other Excluded Asset or Excluded Liability;

(i) any and all Tax assets of Seller and its Affiliates, including, without limitation, any Tax claims or rights to Tax refunds, other than Tax claims or rights to Tax refunds in respect of Taxes for which Buyer is liable pursuant to Section 8.2;

(j) the assets, properties and rights set forth on Schedule 2.2(j) necessary in order for Seller to perform its obligations under the Transition Services Agreement (provided that such assets, properties and rights will become Purchased Assets at the time such obligations are fulfilled);

(k) the assets, properties and rights to the extent relating to the Retained Business (including positron emission tomography synthesis boxes) or any other business of Seller or its Affiliates, other than the Purchased Assets specifically enumerated in Section 2.1; and

(l) all rights of Seller under this Agreement or any of the other Transaction Documents.

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will assume, effective as of the Closing Date, and will, from and after the Closing Date, perform, satisfy and discharge, only the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

(a) all Accounts Payable, Accrued Expenses, all accrued but unpaid vacation days up to the Closing Date or the applicable Transfer Date for each Employee who becomes a Transferred Employee, and Accrued Rebates whether arising prior to, on or after the Closing Date;

(b) all Liabilities of Seller under the Assigned Real Property Leases, Assigned Contracts and Assigned Approvals (including all Liabilities arising out of, or relating to, any termination or announcement or notification by any third party of an intent to terminate any such Contract or Approval), and all Liabilities of Seller in respect of the instrument described on Schedule 3.6(b)(iv), but in each case only to the extent relating to the period from and after the Closing Date;

(c) all Liabilities arising out of or relating to employment, or service or compensation, employee benefits or termination of employment or service with respect to any Transferred Employees and their respective dependents and beneficiaries, in each case, in respect of service after the Closing Time, except as expressly set forth to the contrary in Section 6.5 (but subject to the reimbursement obligations of Buyer therein); and

(d) all Liabilities arising out of, relating to, or otherwise in respect of, the Radiopharmacy Business or Purchased Assets in respect of the period from and after the Closing Date.

2.4 Excluded Liabilities. Buyer will not assume or be liable for any Excluded Liabilities. Seller will retain, be responsible for, perform, satisfy and discharge all Excluded Liabilities. “Excluded Liabilities” means all Liabilities of Seller other than the Assumed Liabilities, including all of the following Liabilities:

(a) all Indebtedness (except for the Liabilities expressly assumed by Buyer in respect of the instrument described on Schedule 3.6(b)(iv) as set forth in Section 2.3(b) above);

(b) all Intercompany Payables;

(c) all Liabilities arising out of, relating to, or otherwise in respect of, the Radiopharmacy Business or Purchased Assets in respect of the period before the Closing Date (other than as specified in Section 2.3);

(d) all Liabilities under the Assigned Real Property Leases, Assigned Contracts and Assigned Approvals in respect of the period before the Closing Date;

(e) except as otherwise contemplated by Sections 6.1(a)-(b) and 7.2(d), all Liabilities incurred as a result of any Legal Proceedings (regardless of when asserted or initiated) to the extent that such Legal Proceeding arises out of, or relates to, (A) the operation of the Radiopharmacy Business or the ownership of the Purchased Assets before the Closing Date or (B) Seller’s Retained Business;

(f) all Liabilities related to any Employee who does not become a Transferred Employee (other than Liabilities resulting from or arising out of Buyer’s breach of Section 6.5);

(g) the Liabilities in respect of Transferred Employees expressly retained by Seller or the Seller Benefit Plans pursuant to Section 6.5 (but subject to the reimbursement obligations of Buyer therein);

(h) all Liabilities in respect of Seller’s employment of each Transferred Employee for any period prior the time he or she becomes a Transferred Employee (other than accrued but unpaid vacation days), including in respect of salary, wages, incentive pay, retirement plan contributions, equity compensation (including, without limitation, with respect to any awards granted under the Lantheus MI Holdings, Inc. 2008 Equity Incentive Plan and the Lantheus MI Holdings, Inc. 2013 Equity Incentive Plan) and in respect of change of control, retention, severance or other similar payments arising solely as a result of the consummation of the transactions contemplated by this Agreement;

(i) all Taxes of Seller and its Affiliates for any period (other than those specified in Section 2.3(d)), including (x) all Taxes relating to the Excluded Assets or Excluded Liabilities for any period and (y) all Taxes relating to the Purchased Assets or the Assumed Liabilities for any taxable period prior to the Closing Time and, with respect to any taxable period beginning before and ending after the Closing Time, for the portion of such taxable period ending on the Closing Date, other than Buyer’s obligation to pay any Transfer Taxes to the Seller in addition to the Purchase Price as set forth in Section 8.2; and

(j) except as otherwise contemplated by Sections 6.1(a)-(b) and 7.2(d), arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of the Seller in connection with any of the foregoing; and

(k) all Liabilities arising out of, relating to, or otherwise in respect of, the Excluded Assets.

2.5 Non-Assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.5, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset or Assumed Liability would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver will not have been obtained prior to the Closing Date, then this Agreement will not be deemed to constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof (and for the sake of clarity, notwithstanding anything to the contrary in this Section 2.5, all such assets and Liabilities and obligations will be treated as Purchased Assets and Assumed Liabilities, respectively, for all other purposes of this Agreement); provided, however, that the Closing will occur notwithstanding the foregoing without any adjustment to the Purchase Price and without giving rise to any rights of indemnification under Article 7 in favor of any of the Buyer’s Indemnified Parties in respect of any breach of this Agreement to the extent that such breach was caused only by the failure to obtain such consent, authorization, approval or waiver (and Section 7.2(e) will apply in such situation); provided that, for further clarity, any breach resulting from Seller’s failure to disclose in the Schedules the requirement to obtain any such consent, authorization, approval or waiver or the Seller’s failure to comply with its covenants in this Section 2.5 and in Sections 6.2 and 6.3 with respect to such consent, authorization, approval or waiver, shall in each case remain subject to the rights of indemnification under Article 7 in favor of any of the Buyer’s Indemnified Parties. Following the Closing Date, Buyer will use commercially reasonable efforts to obtain any such required consent, authorization, approval or waiver, and Buyer and Seller will cooperate with each other to obtain consents from the third parties that are described in Schedule 6.3; provided, however, that neither Seller nor Buyer will be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller will then sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset or Assumed Liability to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable Transfer Taxes in connection with such sale, assignment, transfer, conveyance or license will be paid by Buyer in accordance with Section 8.2, except to the extent applicable Transfer Taxes were already paid by the Buyer at the Closing Time.

(b) To the extent that any Purchased Asset and/or Assumed Liability has not or cannot be transferred to Buyer on or following the Closing Date pursuant to this Section 2.5, Buyer and Seller will use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the Parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyer from and after the Closing Date and the performance by Buyer of its obligations with respect thereto (and for the sake of clarity, notwithstanding anything to the contrary in this Section 2.5, all such assets and Liabilities and obligations will be treated as Purchased Assets and Assumed Liabilities, respectively, for all other purposes of this Agreement). Subject to applicable Law, Buyer will, as agent or subcontractor for Seller pay, perform and discharge fully the Liabilities and obligations of Seller thereunder from and after the Closing Date (and for the sake of clarity, notwithstanding anything to the contrary in this Section 2.5, all such assets and Liabilities and obligations will be treated as Purchased Assets and Assumed Liabilities, respectively, for all other purposes of this Agreement). To the extent permitted under applicable Law, Seller will, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.5. Seller will be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 2.5 will not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval will be governed by Section 6.1(a)-(b).

ARTICLE 3

PAYMENT; CLOSING

3.1 Payment. Subject to any adjustment hereunder, the aggregate consideration for the Purchased Assets will be (a) an amount in cash equal to US$9,000,000 (the “Purchase Price”) payable at Closing by the Buyer to the Seller, plus (b) the assumption, at Closing by the Buyer, of the Assumed Liabilities, plus or minus (c) the Post-Closing Adjustment (collectively, the “Total Consideration”).

3.2 Purchase Price Adjustment.

(a) Post-Closing Adjustment.

(i) Within *** (***) days after the date on which Buyer receives a copy of the balance sheet of the Radiopharmacy Business as of the Closing Date prepared by Seller under the Transition Services Agreement, Buyer will prepare and deliver to Seller (A) a statement setting forth its calculation of Closing Working Capital, which statement will be prepared in accordance with the Applicable Accounting Principles and will be substantially in the form of Schedule 3.2(a)(i)(1) (the “Closing Working Capital Statement”), and (B) a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared using the Applicable Accounting Principles. For purposes of facilitating interpretation of this Section 3.2, Schedule 3.2(a)(i)(2) contains an illustrative Closing Working Capital Statement calculating Closing Working Capital as of the Reference Time in accordance with the Applicable Accounting Principles.

(ii) The “Post-Closing Adjustment” will be an amount equal to the Closing Working Capital, minus $*** (the “Target Working Capital”). If the Post-Closing Adjustment is a positive number, Buyer will pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller will pay to Buyer an amount equal to the absolute value of the Post-Closing Adjustment.

(b) Examination and Review.

(i) After receipt of the Closing Working Capital Statement, Seller will have *** (***) days from the date on which Buyer has provided to Seller all access and information reasonably requested for such purposes (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and its accountants will have full access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections.

(ii) On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, then the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement will be deemed to have been accepted by

Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller will negotiate in good faith to resolve such objections within *** (***) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, then the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, will be final and binding.

(c) Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”; and any amounts not so disputed, the “Undisputed Amounts”) will be submitted for resolution to Ernst & Young (as long as the individuals at such firm involved in resolving the dispute are independent of Buyer and Seller and their respective Affiliates) (the “Independent Accountant”) which, acting as experts and not arbitrators, will resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Independent Accountant will only decide the specific items under dispute by the Parties and its decision for each Disputed Amount must be in accordance with this Section 3.2 and the Applicable Accounting Principles and within the range of values assigned by Buyer and Seller to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(d) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant will be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer, respectively.

(e) Determination by Independent Accountant. The Independent Accountant will make a determination as soon as practicable within *** (***) days (or such other time as the Parties will agree in writing) after its engagement, and its resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment will be conclusive and binding upon the Parties.

(f) Payments of Post-Closing Adjustment. Except as otherwise provided in this Agreement, any payment of the Post-Closing Adjustment will (A) be due (x) within *** (***) Business Days of acceptance of the applicable Closing Working Capital Statement or, (y) if there are Disputed Amounts, then within *** (***) Business Days of the resolution thereof; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be.

(g) Adjustments for Tax Purposes. Any payments made pursuant to Section 3.2 will be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

3.3 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and those Assumed Liabilities that are due, owing and outstanding as of the Closing Time (plus other relevant items) will be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the final allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule will be prepared by Buyer and delivered to Seller within *** (***) days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer will negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within *** (***) days following the Closing Date, such dispute will be resolved by the Independent Accountant. The fees and expenses of such accounting firm will be borne equally by Seller and Buyer. Buyer and Seller will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 3.2 or Article 7 will be allocated in a manner consistent with the Allocation Schedule.

3.4 Payment Method. On the Closing Date, Buyer will pay the Purchase Price to, or on behalf of, Seller by wire transfer of immediately available funds denominated in U.S. dollars, into the accounts designated by Seller in writing not fewer than *** (***) Business Days before the Closing Date.

3.5 The Closing. The Transactions contemplated in this Agreement, including the execution of the Transaction Documents other than this Agreement (the “Closing”) will take place remotely on January 13, 2016 or any other date on which the Parties mutually agree (the “Closing Date”), it being understood that the Closing will be effective as of 00:01 a.m. on the Closing Date (the “Closing Time”). The Parties will cooperate in good faith to finalize and mutually agree on all Exhibits and Schedules to this Agreement (including the other Transaction Documents, and the exhibits and schedules to those other Transaction Documents). and the finalized forms thereof will be attached to this Agreement at Closing. Each Party has the right to terminate this Agreement without any liability at any time prior to Closing upon written notice to the other Party.

3.6 Closing Deliveries.

(a) Deliveries by Seller. At the Closing Date, Seller will deliver or cause to be delivered to Buyer the following:

(i) a certificate of compliance under the Canada Business Corporations Act;

(ii) a certificate duly executed by Secretary of Seller in substantially the form of Exhibit E attached;

(iii) (A) a duly executed Bill of Sale; (B) a duly executed General IP Assignment; (C) a duly executed Supply Agreement; and (D) a duly executed Transition Services Agreement;

(iv) fully executed employment agreements with each of the Key Employees, and all duly executed Offer Letters for delivery to Employees other than Key Employees;

(v) Seller’s Schedules;

(vi) the elections referred to in Section 8.3; and

(vii) instruments and documents necessary to release any and all Liens on the Purchased Assets (except the Permitted Liens).

(b) Deliveries by Buyer. At the Closing Date, Buyer will deliver to Seller the following:

(i) a certificate of compliance under the Canada Business Corporations Act;

(ii) a certificate duly executed by Secretary of Seller in substantially the form of Exhibit F attached;

(iii) (A) a duly executed Bill of Sale; (B) a duly executed Supply Agreement; and (C) a duly executed Transition Services Agreement;

(iv) evidence reasonably satisfactory to Seller that Buyer has assumed the Seller’s Liabilities, to the extent relating to the period from and after the Closing Date, in respect of the instrument described on Schedule 3.6(b)(iv);

(v) the elections referred to in Section 8.3; and

(vi) evidence of wire transfer(s) of the Purchase Price referred to in Section 3.1.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Schedules (such that a disclosure set forth in any section of the Schedules numbered to correspond with any section of the Agreement shall apply to that section only), Seller represents and warrants to Buyer as follows as of the Closing Date (or as of any other specifically referenced date):

4.1 Organization and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Seller has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have, or would not be reasonably expected to have, a Material Adverse Effect. The Seller does not own, directly or indirectly, any share or other equity, securities or ownership interest in any other corporation or in any other Person.

4.2 Due Authorization. Seller has the requisite corporate power and authority to execute and deliver the Transaction Documents and to consummate the Transactions. The execution, delivery and performance by Seller of the Transaction Documents and the consummation by Seller of the Transactions have been duly authorized by all necessary corporate action on the part of Seller, and no other corporate proceeding is necessary for the execution and delivery of the Transaction Documents by Seller, the performance by Seller of its obligations thereunder and the consummation by Seller of the Transactions. Each of the Transaction Documents has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other Laws of general applicability relating to or affecting the enforcement of creditor’s rights and general principles of equity.

4.3 No Violation; Consents.

(a) Except as set forth in Schedule 4.3(a), but without taking into account the provisions of Section 2.5, the execution, delivery and performance by Seller of the Transaction Documents do not and will not: (i) subject to Buyer’s satisfaction of its obligations under Sections 6.1(a)-(b) and 7.2(d), violate any material Law or Order applicable to Seller or any of its properties or assets (including the Purchased Assets); (ii) violate or conflict with, result in a breach of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, permit cancellation of, or result in the creation of any Lien upon any of Seller’s properties or assets (including the Purchased Assets) under, any material Contract to which Seller is a party or by which it or its properties and assets are bound (including the Assigned Contracts); or (iii) violate or conflict with any provision of Seller’s organizational documents.

(b) Except for the approvals, notices and consents of, and filings with, the Governmental Authorities or other Persons not a party to this Agreement set forth on Schedules 4.3(b), but without taking into account the provisions of Section 2.5, no consents, notices or approvals of, or filings or registrations by Seller with, any Governmental Authority or any other Person not a party to this Agreement are necessary in connection with the execution, delivery and performance of the Transaction Documents or the Transactions

4.4 Financial Statements. Schedule 4.4(a) sets forth unaudited financial statements of the Radiopharmacy Business consisting of (a) the balance sheets of the Radiopharmacy Business as at December 31, 2014 and December 31, 2015 and the related statements of income for the fiscal years ended December 31, 2013, December 31, 2014 and December 31, 2015 (collectively, the “Financial Statements”). The Financial Statements have been specially prepared for purposes of this Agreement from the books and records of Seller and using the Applicable Accounting Principles and (taking into account the Applicable Accounting Principles) fairly present, in all material respects, the financial position and results of operations of the Radiopharmacy Business as of the dates and for the periods presented. The Accounts Payable, Accrued Expenses, and Accrued Rebates (in each case, as of the Reference Time) are set forth and listed on Schedule 4.4(b), together with aging and past due reports thereon, and such listing and reports are true, complete and correct in all material respects.

4.5 Undisclosed Liabilities. Except as set forth in Schedule 4.5, Seller has no Liabilities of the type required to be reflected or reserved against on a balance sheet prepared in accordance with U.S. generally accepted accounting principles with respect to the Radiopharmacy Business, except (a) those which are adequately reflected or reserved against in the balance sheet for the year ended December 31, 2015 included in the Financial Statements, (b) for Excluded Liabilities, (c) for future executory obligations arising under any Assigned Contracts or Assigned Approvals and (d) those that have been incurred in the Ordinary Course of Business since December 31, 2015 and which are not, individually or in the aggregate, material in amount (except to the extent included in the calculation of Closing Working Capital).

4.6 Absence of Certain Changes. Except as expressly contemplated by this Agreement or as set forth in Schedule 4.6, since the Interim Reference Date and through immediately prior to the Closing Date, Seller has operated the Radiopharmacy Business in the Ordinary Course of Business in all material respects and there has not been, with respect to the Radiopharmacy Business, (i) any event, occurrence or development that has had a Material Adverse Effect, (ii) any sale, transfer or disposition of any properties or assets, or any grant of a license to Assigned Intellectual Property, in either case, outside of the Ordinary Course of Business, (iii) any purchase, lease or otherwise acquisition of the right to own, use or lease any property or assets or any capital expenditures or commitments for an amount in excess of $*** individually (in the case of a lease, per annum), or $*** in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of raw materials, inventory or supplies in the Ordinary Course of Business, (iv) any damage, destruction, property loss or other similar event (in each case, whether or not covered by insurance) involving $*** or more in damages, losses, replacement or repair costs, (v) any material change in accounting practices and policies, practices and procedures with respect to the manner of its billings, or the credit terms made available by it, to any of its customers, the collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, deferral of revenue and acceptance of customer deposits, (vi) any material change in the terms of employment or engagement or in compensation or other benefits payable or to become payable (or any acceleration of any compensation or benefit), in each case with respect to Employees or consultants of the Radiopharmacy Business, (vii) any hiring or termination of any Employees or consultants of the Radiopharmacy Business outside the Ordinary Course of Business, (viii) any material change to, or entering into or termination of, any Employee Benefit Plan, (ix) any material write-down of the value of its assets or any write-off as uncollectible of its Accounts Receivable or any portion thereof, in each case, in an amount in excess of $*** in the aggregate, (x) any acceleration, termination, material modification, material waiver of, or failure to perform any of its material obligations under any material Assigned Contract or Assigned Approval, (xi) any entering into of any new material Contract, (xii) any settlement or compromise of any material Legal Proceeding, or (xiii) any board authorization or legally binding agreement or commitment in respect of any of the foregoing.

4.7 Intellectual Property.

(a) Schedule 4.7 lists all registered Assigned Intellectual Property. Payments of all necessary registration, maintenance and renewal fees currently due in connection with such registered Assigned Intellectual Property have been made and all necessary documents, recordations and certifications in connection with such registered Assigned Intellectual Property have been filed with the relevant Governmental Authorities for the purpose of maintaining such registered Assigned Intellectual Property. There has been no claim asserted or, to the Seller’s Actual Knowledge, threatened, and there are no proceedings of any kind pending or in progress, challenging the scope, validity or enforceability of any such registered Assigned Intellectual Property.

(b) To Seller’s Knowledge: (i) the conduct of the Radiopharmacy Business as currently conducted, does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any material Assigned Intellectual Property. Notwithstanding anything to the contrary in this Agreement, this Section 4.7 constitutes the sole representation and warranty of the Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller of any Intellectual Property of any other Person.

(c) The Seller has taken commercially reasonable steps to protect its rights in that portion of its Confidential Information relating exclusively to the Radiopharmacy Business and any trade secret or confidential information of third parties used by the Seller in the conduct of the Radiopharmacy Business.

(d) All Assigned Intellectual Property developed by or for the Seller was done so by employees or contractors who have assigned all of their Intellectual Property rights therein to the Seller and have waived all non-assignable Intellectual Property rights.

(e) The Seller has a written privacy policy and procedures, a copy of which has been made available to Buyer.

(f) Any material information technology (including material computer hardware, software, websites, databases, networks, telecommunications equipment and facilities and other information or communication technology systems) included in the Purchased Assets and necessary to the conduct of the Radiopharmacy Business as it was conducted by Seller immediately prior to the Closing Date (i) operates and performs in all material respects as required to conduct the Radiopharmacy Business as it was conducted by Seller immediately prior to the Closing Date and (ii) has been subject to commercially reasonable standards intended to (A) protect against unauthorized use and (B) provide backup services, in the case of each of clause (A) and (B), in a manner intended to prevent material adverse interruptions of the conduct of the Radiopharmacy Business. Except as set forth on Schedule 4.7(f), the Radiopharmacy Business’ ownership of, or lease rights or licenses to such information technology will not be lost by virtue of the Transactions contemplated by this Agreement.

4.8 Litigation and Claims. There is no Legal Proceeding (whether in or outside the Territory) pending or, to Seller’s Knowledge, threatened in writing, against or affecting (i) Seller that would prohibit or materially hinder, delay or otherwise impair Seller’s ability to perform its obligations under the Transaction Documents, including the assignment of the Purchased Assets, that would affect the legality, validity or enforceability of the Transaction Documents, or that would prevent or materially delay the consummation of the Transactions, (ii) the Radiopharmacy Business or (iii) the Purchased Assets.

4.9 Good and Valid Title. Except as set forth on Schedule 4.9, Seller has the right to acquire and transfer to Buyer, good and valid title to the Purchased Assets, in each case free and clear of all Liens (other than Permitted Liens).

4.10 Assigned Contracts. Seller has provided Buyer with true, complete and unredacted copies of each Assigned Contract, including all amendments, supplements and modifications to each such Assigned Contract. All of the Assigned Contracts are the valid, binding obligations of Seller, enforceable by and against Seller in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other Laws of general applicability relating to or affecting the enforcement of creditor’s rights and general principles of equity. Neither Seller nor, to Seller’s Knowledge, any other party thereto is in material breach or default under any provision of any Assigned Contract.

4.11 Real Property. Seller owns no real property that is included in the Purchased Assets. Schedule 2.1(b) sets forth (a) all real property that is leased by Seller and primarily used in connection with the Radiopharmacy Business (collectively, the “Leased Real Property”) and (b) the Assigned Real Property Leases pertaining to the Leased Real Property. Seller has made available to Buyer true, complete, unredacted and correct copies of the Assigned Real Property Leases, including, without limitation, all modifications, extensions or amendments thereto.

4.12 Approvals; Compliance with Laws.

(a) Schedule 4.12(a) sets forth a true and complete list of all material Approvals held by Seller primarily relating to the Radiopharmacy Business (the “Scheduled Approvals”). Seller validly holds, possesses or has rights to, the Scheduled Approvals, and all Scheduled Approvals are in full force and effect in all material respects. The Scheduled Approvals constitute all material Approvals necessary and sufficient for the operation of the Radiopharmacy Business in the manner operated as of immediately prior to the Closing Date, including all Approvals necessary for the lawful manufacturing, distribution, storage, containment, disposal, transport, handling, sale or promotion, if and as applicable, of each of the products that are manufactured, distributed, compounded or sold by the Radiopharmacy Business. Since ***, Seller has been in compliance in all material respects with all of the terms and conditions of the Scheduled Approvals. Since ***, Seller has not received any formal or informal written notice of material noncompliance with any Scheduled Approvals or that any Governmental Authority is considering any Legal Proceeding to limit, revoke, suspend or modify any Scheduled Approval.

(b) Seller is, and since *** has been, in compliance, in all material respects with those Laws, including the Food And Drugs Act and the regulations of Health Canada promulgated thereunder, the Nuclear Safety and Control Act and the regulations of the CNSC promulgated thereunder, applicable to (x) the operation of the Radiopharmacy Business or (y) the Purchased Assets. Seller has not received since *** written notice of material noncompliance with any such Laws.

(c) Since ***, all material reports, documents, claims, permits, applications, accreditations and notices required by applicable Law to be filed, maintained or furnished to Health Canada, the CNSC or any Governmental Authority by the Seller with respect to the

Radiopharmacy Business have been so filed, maintained or furnished. All such reports, documents, claims, permits, applications, and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(d) Other than normal-course facility audits conducted by Governmental Authorities, the Radiopharmacy Business is not, to Seller’s Knowledge, the subject of any investigation by Health Canada, the CNSC or any other Governmental Authority regarding violations or alleged violations of Law. Since ***, the Seller has maintained in all material respects all material records as required by applicable Laws with respect to the manufacturing, compounding, distribution or sale of products in the conduct of the Radiopharmacy Business.

(e) Since ***, Seller has not received any written notice of material adverse finding, notice of violation, warning letter, or other correspondence or notice from Health Canada, the CNSC or any other Governmental Authority with respect to the Radiopharmacy Business.

(f) Since ***, the Seller has not received any written notice that Health Canada, the CNSC or any other Governmental Authority has commenced, or threatened to initiate, any action to cause the recall, market withdrawal or replacement of any product manufactured, compounded, distributed or sold or intended to be sold by the Radiopharmacy Business.

4.13 Environmental Laws.

(a) The Radiopharmacy Business and the Leased Real Properties are in compliance, in all material respects, with all Environmental Laws. There is no pending claim or, to the Seller’s Knowledge, threatened claims pursuant to any Environmental Laws with respect to any of the Leased Real Properties. In the last *** (***) years, the Seller has not been convicted of an offense for non-compliance with Environmental Laws, been fined or received a penalty for non-compliance with Environmental Laws or settled a lawsuit relating to non-compliance with Environmental Laws, in respect to the Radiopharmacy Business.

(b) The Seller has not received, in the last *** (***) years, any directive, inquiry, notice, Order, warning or other communication from any Governmental Authority or other Persons that relates to any offence or failure or any non-compliance real, alleged or potential in connection with any applicable Environmental Laws.

4.14 Employee Matters.

(a) Schedule 4.14(a) contains a true, correct and complete list of (i) all of the Employees, and in each case as of the Closing Date, specifying their position or title, annual salary, bonus and other compensation, hourly wages, date of hire, work location (i.e., province where services are performed), length of service, full or part time employment, equity compensation, employee benefits (including type of coverage under the Seller Benefit Plans), vacation entitlements, accrued and unused vacation days as of the Closing Date, any other annual paid time off entitlements in days and each employee’s accrued and unused days of such other paid time off, annual bonus and/or commission for *** and their status as active or inactive, and whether the listed Employee is subject to a written employment agreement; provided that, notwithstanding the foregoing, Schedule 4.14(a) will not contain any nominal information associated with any Quebec Employee; and (ii) all independent contractors who provided services to the Seller specifying the name of the independent contractor, type of services, length of time services have been provided, work location (i.e., province where services have been provided), and fees (including any commissions, royalties and bonuses) paid to such independent contractor for ***.

(b) Since ***, Seller has not received a written claim from any Governmental Authority to the effect that the Seller has improperly classified any Person providing services to the Radiopharmacy Business as an independent contractor and, to the Seller’s Knowledge, no such claim has been threatened in writing. The Seller has not made any written or verbal legally binding commitments to any Employee, former Employee, consultant or independent contractor of the Seller with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the Transactions. The Seller has delivered to the Buyer true, correct and complete copies of all Contracts with each Employee and each independent contractor.

(c) Seller is not a party to any collective bargaining Contract with a labor union or labor organization applicable to any Employee, nor is Seller under any current obligation to bargain with any bargaining agent on behalf of any such Employee. Seller is not the subject of any Legal Proceeding pertaining to the Employees asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization and, to Seller’s Knowledge, no such Legal Proceeding is pending or has been threatened in writing. No labor strike, dispute, walkout, work stoppage, slow-down or lockout involving any Employee has occurred since ***. Since ***, no labor union, labor organization, or group of Employees has made a written demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with any labor relations tribunal or authority by, or for the benefit of, any Employees. To Seller’s Knowledge, there are no labor union organizing activities occurring with respect to any Employee.

(d) Seller is in compliance in all material respects with all applicable Laws pertaining to labor, employment and employment practices to the extent they relate to the Employees.

(e) There are no outstanding material assessments, penalties, fines, liens, charges, surcharges or other amounts due or owing in respect of the Employees pursuant to any applicable workers’ compensation legislation, and the Seller has not been assessed or reassessed in any material respect under such legislation since *** and, to Seller’s Knowledge, no audit of the Seller is currently being performed pursuant to any applicable workers’ compensation legislation. Except as set forth on Schedule 4.14(e), there are no claims or pending claims which may materially adversely affect the accident cost experience in respect of the Radiopharmacy Business.

(f) Seller has provided to the Buyer all orders and inspection reports under applicable occupational health and safety legislation (“OHSA”) received by the Seller since *** pertaining to the Radiopharmacy Business. There are no charges pending under OHSA pertaining to the Radiopharmacy Business and the Seller has complied in all material respects with any orders issued under OHSA pertaining to the Radiopharmacy Business and there are no appeals of any orders under OHSA pertaining to the Radiopharmacy Business currently outstanding.

(g) There is no Legal Proceeding or pending Legal Proceeding by an Employee or an independent contractor of the Radiopharmacy Business under any Law against the Seller, or, to Seller’s Knowledge, threatened in writing against the Seller, by any Employee or independent contractor of the Radiopharmacy Business.

(h) Schedule 4.14(h) contains a true, correct and complete list of each Seller Benefit Plan. True, correct, current and complete copies of each Seller Benefit Plan or where oral, written summaries of the material terms thereof have been made available to Buyer.

(i) Except as set forth on Schedule 4.14(i), Seller has not announced or entered into any plan or binding commitment to (x) create or cause to exist any additional Seller Benefit Plan or improve any benefits thereunder, or (y) adopt, amend or terminate any Seller Benefit Plan.

(j) None of the Seller Benefit Plans provides for retiree or post-employment benefits.

4.15 Sufficiency of Assets and Rights. Except for the rights and assets set forth on Schedule 4.15(a), the Purchased Assets, together with the rights granted to Buyer under the Transaction Documents (including Section 2.5 and the Transition Services Agreement) and taking into account the Excluded Assets and Seller’s obligations under Section 6.13, are adequate and sufficient to operate the Radiopharmacy Business on the Closing Date in substantially the same manner as carried on by Seller as of immediately prior to the Closing Date. Except for the rights and assets set forth on Schedule 4.15(b), no Person other than the Seller owns any assets used by Seller in the Radiopharmacy Business immediately prior to the Closing Date that are material to conducting the Radiopharmacy Business on the Closing Date in substantially the same manner as carried on by Seller as of immediately prior to the Closing Date.

4.16 Tax Matters.

(a) The Seller is not a “non-resident” of Canada within the meaning of the Tax Act.

(b) The Seller is registered for GST/HST under Part IX of the ETA and for QST under the QSTA. The Seller’s GST/HST registration number is *** and QST registration number is ***.

(c) The Seller has timely paid in full all Taxes and all installments of Taxes due on or before the Closing Date (whether or not shown on any Tax Return), which, if unpaid, could result in a Lien upon any of the Purchased Assets.

(d) All assessments and reassessments received by the Seller in respect of Taxes have been paid. There are no assessments or reassessments of Taxes for the Seller that have been issued and are under dispute, which, if unpaid, could result in a Lien upon any of the Purchased Assets.

(e) Seller has withheld or collected, and will have at the Closing Time, withheld or collected any Taxes that are required by Law to be withheld or collected prior to the Closing Time and has timely paid or remitted, and will have at the Closing Time paid and remitted, on a timely basis, the full amount of any Taxes that have been withheld or collected and which are due on or before the Closing Time, to the applicable Governmental Authority.

4.17 Broker’s Fees. Seller has not incurred any Liability for any brokerage, finder’s or other fee or commission, in connection with the Transactions (other than such fees or commissions for which Seller is solely responsible).

4.18 Personal Property. All of the material tangible Purchased Assets (i) are in good operating condition and in state of good maintenance and repair, in each case, subject to normal wear and tear and taking into account their use, age and useful life and (ii) were acquired in the Ordinary Course of Business. Except as set forth on Schedule 4.18(a), all of the material tangible Purchased Assets are located at the Leased Real Property. Schedule 4.18(b) sets forth a true, correct and complete list and general description of each category of tangible Purchased Asset having a book value (for that category) as of the Reference Time of more than $***, indicating the purchase value and purchase date of each such category of tangible Purchased Asset, including the net book value for each category of such Purchased Assets as at the Reference Time. All material tangible Purchased Assets which are leased or financed are set forth on Schedule 4.18(c).

4.19 Inventory. The Seller has good and valid title to the Inventory included in the Purchased Assets, free and clear of all Liens (other than Permitted Liens). All Inventory included in the Purchased Assets (other than such Inventory having no material shelf life in the Ordinary Course of Business) is in good condition. A true, correct and complete list of the quantity of each item of Inventory as of the Reference Time is set forth on Schedule 4.19.

4.20 Accounts Receivable. To Seller’s Actual Knowledge, the debtors to which the Accounts Receivable of the Seller relate are not in or subject to a bankruptcy or insolvency proceeding. All Accounts Receivable represent monies due for goods sold and delivered or services rendered, in each case in the Ordinary Course of Business. Except as set forth on Schedule 4.20(a), to Seller’s Knowledge, there are no material disputes regarding the collectability of any such Accounts Receivable. The Accounts Receivable and Prepaid Expenses (in each case, as of the Reference Time) are set forth and listed on Schedule 4.20(b) together with, where applicable, aging and past due reports thereon (in each case, as of the Reference Time), and such listing and reports are true, complete and correct in all material respects.

4.21 Affiliate Matters. Except as set forth on Schedule 4.21, no (a) Affiliate of Seller or, (b) in each case to Seller’s Knowledge, any director or officer of Seller or its Affiliates, is a party to any (i) Assigned Contract, (ii) Assumed Liability that is due, owing and outstanding as of the Closing Time or (iii) lease of property (real, personal or mixed, tangible or intangible) included in the Purchased Assets.

4.22 Customer and Supplier Relations. Schedule 4.22(a) contains a true, correct and complete list of the names of (i) the customers of the Radiopharmacy Business who purchased in excess of $*** of the Seller’s products per calendar year, either in the calendar year of ***, (ii) any Person who supplied in excess of $*** of goods to the Radiopharmacy Business per calendar year, either in the calendar year of ***. Except as set forth on Schedule 4.22(b), no such customer or supplier since *** has affirmatively exercised a right by providing a written notice of cancellation or termination for any of the Assigned Contracts, and to Seller’s Actual Knowledge, no such customer or supplier since *** has made any bona fide threat (whether orally or in writing) to cancel or otherwise terminate any of the Assigned Contracts.

4.23 Disclaimer of Other Representations.

(A) NEITHER SELLER NOT ANY OF ITS REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO SELLER OR ANY OF ITS AFFILIATES OR THE BUSINESS OF SELLER OR ANY OF ITS AFFILIATES (INCLUDING THE RADIOPHARMACY BUSINESS OR PURCHASED ASSETS) OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4.

(B) Without limiting the generality of clause (a) above, except as expressly set forth in this Article 4, neither Seller nor any of its Representatives has made, and will not be deemed to have made, any representations or warranties in the materials relating to the business of Seller or its Affiliates (including the Radiopharmacy Business and Purchased Assets) made available to Buyer and its Representatives, including due diligence materials, or in any presentation of the business of Seller or its Affiliates by management of Seller or others in connection with the Transactions, and no statement contained in any of such materials or made in any such presentation will be deemed a representation or warranty under this Agreement or otherwise or deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the Transactions. Except as expressly set forth in this Article 4, it is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations are not and will not be deemed to be or to include representations or warranties of Seller, and are not and will not be deemed to be relied upon by Buyer in executing, delivering and performing any Transaction Documents and consummating the Transactions.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Schedules, Buyer represents and warrants to Seller as follows as of the Closing Date:

5.1 Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Buyer has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have, or would not be reasonably expected to have, a material adverse effect on Buyer’s ability to consummate the Transactions.

5.2 Due Authorization. Buyer has the requisite corporate power and authority to execute and deliver the Transaction Documents and to consummate the Transactions. The execution, delivery and performance by Buyer of the Transaction Documents and the consummation by Buyer of the Transactions have been duly authorized by all necessary corporate action on the part of Buyer, and no other corporate proceeding is necessary for the execution and delivery of the Transaction Documents by Buyer, the performance by Buyer of its obligations thereunder and the consummation by Buyer of the Transactions. Each of the Transaction Documents has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other Laws of general applicability relating to or affecting the enforcement of creditor’s rights and general principles of equity.

5.3 No Violation; Consents.

(a) The execution, delivery and performance by Buyer of the Transaction Documents do not and will not: (i) violate any material Law or Order applicable to Buyer or any of its properties or assets; (ii) violate or conflict with, result in a breach of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, permit cancellation of, or result in the creation of any Lien upon any of Buyer’s properties or assets including the Purchased Assets (other than any Lien imposed by Buyer’s lenders under its existing credit facilities, as may be amended from time to time) under, any material Contract to which Buyer is a party or by which it or its properties and assets are bound; or (iii) violate or conflict with any provision of Buyer’s organizational documents.

(b) Except for the approvals, notices and consents of, and filings with, the Governmental Authorities or other Persons not a party to this Agreement set forth on Schedule 5.3(b), no consents, notices or approvals of, or filings or registrations by Buyer with, any Governmental Authority or any other Person not a party to this Agreement are necessary in connection with the execution, delivery and performance of the Transaction Documents or the Transactions.

(c) Buyer is a “WTO investor” and is not a “state-owned enterprise” for purposes of the Investment Canada Act.

5.4 Litigation. There is no Legal Proceeding pending or, to Buyer’s knowledge, threatened in writing, against or affecting Buyer that would prohibit or materially hinder, delay or otherwise impair Buyer’s ability to perform its obligations under the Transaction Documents, including the assumption of the Assumed Liabilities, that would affect the legality, validity or enforceability of this Agreement or the Transaction Documents, or that would prevent or materially delay the consummation of the Transactions.

5.5 Financial Capability. Buyer has sufficient financial resources to pay the Purchase Price and any expenses incurred by Buyer in connection with the Transactions and consummate the Transactions. Buyer has provided Seller with true, complete and correct copy of all consents required by its lenders under its debt financing arrangements.

5.6 Solvency. Immediately after giving effect to the Transactions, Buyer will be solvent and will: (a) be able to pay its debts as they become due (including those arising under the Supply Agreement and Transition Services Agreement); (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the Transactions, Buyer has not incurred, nor currently plans to incur, debts beyond its ability to pay as they become absolute and matured.

5.7 Approvals. Buyer holds a Nuclear License in respect of its business that is currently valid, in full force and effect and in good standing. Buyer is in compliance in all material respects with all of the terms and conditions of its Nuclear License. Buyer has no reason to believe that the CNSC will not amend its existing Nuclear License as required to continue the conduct of the Radiopharmacy Business in substantially the same manner as conducted immediately prior to the Closing Date.

5.8 Tax Matters.

(a) The Buyer is not a “non-resident” of Canada within the meaning of the Tax Act.

(b) The Buyer is registered for GST/HST under Part IX of the ETA and for QST under the QSTA. The Buyer’s GST/HST registration number is *** and QST registration number is ***.

5.9 Broker’s Fees. Buyer has not incurred any Liability for any brokerage, finder’s or other fee or commission, in connection with the Transactions (other than such fees or commissions for which Buyer is solely responsible).

5.10 Inspection; No Other Representations. Buyer is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of assets such as the Purchased Assets as contemplated under this Agreement. Buyer acknowledges that, except as expressly set forth in Article 4, (a) neither Seller nor its Representatives makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer or (ii) any other information or documents made available to Buyer or its Representatives with respect to the Purchased Assets or Seller, its Affiliates and their respective businesses and (b) Buyer has not relied and will not rely upon any of the information described in subclauses (i) and (ii) of clause (a) above or any other information, representation or warranty except those representations and warranties set forth in Article 4 of this Agreement in executing, delivering and performing this Agreement and the Transactions.

ARTICLE 6

COVENANTS AND AGREEMENTS

6.1 Efforts. Upon the terms and subject to the conditions of this Agreement, each of the Parties will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and defend the Transactions. From the Execution Date through the Closing Date, Seller will operate the Radiopharmacy Business in the Ordinary Course of Business in all material respects. Not in limitation of the foregoing, and notwithstanding any limitation in the foregoing:

(a) If an application (not including, for greater certainty, mere investigations or inquiries) is initiated by the Commissioner under section 92 of the Competition Act seeking an Order from the Competition Tribunal that would rescind, dissolve or otherwise unwind any of the Transactions or any provision of any Transaction Document, in whole or in part, then in each such case, Buyer and its Affiliates and Subsidiaries will, prior to an Order being made by the Competition Tribunal, take any and all actions (at its and their own cost and expense) including by selling or divesting, or agreeing to sell or divest, assets (including any of the Purchased Assets) to a third party or modifying or terminating, or agreeing to modify or terminate, any existing commercial relationships (other than with Seller) or Contracts (other than any of the Transaction Documents) or entering into, or agreeing to enter into, supply agreements and/or agreements for the licensing of intellectual property, in each case, solely to the extent required to avoid an Order from the Competition Tribunal requiring rescission, dissolution or other unwinding of any of the Transactions in a manner that involves Seller or its Affiliates or adversely affects any of Seller’s rights under the Transaction Documents, or that would involve the put or other sale of any of the Purchased Assets or Assumed Liabilities back to Seller or its Affiliates; provided further that Buyer will, and will cause its Affiliates, to take any and all actions (at its and their own cost and expense) to have vacated, lifted, reversed, repealed or rescinded any Order from the Competition Tribunal requiring rescission, dissolution or other unwinding of any of the Transactions in a manner that involves Seller or its Affiliates or adversely affects any of Seller’s rights under the Transaction Documents, or that would involve the put or other sale of any of the Purchased Assets or Assumed Liabilities back to Seller or its Affiliates; provided further that Buyer will not consent to any agreement with the Commissioner (whether under Section 92 of the Competition Act or otherwise) that involves rescission, dissolution or unwinding of any of the Transactions, in whole or in part, or that involves the put or sale of any of the Purchased Assets or Assumed Liabilities back to Seller or its Affiliates or that adversely affects any of Seller’s rights under the Transaction Documents; and provided further that Buyer will not be required to take actions that, in the aggregate, would cause a material adverse effect on its combined business (including the Radiopharmacy Business). In addition, Buyer will provide Seller on a timely basis with a copy of all communications and correspondence with respect to the Transactions, including attachments and briefs, between (A) Buyer, its Affiliates and its advisors, on the one hand, and (B) the Commissioner of Competition, on the other.

(b) Buyer agrees, and will cause its Affiliates, to exercise reasonable best efforts to take any and all actions (at its and their own cost and expense) necessary to avoid, contest and defend against any dissolution, rescission or other unwinding or modification of the Transactions, in whole or in part, under the Investment Canada Act, and to have vacated, lifted, reversed, repealed or rescinded any Order for dissolution, rescission or other unwinding or modification of the Transactions that may be initiated, asserted or issued by any Governmental Authority with respect to the Transactions, under the Investment Canada Act, including by way of notice, requirement, referral, investigation, inquiry, Order or Legal Proceeding.

6.2 Maintenance of Assigned Approvals.

(a) Buyer’s Obligations.

(i) Until all Assigned Approvals have been transferred into the name of Buyer and Buyer has obtained all of its own Approvals necessary to own and operate the Radiopharmacy Business and Purchased Assets, as applicable, Buyer covenants to operate the Radiopharmacy Business in a manner (including with respect to personnel, equipment, facilities, processes, products, ingredients, manufacturing processes, manufacturing controls, tests or labels used in the operation of the Radiopharmacy Business) that does not, and reasonably would not, adversely affect its ability to have transferred into its name, or obtain for itself, any such Approvals.

(ii) Buyer will obtain, promptly on or after the Closing Date, all Approvals required by the Governmental Authorities to enable Buyer to conduct the Radiopharmacy Business and hold the Purchased Assets independently from Seller.

(iii) Subject to Seller’s obligations under Section 6.2(b), until such time as all Assigned Approvals have been transferred to Buyer, Buyer will be responsible for maintaining the Assigned Approvals (including payment of any fees) as if such Assigned Approvals have been transferred to Buyer on the Closing Date.

(iv) For the avoidance of doubt, following the date on which all of the Assigned Approvals are transferred, Buyer will be solely responsible for (i) determining the regulatory plans and strategies for the Radiopharmacy Business and the Purchased Assets, (ii) (either itself, through its Affiliates or through its authorized designee) seeking all consents, notices or approvals of, and making all filings or registrations with any Governmental Authority or any other Person not a party to this Agreement that are necessary in connection with the continuation of the Radiopharmacy Business and (iii) maintaining all of the Assigned Approvals.

(b) Seller’s Obligations.

(i) As soon as practicable on or after the Closing Date and in any event within one (1) week of the Closing Date, Buyer will make all applications, filings and notifications required (or, if deemed advisable by the Parties, requested by applicable Governmental Authorities) with applicable Governmental Authorities to cause the issuance of new, or the amendment of its existing, Approvals in the name of Buyer as required to enable Buyer to conduct the Radiopharmacy Business and hold the Purchased Assets independently from Seller. Buyer shall diligently pursue such transfers, issuances and amendments, including responding promptly to any requests from Governmental Authorities for further information or documents.

(ii) Until all Assigned Approvals have been transferred into the name of Buyer and Buyer has obtained all of its own Approvals necessary to own and operate the Radiopharmacy Business and Purchased Assets, as applicable:

(A) Seller will use its commercially reasonable efforts to maintain any Scheduled Approvals that have not been transferred to or otherwise obtained by Buyer;

(B) Seller will be free to continue to pursue those on-going variations and amendments to the Scheduled Approvals which are pending at the Closing Date or withdraw them, subject to the prior written approval of the Buyer (not to be unreasonably withheld, conditioned or delayed);

(C) Seller will not be required to initiate any additional variations or amendments to the Scheduled Approvals, except in the event they are indispensable for the continuation of the Radiopharmacy Business and only then upon Buyer’s written request; and

(D) Seller does not warrant that it will obtain approval of any variation or amendment that is sought and will not be responsible for any failure in this regard.

(iii) For the avoidance of doubt, Seller does not warrant the successful issuance, maintenance or renewal of any Approval (including any Assigned Approvals) on or after the Closing Date and Seller will not be responsible and will have no liability for any failure to obtain, maintain or renew any Approval (including any Assigned Approval) on or after the Closing Date, in each case, except if the Governmental Authority cancels any of Seller’s Approvals or refuses its renewal or issuance as a result of Seller’s failure to use commercially reasonable efforts to maintain any Scheduled Approvals that have not been transferred to or otherwise acquired by Buyer (or where Buyer has not obtained its own equivalent Approval) as a result of Seller’s gross negligence or willful misconduct.

(iv) Furthermore, Seller is not responsible for conducting any studies, including clinical and stability studies, concerning any Purchased Assets, which may be requested by a Governmental Authority on or after the Closing Date, regardless of whether the transfer of all Assigned Approvals has occurred or not.

(c) Costs and Expenses. From and after the Closing Date, Buyer or its Affiliates will bear all fees levied by the relevant Governmental Authorities or any other Persons and any other relevant out-of-pocket costs for: (i) the issuance, maintenance or renewal of all such Approvals (including the Assigned Approvals) and for the transfer of the Assigned Approvals to Buyer (or its Affiliates) on or after the Closing Date; and (ii) any variations and amendments made pursuant to Sections 6.2(b)(ii) and 6.2(b)(iii) above.

6.3 Consents. Seller and Buyer will use commercially reasonable efforts to give notices to, and obtain consents from, the third parties that are described in Schedule 6.3; provided, however, that Seller will not be obligated to pay any consideration therefor to any third party from whom consent is requested (it being understood that Buyer will be solely responsible for the payment of any such consideration, if any) and Seller will not be responsible for the actions or inactions of any third parties in the process of delivering notices or seeking consents to the Transactions or otherwise. Nothing in this Section 6.3 denigrates or otherwise affects the provisions of Section 2.5.

6.4 Bulk Sales Laws. Each of the Parties hereby waives on behalf of itself and its respective Affiliates compliance with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Purchased Assets to the Buyer, as applicable.

6.5 Employees and Employee Benefits.

(a) Buyer represents, warrants, covenants and agrees that it (or one of its designated Affiliates) has, on or immediately prior to the scheduled Closing Date, (i) offered in writing to employ, effective as of the Closing Date, all Employees (other than Quebec Employees and Key Employees) on terms and conditions that are, in respect of each such Employee, no less favorable in the aggregate than those in effect immediately prior to the Closing Date and set forth on Schedule 4.14(a) and (ii) continued to employ (and confirmed the same in writing) all Quebec Employees (other than Key Employees) on terms and conditions that are, in respect of each such Employee, no less favorable in the aggregate than those in effect immediately prior to the Closing Date and set forth on Schedule 4.14(a) (the writings described in clauses (i) and (ii), collectively, the “Offer Letters”). The Offer Letters are conditional on Closing. Employees who commence employment with the Buyer pursuant to this Section 6.5(a) will be referred to, collectively, as the “Transferred Employees.” Notwithstanding the foregoing, an Employee on Leave shall not become a Transferred Employee unless the Employee on Leave is capable to work and does return to work with the Buyer on or prior to the first anniversary of the Closing Date (the date on which the Employee on Leave becomes a Transferred Employee shall be referred to herein as the “Transfer Date”).

(b) Prior to the Closing Date, Buyer and each of the Key Employees shall have entered into an employment agreement on terms and conditions that are, in respect of the Key Employees, substantially similar in the aggregate than those in effect immediately prior to the Closing Date, to be effective and conditional on Closing.

(c) For all individuals who are employed by the Seller in the Radiopharmacy Business who are not Employees (the “Excluded Employees”), the Seller shall, prior to Closing,

either (i) transfer the employment of such Excluded Employee to the Retained Business or an Affiliate of the Seller, or (ii) terminate the employment of such Excluded Employee, and the Seller shall be solely responsible for all costs associated with such transfers and terminations. Seller agrees that it will be entirely responsible for, and pay, perform and discharge and fully satisfy all liabilities for severance pay, notice of termination of employment or pay in lieu of such notice, damages for wrongful or unjust dismissal and any obligations in connection therewith (statutory, contractual, or at civil or common law) or other employee benefits or claims made by (x) any Excluded Employee, and (y) any Employee who does not accept an Offer Letter and/or does not become a Transferred Employee (in the case of this clause (y), other than as a result of Buyer’s breach of this Section 6.5).

(d) Buyer will recognize the past service of Transferred Employees with Seller for all purposes required by Law, including any required notice of termination, termination or severance pay (contractual, statutory, at common-law or otherwise under applicable Law).

(e) Buyer will make the Key Employees reasonably available for consultation with Seller with respect to Seller allocating Individual Bonus Amounts. Seller shall pay the Individual Bonus Amounts to eligible Transferred Employees on or before *** and shall pay, withhold and/or remit all income tax, payroll tax and other similar amounts exigible on such cash bonus awards as required under applicable Law. Seller shall disclose the Individual Bonus Amounts to the Buyer at least five business days prior to such payment to eligible Transferred Employees.

(f) The Seller covenants and agrees that the only cash bonuses to which Transferred Employees will at Closing be entitled (regardless of whether or not the relevant cash bonuses are payable on the fulfillment of conditions that have not at the relevant time been satisfied and whether those bonuses become payable before or after Closing) shall be included in the Individual Bonus Amounts calculated by the Seller (provided that, for clarity, any annual bonus with respect to calendar year 2016 shall not be so included).

(g) Subject to Buyer’s reimbursement obligations below, Seller will retain all Liability for any compensation that accrues in the single payroll period beginning prior to, and ending after, the Closing Date. For this purpose, any such pay (including all income Tax, payroll Tax and other similar amounts exigible on such payroll payments as required under applicable Law) that relates to the period that begins before and ends after the Closing Date or Transfer Date, as applicable, will be pro-rated based on (i) the portion of the period that fell before the Closing Date or Transfer Date, as applicable, for which Seller will be responsible, and (ii) the period on and after the Closing Date or Transfer Date, as applicable, for which Buyer will be responsible. Seller will, prior to the payroll payment contemplated by this Section 6.5(g) is scheduled to be made, notify and provide Buyer with a schedule of payroll payments to be made by Seller to Transferred Employees (such schedule, the “Payroll Schedule”). Seller shall pay to the Transferred Employees the aggregate amount set out on the Payroll Schedule on the scheduled payroll date. Buyer will then reimburse the Seller for the pro-rata portion of the payments made to Transferred Employees that relates to the period beginning on the Closing Date or Transfer Date, as applicable, and ending on the last day of the payroll period to which the payroll payment relates, in accordance with the Payroll Schedule (including all income Tax, payroll Tax and other similar amounts exigible on such payroll payments as required under applicable Law). Seller shall pay, withhold and/or remit all income Tax, payroll Tax and other similar amounts exigible on such payroll payments as required under applicable Law.

(h) With respect to any Employee Benefit Plan maintained by Buyer or an Affiliate of Buyer (collectively, “Buyer Benefit Plans”) for the benefit of any Transferred Employee, Buyer will, or will cause its Affiliate to, recognize all past service of the Transferred Employees with Seller, as if such past service were with Buyer, only to the extent required by Law.

(i) The Seller Benefit Plans shall retain responsibility for and satisfy obligations with respect to all benefit claims incurred by Transferred Employees (and their eligible spouses, beneficiaries and dependents) under the Seller Benefit Plans prior to the Closing Date or Transfer Date, as applicable, and who, as of the Closing Date or Transfer Date, as applicable, are entitled to benefits under the Seller Benefit Plans, in each case, subject to and in accordance with the terms of the applicable Seller Benefit Plan and related insurance policies. For greater certainty, a Transferred Employee who incurred a claim in respect of short-term or long-term disability prior to the Closing Date or Transfer Date, as applicable, and who, as of the Closing Date or Transfer Date, as applicable, is entitled to benefits under the Seller’s short-term or long-term disability benefit plan, shall continue to be covered by and paid from the Seller Benefit Plans for the duration of such disability.

(j) Subject to Buyer’s reimbursement obligations in clause (l) below, the Seller Benefit Plans specified on Schedule 6.5(j) (the “Transition Period Benefit Plans”) shall retain responsibility for and satisfy obligations with respect to all benefit claims incurred by Transferred Employees prior to the Benefit Plans Transition Date (the “Covered Employees”) and their eligible spouses, beneficiaries and dependents, under the Transition Period Benefit Plans for the period commencing on and after the Closing Date and ending on *** (the “Benefit Plans Transition Date”), in each case, subject to and in accordance with the terms of the applicable Transition Period Benefit Plan, approval by the applicable Insurance Provider and the applicable insurance policies. For greater certainty, subject to Buyer’s reimbursement obligations in clause (l) below, a Covered Employee who incurred a claim under the Transition Period Benefit Plans in respect of short-term disability or long-term disability during the period commencing on the Closing Date and ending on the Benefit Plans Transition Date shall be entitled to benefits under the Seller’s short-term disability, long-term disability and life insurance plans for the duration of such disability.

(k) The Buyer shall be responsible under the Buyer Benefit Plans for any and all benefit claims incurred by the Covered Employees (and their eligible spouses, beneficiaries and dependents) on and after the Benefit Plans Transition Date.

(l) The Parties agree that the Transition Period Benefit Plans shall continue to provide benefit coverage for the Covered Employees during the period commencing on the Closing Date and ending on the Benefit Plans Transition Date, provided that the Buyer pays all related out-of-pocket costs and expenses incurred by Seller, including the proportion of monthly premiums required by the Seller’s benefits and insurance providers (the “Insurance Providers”) that relate to the benefits provided to the Transferred Employees during the Transition Period (including all income Tax, payroll Tax and other similar amounts exigible thereon as required under applicable Law). The Parties understand and agree that the Insurance Providers will provide the Buyer with monthly premium invoices that will reflect monthly changes in insured volumes and headcount of Transferred Employees and premium taxes.

(m) Notwithstanding the foregoing, any Quebec Employee who is on an approved leave of absence on the Benefit Plans Transition Date shall remain a participant in the Seller Benefit Plans that provide disability and life insurance benefits (as applicable) until such Quebec Employee returns to active employment with the Buyer, at which time he or she shall become a participant in the disability and life Buyer Benefit Plans (as applicable).

(n) For purposes of Section this 6.5, a claim for benefits will be deemed to have been incurred, whether or not reported:

(i) with respect to death or dismemberment, on the actual date of death or of dismemberment;

(ii) with respect to short-term and long-term disability, on the date the claimant became disabled as determined in accordance with the applicable plan;

(iii) with respect to all medical, dental or vision claims, on the date a service or supply giving rise to the claim under the applicable benefit plan is purchased or received by the claimant or his/her eligible dependent; and

(iv) where a claim includes more than one service or supply, the incurred date of the claim will be determined in accordance with the guidelines issued by the Canadian Life and Health Insurance Association (“CLHIA”) for such claims. Reimbursement will then be made by the applicable Employee Benefit Plan, based on the date on which the claim was incurred, and will be subject to the terms and conditions of the applicable plan.

(o) Buyer and Seller intend that the transactions contemplated by this Agreement will not constitute a separation, termination or severance of employment of any Transferred Employee who accepts an employment offer by Buyer that is consistent with the requirements of this Section 6.5, including for purposes of any Employee Benefit Plan that provides for separation, termination or severance benefits, and that each Transferred Employee will have continuous employment immediately before and immediately after the Closing Date.

(p) Subject to compliance with applicable Law, Seller and Buyer will reasonably cooperate in good faith, and Seller and the Buyer and their respective Affiliates will provide reasonable access to such information as is reasonably necessary or appropriate, to facilitate implementation of the provisions of this Section 6.5.

(q) This Section 6.5 will be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.5, express or implied, will confer upon any other Person (including any Employees) any rights or remedies of any nature whatsoever under or by reason of this Section 6.5. Nothing contained in this Agreement, express or implied, will be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 6.5 will not create any right in any Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

6.6 Further Assurances. Each of Buyer and Seller will, at the request of the other Party and at such other Party’s expense, promptly execute and deliver to such other Party all such further instruments, assignments, filings and other documents, and do all such things, as such other Party may reasonably request in connection with the carrying out and effectuating the Transaction Documents and the Transactions.

6.7 Retention of Books and Records and Information. Seller and Buyer agree that each will preserve and keep the records held by it relating to the Purchased Assets for a period of *** (***) years from the Closing Date, or any longer retention period prescribed by applicable Laws, and will make such records and personnel available to the other as may be reasonably required by such Party in connection with, among other things, any insurance claims by, legal or regulatory compliance requirements of, Legal Proceedings or Tax audits against, or Governmental Authority investigations of, Seller or Buyer or in order to enable Seller or Buyer to comply with their respective obligations under the Transaction Documents, provided, however, that all such records relating to Tax matters for any given year will be retained until the later of (i) the required retention period prescribed by any Tax law for such fiscal period, and (ii) the expiry of all Tax reassessment periods for such fiscal period.

6.8 Non-Compete and Non-Solicit.

(a) Seller and its Affiliates will be permitted to conduct the Retained Business without limitation, except as otherwise set forth in this Section 6.8. Neither Seller nor any of its Affiliates will, for a period commencing on the Closing Date and ending *** (the “Restricted Period”), directly or indirectly, individually, in partnership, jointly or in collaboration with any Person:

(i) open, own, acquire or operate (A) a radiopharmacy business in the Territory that prepares, sells or distributes (1) individual, patient-ready unit doses (including bulk unit doses and iodine-based products) of SPECT-based radiopharmaceuticals to healthcare providers that administer those unit doses to patients, or (2) subject to the exception in Section 6.8(a)(V) below, the specific third party SPECT-based cold kits set forth in Schedule 1.1(a), or (B) a business in the Territory that manufactures, or has manufactured by third parties, FDG or that prepares, sells or distributes FDG (the businesses described in clauses (A) and (B), a “Competing Business”) ,

(ii) teach, instruct or assist any Person to open, acquire, establish, operate, develop, reorganize or re-establish a Competing Business,

(iii) have an equity or profit interest in any Person that materially engages in any Competing Business (in each case, other than up to a one percent interest in a publicly traded company engaging in a Competing Business),

(iv) lend money to any Person that materially engages in any Competing Business, or

(v) participate in, be awarded Contracts pursuant to, or otherwise perform Contracts awarded pursuant to, any customer supply contract tender process that, throughout the duration of that tender process, only seeks bids for unit doses (including bulk unit doses and iodine-based products) of SPECT-based radiopharmaceuticals or FDG.

For the avoidance of doubt, nothing in this Agreement prohibits or restricts Seller or its Affiliates from:

(I)	offering to sell, selling or distributing to any Person (including any Person conducting a Competing Business, but excluding any Buyer Customer solely to the extent provided in clause (b) below) any bulk Products (as defined in the Supply Agreement) or any other competing, bulk SPECT-based radiopharmaceuticals manufactured, sold or distributed by or for Seller or any of its Affiliates (collectively, “Bulk SPECT Products”);

(II)	teaching, instructing or assisting any Person (including any Buyer Customer or any Person conducting a Competing Business) in actually preparing or administering unit doses from Bulk SPECT Products or from any PET-based radiopharmaceuticals (other than FDG) or non-radiopharmaceutical products manufactured, sold or distributed by or for Seller or any of its Affiliates (with respect to Bulk SPECT Products, in accordance with the package inserts included with such products, but only to the extent arising out of specific customer inquiries relating to actually preparing or administering unit doses of such products, and excluding teaching, instructing or assisting any Person in conducting or operating a Competing Business generally);

(III)	manufacturing or having manufactured by any Person (including any Buyer Customer or Person conducting a Competing Business) any PET-based radiopharmaceuticals (other than FDG) or non-radiopharmaceutical products;

(IV)	offering to sell, selling or distributing to any Person (including any Buyer Customer or Person conducting a Competing Business) any PET-based radiopharmaceuticals (other than FDG) or non-radiopharmaceutical products manufactured, sold or distributed by or for Seller or any of its Affiliates; or

(V)	offering to sell, selling or distributing the specific third party SPECT-based cold kits set forth in Schedule 1.1(a) to

(1) Bulk SPECT Product customers in accordance with its obligations under any of its customer contracts that existed as of the Closing Date in accordance with their respective terms and conditions (including the pricing and pricing adjustment provisions, volume and volume adjustment provisions, contract term and renewal options in favor of the customer, in the case of each of the provisions described in this parenthetical, as those provisions exist as of the Closing Date) for the term of those contracts (including any renewal terms exercised by the applicable customers, in each case, pursuant to the renewal provisions existing as of the Closing Date), or (2) any other Persons that are not Buyer Customers.

(b) During the period commencing on the Closing Date and ending on *** (the “Non-Solicitation Period”), Seller and its Affiliates will not actively solicit any SPECT unit dose (including bulk unit dose) customers of the Radiopharmacy Business or of the Buyer’s radiopharmacy business, in each case, in the Territory as of the Closing Date (collectively, “Buyer Customers”) to purchase from Seller or any of its Affiliates any Bulk SPECT Products or FDG; provided, however, that:

(A)	Seller and its Affiliates will be permitted to sell and distribute any Bulk SPECT Products to (i) Buyer Customers that initiate discussions with Seller without Seller’s active solicitation, (ii) Buyer Customers that are also Bulk SPECT Product customers of Seller only for purposes of supplying Bulk SPECT Products for weekend or overnight use at current levels; provided, however, Seller and its Affiliates may sell additional volumes requested by such Buyer Customers without Seller’s active solicitation and (iii) any other Person that is not a Buyer Customer, including any Person conducting a Competing Business (and Seller may actively solicit such Persons);

(B)	Seller agrees that it shall give reasonably prompt written notice to Buyer (to the extent it is not restricted under applicable Laws or obligations of confidentiality) if any of the following events occur from time to time: (i) any Person solicits help from Seller to, or expressly indicates its intent to Seller to, engage in a Competing Business or (ii) if any Buyer Customer increases its volumes of purchases of Bulk SPECT Products from the Retained Business by more than $*** in any calendar quarter; and

(C)

for clarity, responding to, participating in, being awarded one or more Contracts pursuant to, and otherwise performing Contracts awarded pursuant to, any customer supply contract tender process that seeks bids for bulk radiopharmaceuticals (including Generators, as defined in the Supply Agreement) does not constitute active solicitation for purposes of this Section 6.8. However, during the Non-Solicitation Period, Seller and its Affiliates shall not ***.

(c) During the Non-Solicitation Period, neither Buyer nor any of its Affiliates will sell any Bulk SPECT Products manufactured, sold or distributed by or for any Person to any customers of the Seller’s Retained Business as of the Closing Date.

(d) The Parties agree that the foregoing restrictive covenants are an integral part of this Agreement and those covenants are granted to maintain or preserve the fair market value of the Purchased Assets acquired by Buyer under this Agreement, on the one hand, and the Retained Business of Seller, on the other hand. The Parties further acknowledge and confirm that no amount of the Purchase Price is received or receivable by any Party for granting any of its covenants contained in this Agreement.

6.9 Non-Solicitation and No Hire. During the Restricted Period, Seller will not, directly or indirectly, (a) solicit for employment or hire any person who is an Employee immediately prior to the Closing Date and who becomes a Transferred Employee or (b) induce or attempt to influence any such person to terminate his or her employment with Buyer; provided that the foregoing will not apply to the solicitation or hiring of any Person (i) via general solicitations not targeted at such employees or (ii) who is terminated from his or her employment with Buyer or who otherwise is no longer, and for the prior *** (***) months has not been, employed by Buyer.

6.10 Investment Canada Act. Buyer will complete and file a notice of the Transactions following the Closing Date and in the form and within the time period prescribed by Section 12 of the Investment Canada Act.

6.11 Certain Intellectual Property Matters.

(a) Seller hereby grants an exclusive in the Territory, fully paid and assignable license to use solely in the Territory in the conduct of Buyer’s radiopharmacy business (including the Radiopharmacy Business) the Intellectual Property (including all standard operating procedures, trade secrets and know-how) that is owned by the Seller at the Closing Time solely to the extent it is (i) protected, created or arising under the Laws of the Territory, (ii) is actually used in the conduct of the Radiopharmacy Business as of the Closing Date, (iii) used primarily for purposes of conducting the Radiopharmacy Business or the other radiopharmacy businesses of the Seller and its Affiliates in Australia and Puerto Rico, and (iv) except with respect to Gludef®, it relates only to radiopharmacy preparation of patient-ready unit doses of radiopharmaceuticals to healthcare providers (for administration to patients by those healthcare providers) and is not otherwise Intellectual Property used to make or prepare, have made or prepared or otherwise used in any proprietary radiopharmaceutical of Seller. Seller (and its assignees) will keep all such Intellectual Property confidential and will not disclose such Intellectual Property to any third parties (other than assignees thereof).

(b) Buyer will upon Closing cease using the “Lantheus” name (and all derivations thereof) and any related Marks and revise marketing, labeling and other literature to

(a) delete references thereto and (b) all references to Seller or any of its Affiliate’s customer service addresses or telephone numbers; provided that, for up to *** (***) months after the Closing Date, Buyer may continue to distribute product literature and labeling and use customer interfaces that use any such names, Marks, addresses or telephone numbers to the extent existing on the Closing Date and, in respect of tangible property, included in Inventory.

6.12 Accounts Receivable. From and after the Closing Time, (a) if the Seller or its Affiliates receive or collect any Accounts Receivable, the Seller or such Affiliate, as applicable, will remit any such amounts to Buyer, for the first three months after the Closing Date, on a weekly basis, and thereafter, on a monthly basis, and (b) if the Buyer or its Affiliates receive or collect any amounts in respect of Excluded Assets, the Buyer or such Affiliate, as applicable, will remit any such amounts to Seller, for the first three months after the Closing Date, on a weekly basis, and thereafter, on a monthly basis; provided that, for the sake of convenience, the Parties may with mutual consent net such amounts against each other.

6.13 Transition Matters. Buyer will develop and implement a transition for the Radiopharmacy Business from the services specified in the Transition Services Agreement to a standalone basis as soon as reasonably practicable after Closing (and, in any event, no later than *** (***) days after the Closing Date, unless explicitly specified otherwise in the Transition Services Agreement) and in a manner that is otherwise consistent with the terms and conditions of the Transition Services Agreement. Each of the Parties agrees that it will reasonably cooperate with the other Party in good faith in implementing that transition in a timely manner in accordance with the terms of this Section 6.13 and the Transition Services Agreement. Each of the Parties will make available to the other Party all data (including, for greater certainty, all personnel files) and other information as may be reasonably required by such Party in connection with any legal or regulatory compliance requirements. As soon as practical after Closing (and, in any event, no later than the applicable date specified on Schedule 6.13), Seller shall deliver or cause to be delivered to Buyer all Records included in the Purchased Assets, and Seller will reasonably cooperate with Buyer to provide to Buyer such Records as Buyer may reasonably request to be provided on an expedited basis as set forth Schedule 6.13. The Seller covenants that ***. Not in limitation of any of the foregoing, by no later than ***, Buyer will reasonably cooperate with Seller and provide to Seller, at Buyer’s expense, all data from the Radiopharmacy Business (including data on dosimetry and inventory of sealed and unsealed sources for the 2015 calendar year) that Seller requests in writing in order for Seller to complete and submit its annual compliance report to CNSC in a timely manner.

6.14 Collaborator Meetings. Within *** (***) days following the Closing Date, Seller shall arrange for Buyer and its Representatives to meet with, at a mutually convenient time, representatives of customers specified on Schedule 6.14 having relevant decision-making authority.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification by Seller. Subject to all of the limitations set forth in this Article 7, from and after Closing, Seller agrees to indemnify, defend and hold Buyer, its

Affiliates and each of their respective directors, officers, employees, agents, attorneys, representatives, successors and permitted assigns (Buyer and such Persons are collectively hereinafter referred to as “Buyer’s Indemnified Persons”), harmless from and against any and all loss, liability, damage or deficiency, including interest, penalties, reasonable costs of preparation and investigation, and reasonable attorneys’ fees and disbursements (individually a “Loss,” and collectively, “Losses”) that Buyer’s Indemnified Persons may suffer, sustain, incur or become subject to, to the extent arising out of or due to: (a) any inaccuracy, misrepresentation or breach of any representation or warranty made or given by the Seller in Article 4 of this Agreement as of the Closing Date (or any other date specified in such representation or warranty); (b) from and after Closing, the breach of any covenant, undertaking, agreement or other obligation of Seller under this Agreement; (c) any Excluded Asset or Excluded Liability (excluding, for such purposes, all assets and liabilities intended to be transferred or assumed as contemplated in Section 2.5); (d) in respect of any Employee who is not a Transferred Employee (except if Buyer breached its obligations in Section 6.5 with respect to such Employee); (e) the application of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction in Canada by creditors of Seller’s Retained Business with respect to the purchase and sale of the Purchased Assets pursuant to this Agreement (for the sake of clarity, in each case, except to the extent the Loss arises from any failure of Buyer to fully satisfy the Assumed Liabilities); or (f) any failure by Seller to comply with section 6 of the Retail Sales Tax Act (Ontario) or any comparable Laws of any other jurisdiction in Canada in respect of the purchase and sale of the Purchased Assets pursuant to this Agreement.

7.2 Indemnification by Buyer. Subject to all of the limitations set forth in this Article 7, from and after Closing (except with respect to clause (d), which shall apply from and after the Execution Date), Buyer agrees to indemnify, defend and hold Seller, its Affiliates and each of their respective directors, officers, employees, controlling Persons, agents, attorneys, representatives, successors and permitted assigns (Seller and such Persons are hereinafter collectively referred to as “Seller’s Indemnified Persons”), harmless from and against any and all Losses that Seller’s Indemnified Persons may, suffer, sustain, incur or become subject to, to the extent arising out of, or due to: (a) any inaccuracy, misrepresentation or breach of any representation or warranty made or given by the Seller in Article 5 of this Agreement as of the Closing Date (or any other date specified in such representation or warranty); (b) from and after Closing, the breach of any covenant, undertaking, agreement or other obligation of Buyer under this Agreement; (c) any Purchased Asset or Assumed Liability (including, for such purposes, all assets and Liabilities intended to be transferred or assumed as contemplated in Section 2.5), or Transferred Employee; (d) any matters (whether before or after the Closing Date) arising from or relating to the application or enforcement of, or claims brought under, antitrust/competition Laws or the Investment Canada Act (including the matters contemplated by Sections 6.1(a) and (b)), including the costs of defending the Transactions, costs associated with any Legal Proceeding (including investigations and inquiries, whether formal or informal), or Losses that Seller’s Indemnified Persons may suffer or incur arising in connection with any related Order; (e) Seller’s or Buyer’s performance of its respective obligations under Section 2.5 or under any Contract treated as an Assigned Contract pursuant to Section 2.5 or the sale, assignment, transfer, conveyance and delivery of any of the Assigned Contracts (including any treated as Assigned Contracts pursuant to Section 2.5) to the extent that any consent, authorization, approval or waiver described in Section 2.5 with respect to the applicable Assigned Contract has not been obtained at Closing (except to the extent Seller has breached its obligations to disclose in the

Schedules the requirement to obtain any such consent, authorization, approval or waiver and Seller incurs actual economic harm as a result of not obtaining consent under that applicable Assigned Contract or the Seller has failed to comply with its covenants in Section 2.5, 6.2 or 6.3 with respect to such consent, authorization, approval or waiver); or (f) any of the Agreements specified in Schedule 7.2(f), in each case only to the extent such Losses relate to the period from and after the Closing Date.

7.3 Survival of Representations and Warranties; Limitations.

(a) The representations and warranties of the Parties contained in this Agreement will survive the Closing Date and will remain in full force and effect thereafter for a period of *** (***) months and will be effective with respect to any claimed breach of the representations and warranties timely made pursuant to Section 7.4, after which period the representations and warranties of the Parties contained in this Agreement will terminate and be of no further force or effect. Notwithstanding the foregoing, the representations and warranties set forth in Section 4.1 (Organization and Corporate Power), Section 4.2 (Due Authorization), Section 4.3(a)(iii) (No Violation; Consents), Section 4.9 (Good and Valid Title), Section 4.16 (Tax Matters), Section 4.17 (Broker’s Fees), Section 5.1 (Organization and Corporate Power), Section 5.2 (Due Authorization), 5.3(a)(iii) (No Violation; Consents) and Section 5.8 (Broker’s Fees) will survive indefinitely (collectively, the “Fundamental Representations”); provided that Section 4.16 (Tax Matters) will survive only until the applicable statute of limitations has run.

(b) Notwithstanding anything to the contrary in this Agreement, no Indemnified Person will be entitled to any recovery from an Indemnifying Party with respect to any breach of such representations and warranties unless and until the amount of such Losses suffered, sustained or incurred by the asserting Party, or to which such Party becomes subject, by reason of such breach, will exceed One Hundred and Ten Thousand U.S. Dollars (US$110,000) calculated on a cumulative basis and not a per item basis (the “Basket Amount”) and, in such event, the indemnifying party will be required to pay the full amount of such Losses including the Basket Amount. In no event will either Party be liable to the other Party under this Agreement in an aggregate amount in excess of Three Million Dollars ($3,000,000), or in the case of a breach of Section 6.8 by the Seller or its Affiliates, Four Million Five Hundred Thousand Dollars ($4,500,000) (in each case, the “Cap”), except that the Basket Amount and the Cap will not be applicable to (i) any breach of any Fundamental Representations, (ii) Losses indemnifiable under any of Sections 7.1(b)-(f) or 7.2(b)-(f) or (iii) Losses based on fraud of the Indemnifying Party; provided that, except in the case of Losses based on fraud of the Indemnifying Party, in no event will either Party be liable to the other Party under this Agreement in an aggregate amount in excess of Nine Million Dollars ($9,000,000). For purposes of determining the amount of any Losses under this Article 7, each representation and warranty will be read without reference to any materiality or Material Adverse Effect qualification contained therein (but for the avoidance of doubt, a materiality or a Material Adverse Effect qualification will be used for determining whether a breach occurred and for determining whether a material item was explicitly required to be listed or disclosed in a Schedule).

(c) Seller will not be required to indemnify any Buyer’s Indemnified Persons, and Buyer will not be required to indemnify any Seller’s Indemnified Persons, to the extent of any Losses that any court of competent jurisdiction will have determined by final judgment to have resulted from the bad faith, fraud, gross negligence or willful misconduct of any of the Buyer’s Indemnified Persons or Seller’s Indemnified Persons, respectively.

(d) Notwithstanding anything to the contrary in this Agreement, no breach of any representation, warranty, covenant or agreement contained in this Agreement will give rise to any right on the part of Party or any Indemnified Person, after the consummation of the Transactions, to rescind this Agreement or any of the Transactions.

(e) Any liability for indemnification under this Article 7 will be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(f) Notwithstanding any other provision in this Agreement, neither Seller nor Buyer will in any event be liable to the other Party or any of the other Party’s Indemnified Persons on account of any indemnity obligation set forth in this Article 7 for any special, incidental, treble or punitive damages, in each case, unless such Losses are paid pursuant to a third party claim.

7.4 Indemnification Procedure.

(a) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice issued in accordance with Section 10.3 to the Party from whom indemnification is sought. The failure by any Indemnified Person so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person with respect to any such claim, except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure, it being understood that notices in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty. In the event the Indemnifying Party does not notify the Indemnified Person within *** (***) days following its receipt of such Notice of Claim that the Indemnifying Party disputes its liability to the Indemnified Person under this Article 7 or the amount thereof, the claim specified by the Indemnified Person in such notice will be conclusively deemed a Loss of the Indemnifying Party under this Article 7, and the Indemnifying Party will pay the amount of the Losses relating to such claim to the Indemnified Person on demand or, in the case of any notice in which the amount of Losses related to such the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as reasonably practicable, such Indemnified Person and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, arbitration or otherwise) and, within *** (***) Business Days following the final determination of the merits and amount of the Losses related to such claim, where applicable, the Indemnifying Party will pay to the Indemnified Person immediately available funds in an amount equal to the Losses related to such claim as determined hereunder.

(b) In the event that any Legal Proceeding is instituted, or that any claim is asserted, by any third party in respect of which payment may be sought under Article 7 (regardless of the limitations set forth in Section 7.3) (an “Indemnification Claim”), the

Indemnified Person will promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge that is covered by this indemnity to be forwarded to the Party against whom indemnification is sought (the “Indemnifying Party”). The failure of the Indemnified Person to give reasonably prompt notice of any Indemnification Claim will not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto, except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure. The Indemnifying Party will have the right, at its sole option and expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise deal with, any Indemnification Claim that relates to any Losses indemnified by it under this Agreement. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim that relates to any Losses indemnified by it under this Agreement, it will, within thirty (30) days (or sooner, if the nature of the Indemnification Claim so requires), notify the Indemnified Person of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with, any Indemnification Claim that relates to any Losses indemnified by it under this Agreement, the Indemnified Person may defend against, negotiate, settle or otherwise deal with, such Indemnification Claim. If the Indemnifying Party assumes the defense of any Indemnification Claim, the Indemnified Person may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such Indemnified Person will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate, (ii) in the reasonable opinion of counsel to the Indemnified Person, a conflict or potential conflict exists between the Indemnified Person and the Indemnifying Party that would make such separate representation advisable or (iii) the Indemnifying Person fails to prosecute such defense actively and diligently; and provided, further, that the Indemnifying Party will not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Persons in connection with any Indemnification Claim. The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 7.4 to the contrary, neither the Indemnifying Party nor any Indemnified Person will, without the written consent of the other Party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment. If the Indemnifying Party makes any payment on any Indemnification Claim, the Indemnifying Party will be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Persons to any insurance benefits or other claims of the Indemnified Person with respect to such Indemnification Claim for payment thereof.

(c) After any final decision, judgment or award will have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement will have been consummated, or the Indemnified Persons and the Indemnifying Party will have arrived at a mutually binding agreement with respect to an Indemnification Claim under this Agreement, the Indemnified Persons will forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.

7.5 Character of Payments. To the extent permitted by applicable Law, the Parties agree that any indemnification payments (and/or payments or adjustments) made with respect to this Agreement will be treated for all Tax purposes as an adjustment to the Purchase Price.

7.6 Calculation of Losses. The amount of any Losses for which indemnification is provided under this Article 7 will be net of any amounts actually recovered by the Indemnified Person under insurance policies with respect to such Losses (net of any Tax or expenses incurred in connection with such recovery). Each Indemnified Person will take, and will cause its Affiliates to take, all commercially reasonable efforts to mitigate and otherwise minimize the Losses to the maximum extent reasonably possible upon, and after becoming aware of, any event which would reasonably be expected to give rise to any Losses. Each Indemnified Person will use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Losses to the same extent that such Indemnified Person would if such Loss were not subject to indemnification under this Agreement.

7.7 Tax Benefits. The obligation of indemnification will be reduced to the extent the Indemnified Person is entitled to any Tax benefits, including the reduction of any income Tax by reason of the Losses being claimed as a deduction or reduction of the income Tax payable after taking into account any Tax consequences arising as a result of the receipt of the indemnification payment.

7.8 Minimize Tax. If an indemnity payment would otherwise be included in the Indemnified Person’s income, the Indemnified Person covenants and agrees to make all such elections and take such actions as are available, acting reasonably, to minimize or eliminate Taxes with respect to the indemnity payment.

7.9 Appeal. In addition to the right provided to the Indemnifying Party to participate in or assume control of the defense of a third party claim as provided in this Article 7, the Indemnified Person will not permit any right of appeal in respect of any third party claim to terminate without giving the Indemnifying Party notice thereof and an opportunity to contest such third party claim.

Disclosure. The Indemnified Party will not be entitled to indemnification in respect of any Loss to the extent that this Agreement or the Schedules set forth an exception to the representation or warranty which gave rise to the claim is made in this Agreement or in the Schedules. A disclosure set forth in any section of the Schedules numbered to correspond with any section of the Agreement shall apply to that section only.

7.11 Provisions. The amount of Losses will be reduced by any allowance, provision or reserve in respect of and to the extent the matter giving rise to such claim was included in the Closing Working Capital Statement.

7.12 Exclusive Remedy. From and after the Closing, the sole and exclusive remedies for (a) any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty in this Agreement will be indemnification in accordance with this Article 7, or (b) any breach, or alleged breach, of any covenant or agreement in this Agreement (other than the covenants set forth in Sections 6.1(a)-(b), 6.8 and 6.9 and Article 8) will be indemnification in accordance with this Article 7 and specific performance, injunction or other equitable relief; provided, however, that no Party will be deemed to have waived any rights, claims, causes of action or remedies if and to the extent that (i) such rights, claims, causes of action or remedies may not legally be waived under applicable Law or (ii) such Party proves the other Party’s fraud.

7.13 Right of Set-Off. Except as provided in Section 6.12, the Parties expressly agree that Buyer will perform its obligations under this Agreement without setoff, deduction, recoupment or withholding of any kind for amounts owed or payable by Seller, whether under any of the Transaction Documents, applicable Law or otherwise and whether relating to Seller’s breach, insolvency or otherwise, in each case, unless such amounts owed or payable are definitively resolved in Buyer’s favor by mutual written agreement or by a final and binding Order or arbitration decision. Without limiting the foregoing, the Buyer shall be entitled to deduct and set off from any amounts due and owing to the Seller under the Transaction Documents any amounts owed by the Seller to the Buyer pursuant to Article 7 hereof that have been definitively resolved by mutual written agreement or by a final and binding Order or arbitration decision.

ARTICLE 8

TAX MATTERS

8.1 Cooperation on Tax Matters.

(a) Notwithstanding anything in Section 6.7 to the contrary, Seller and Buyer agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information (including access to Records) relating to the Radiopharmacy Business, the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit, or the prosecution or defense of any claim relating to any proposed Tax adjustment; provided that in no event will any Party be required to provide any Tax Returns to the other Party. Buyer and Seller will keep all such information and documents received by them confidential in accordance with Article 9.

(b) Notwithstanding anything in this Agreement to the contrary, Buyer and Seller will reasonably cooperate with each other in the conduct of any audit or other proceedings relating to the Radiopharmacy Business and the Purchased Assets or the Assumed Liabilities.

8.2 Transfer Taxes.

(a) All GST/HST, QST sales, use and similar transfer Taxes, including but not limited to any value added, gross receipts, stamp duty and personal or intangible property transfer Taxes and other such Taxes and any conveyance fees or recording charges due by reason of the transfer of the Radiopharmacy Business, Purchased Assets, including but not limited to any interest or penalties in respect thereof (the “Transfer Taxes”) will be paid by Buyer in addition to the Purchase Price. If Seller is required by Law or by administration thereof to collect any applicable Transfer Taxes from Buyer, Buyer will pay such Transfer Taxes to Seller concurrently with the payment of any consideration payable pursuant to this Agreement, unless Buyer qualifies for an exemption from any such applicable Transfer Taxes, in which case Buyer will, in lieu of payment of such applicable Transfer Taxes to Seller, deliver to Seller such certificates, elections or other documentation as may be required by Law or administration thereof to substantiate and effect the exemption claimed by Buyer.

(b) In the event an amount payable by either Party to the other pursuant to this Agreement is not consideration for a taxable supply pursuant to the ETA and/or the QSTA but rather is deemed to include an amount of GST/HST and/or QST in accordance with section 182 of the ETA and/or section 318 of the QSTA, such amount will be increased to take into consideration the GST/HST and/or QST deemed to be included in the payment, such that the net amount received by the recipient, after remittance of such GST/HST and/or QST to the appropriate Governmental Authority, is equal to the amount that would have been received by the recipient if no GST/HST and/or QST were deemed to be included.

8.3 Tax Elections.

(a) If applicable, Buyer and Seller will jointly execute the elections provided for in subsection 167(1) of the ETA and section 75 of the QSTA to have subsection 167(1.1) of the ETA and section 75.1 of the QSTA apply so that no GST/HST or QST will be payable by reason of the sale of the Purchased Assets. Buyer will file such elections in the manner and within the time prescribed by the ETA and the QSTA. Buyer will, at all times, indemnify and hold harmless Seller, its directors, officers, and employees against and in respect of any and all amounts, including interest and penalties, assessed by a Governmental Authority as a consequence of such Governmental Authority determining, for any reason, that an election contemplated in this Section 8.3 is inapplicable, invalid, or not properly made, as well as all legal and professional fees incurred by Seller, its directors, officers, and employees as a consequence of, or in relation to, any such assessment. This indemnity will survive and continue in full force and effect until 60 days after the expiration of the period during which any Tax assessment may be issued by a Governmental Authority in respect of such particular liability for Taxes.

(b) Buyer and Seller will, if applicable, jointly execute and file an election under subsection 20(24) of the Tax Act in the manner required by subsection 20(25) of the Tax Act and under the equivalent or corresponding provisions of any other applicable provincial or territorial statute, in the prescribed forms and within the time period permitted under the Tax Act and under any other applicable provincial or territorial statute, as to such amount paid by Buyer to Seller for assuming future obligations. In this regard, Buyer and Seller acknowledge that a portion of the Purchased Assets transferred by Seller pursuant to this Agreement and having a value equal to the amount elected under subsection 20(24) of the Tax Act and the equivalent provisions of any applicable provincial or territorial statute, is being transferred by Seller as a payment for the assumption of such future obligations by Buyer.

(c) Buyer and Seller will each execute and file a joint election under section 22 of the Tax Act and the corresponding provisions of any applicable provincial taxing statute or regulation, within the prescribed time periods, in respect of the accounts receivable to which such election may apply and will designate in such election an amount equal to the portion of the Purchase Price allocated to such accounts receivable as the consideration of and by Buyer therefor.

ARTICLE 9

CONFIDENTIALITY

9.1 Confidential Information.

(a) Each of the Parties (the “Receiving Party”) acknowledges its possession of Confidential Information (as defined below) of the other Party (the “Disclosing Party”). From and after the Closing Date, the Receiving Party will not, and will cause its Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate the Confidential Information of the Disclosing Party to any third Person other than the Receiving Party’s Representatives. The Receiving Party and its Representatives will use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Confidential Information as the Receiving Party and such Representatives, respectively, currently uses for its own Confidential Information of a like nature, but in no event less than a commercially reasonable standard of care. “Confidential Information” of the Disclosing Party means any confidential or proprietary information, data, material or documents, including information, data, material or documents that, (a) with respect to the Buyer as the Disclosing Party, primarily pertains to the Radiopharmacy Business, the Purchased Assets and/or the Assumed Liabilities, (b) with respect to Seller as the Disclosing Party, pertains to the Excluded Assets and/or the Excluded Liabilities and/or Retained Business and/or financial information of the Seller or, (c) with respect to either Party as the Disclosing Party, pertains to the Transaction Documents and/or the Transactions and/or otherwise disclosed under the Transaction Documents, in each case, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by the Receiving Party or its Representatives that contain or otherwise reflect such information, data, material or documents.

(b) Notwithstanding the foregoing, “Confidential Information” does not include, and there will be no obligation under this Agreement with respect to, information, data, material or documents that (i) are or become generally available to the public, other than as a result of a disclosure by the Receiving Party or its Representatives in breach of this Agreement, (ii) was available to the Receiving Party or its Representatives on a non-confidential basis prior to disclosure by the Disclosing Party or its Representatives, (iii) becomes available to the Receiving Party or its Representatives on a non-confidential basis from a Person who, to the Receiving Party’s or such Representative’s knowledge, is not bound by a confidentiality agreement with the Disclosing Party or (iv) was or is independently developed by the Receiving Party or its Representatives without use of the Confidential Information of the Disclosing Party.

(c) For the sake of clarity, nothing in this Agreement will impose any obligation on Seller as the Receiving Party and its Representatives with respect to their disclosure for Seller’s own legitimate business or other purposes of information, data, material or documents that pertains (but does not exclusively pertain) to the Radiopharmacy Business, the Purchased Assets or the Assumed Liabilities.

9.2 Disclosure Required by Law. If the Receiving Party or any of its Representatives is required by any Governmental Authority (whether by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or pursuant to applicable Law to disclose or provide any Confidential Information, the Receiving Party and its Representatives will use commercially reasonable efforts to provide (if not prohibited by such applicable Law or Governmental Authority) the Disclosing Party with written notice of such request or demand as promptly as practicable under the circumstances so that the Disclosing Party will have an opportunity to seek an appropriate protective Order. The Receiving Party agrees to take, and cause its Representatives to take, at the Disclosing Party’s expense, all other commercially reasonable steps necessary to obtain confidential treatment. Subject to the foregoing, the Receiving Party and its Representatives may thereafter disclose or provide any such Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or such Governmental Authority.

9.3 Publicity. Neither Party will issue any publication, press release or other public announcement relating to the Transaction Documents or the Transactions without the other Party’s prior written consent, unless such disclosure is required by Law (in which case, the Party required to make such disclosure will, in addition to complying with Section 9.2 and subject to any restrictions of applicable Law, give reasonable advance notice of any such legally required disclosure to the other Party, and such other Party may provide any comments on the proposed disclosure, and such disclosing Party will use its good faith efforts to consider any reasonable comments that such other Party may have with respect thereto). The Parties will reasonably cooperate, each at its own expense, in such disclosure, filing or registration, including such confidential treatment request, and will execute all documents reasonably required in connection therewith.

9.4 Permitted Disclosure. Notwithstanding anything to the contrary in this Article 9, the approval by the other Party will be unnecessary if such disclosure is necessary, as in the reasonable opinion of the Disclosing Party’s counsel, in order to implement the provisions of this Agreement.

9.5 Duration of Confidentiality Obligations. This Article 9 will survive for a period of *** (***) years following the Closing Date.

ARTICLE 10

MISCELLANEOUS

10.1 Expenses. Except as specifically provided in this Agreement, Seller and Buyer will each pay its own expenses (including the fees and expenses of their respective agents, representatives, counsel and accountants) incidental to the preparation, negotiation, and consummation of the Transaction Documents and the Transactions.

10.2 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the Parties will be entitled to specific performance of the terms of this Agreement (without having to post any bond or prove actual damages), in addition to any other remedy to which they are entitled at law or in equity.

10.3 Notices. Any notice, request, demand or other communication given by any Party under this Agreement will be in writing, may be given by a Party or its legal counsel, and will be deemed to be duly given upon actual receipt or refusal if (i) personally delivered, or (ii) delivered by an internationally recognized express courier service which provides evidence of delivery, or (iii) transmitted by registered or certified mail, postage prepaid, return receipt requested, addressed to the Party to whom directed at that Party’s address as it appears below or another address of which that Party has given notice. Notices of address change will be effective only upon receipt notwithstanding the provisions of the foregoing sentence.

If to Seller, to:

Lantheus Medical Imaging, Inc.

331 Treble Cove Road

North Billerica, MA 01862

Attn:  Michael Duffy, General Counsel and Senior Vice President, Strategy and Business Development

If to Buyer, to:

Isologic Innovative Radiopharmaceuticals Ltd.

c/o DW Healthcare Partners

66 Wellington St. W., Suite 4030

Toronto, Ontario, Canada

M5K 1J5

Attn:  Sameer Mathur

provided, however, that if any Party will have designated a different address by notice to the other Party, then to the last address so designated.

10.4 Successors and Assigns; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement or any part thereof, may not be assigned, in whole or in part, without the prior written consent of the other Party, which consent may be withheld in the sole discretion of the other Party; provided, however, that either Party may assign this Agreement without the consent of the other Party (a) in whole or in part to any Affiliate of such Party, it being agreed that no such assignment to a Party’s Affiliate will release the assigning Party from its obligations under this Agreement and provided that the assigning Party will give prior written notice of any such assignment to the other Party, (b) in connection with the transfer and sale of all or substantially all of the assets or business lines to which this Agreement relates of such Party or any of its Affiliates, it being agreed that no such assignment will release the assigning Party from its obligations under this Agreement, or (c) in the case of the Buyer, in whole or in part to it lenders (as collateral security) under the Buyer’s current or proposed credit facilities, it being agreed that no such assignment will release the Buyer from its obligations under this Agreement. In the event of any assignment under this Agreement, the assignee will enter into a joinder agreement pursuant to which it will be subject to the terms, conditions and covenants of this Agreement, and will be deemed to be “Buyer” or “Seller,” as applicable, in the same capacity as the transferring Party.

10.5 Entire Agreement; Modification. The Transaction Documents supersede all prior Contracts between the Parties relating to the subject matter of the Transaction Documents, including any term sheets (in each case, other than any confidential disclosure agreements previously entered into among the Parties), and the Transaction Documents are the entire and complete statement of the terms of the agreement between the Parties with respect to such subject matter. This Agreement may be amended, modified or supplemented only in a writing signed by Seller and Buyer.

10.6 Waivers. The failure of a Party to this Agreement at any time or times to require performance of any provision of this Agreement will in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement will be effective unless in writing, and no waiver in any one or more instances will be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

10.7 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

10.8 Currency. Except as expressly provided in this Agreement, all references to currency contained in this Agreement are to lawful money of United States of America.

10.9 Governing Law. Subject to Section 10.11, any controversy, dispute or claim arising under or out of, or in connection with, or otherwise related to this Agreement (including the existence, validity, interpretation or breach of this Agreement and any claim based on contract, tort or statute) (each, a “Dispute”) will be exclusively interpreted in accordance with, and governed by, the Laws of the State of New York, without regard to the conflicts of law rules thereof.

10.10 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) Subject to Section 10.11, the Parties by this Agreement irrevocably and unconditionally submit to the exclusive jurisdiction of any federal or state court located within the Borough of Manhattan of the City, County and State of New York over any disputes, controversies or claims arising from, relating to, or in connection with, this Agreement or any of the Transactions, and each Party by this Agreement irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto will be heard and determined in such courts. The Parties by this Agreement irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties by this Agreement consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 10.3.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

10.11 Arbitration. Any Dispute will be exclusively resolved by binding arbitration, which arbitration will be commenced by sending a written notice to the other Party demanding arbitration of that Dispute (the “Demand”). In that event, the Dispute will be finally resolved by arbitration in accordance with the United States Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association. The place of the arbitration will be New York, New York. The arbitration will be conducted in the English language before a panel of three arbitrators. Each Party will name one arbitrator, and the two so named will name the third arbitrator, who will act as chairperson. If the two party arbitrators cannot agree on a third arbitrator within *** (***) days after the Demand, the third arbitrator will be selected by the American Arbitration Association. The arbitrators will promptly meet, fix the time, date and place of the hearing (as specified in Section 10.10) and notify the Parties. The arbitration will be conducted within ninety (90) days after receipt of any Demand. The panel of arbitrators will promptly transmit an executed copy of its decision to the Parties. The decision of the arbitrators will be final, binding and conclusive upon the Parties. Judgment on the award rendered by the arbitrators may be entered in any court specified in Section 10.10 having jurisdiction thereof. Each Party retains the right to seek from a court specified in Section 10.10 any interim or provisional relief that may be necessary to protect the rights or property of that Party pending the establishment of the arbitrators’ determination of the merits of the controversy, and any such action will not be deemed incompatible with this Agreement to arbitrate or a waiver of the right to arbitration. The obligations of the Parties under this Section 10.11 are specifically enforceable and will survive any termination of this Agreement. All awards are subject to Sections 7.3, 7.6, 7.7, 7.8 and 7.12; provided that the arbitrators may award to the party prevailing in the arbitration its reasonable out-of-pocket costs, including the reasonable fees and expenses of the arbitrators and legal counsel incurred in the arbitration proceedings, or the arbitrators may award the costs on a distributive basis that apportions costs on an issue-by-issue basis and based on the inverse proportion that any amount actually contested but not awarded to Indemnifying Party or the Indemnified Person bears to the aggregate amount actually contested by Indemnifying Party and Indemnified Person, respectively.

10.12 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition and unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 No Third Party Beneficiaries. Neither this Agreement nor any provision of this Agreement is intended to confer upon any Person (other than the Parties to this Agreement and the Indemnified Persons, which are third party beneficiaries entitled to enforce the provisions of Article 7 as if an original party to this Agreement) any rights or remedies under this Agreement.

10.14 No Recourse Against Nonparty Affiliates. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as Parties (“Contracting Parties”). No Person who is not a Contracting Party, including without limitation any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), will have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

10.15 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, and such counterparts will together constitute one and the same instrument. A facsimile or other electronic transmission of an executed counterpart signature page will be deemed an original.

10.17 Incorporation of Schedules and Exhibits. The schedules and exhibits to this Agreement are incorporated into this Agreement and will be deemed a part of this Agreement as if set forth in this Agreement in full. References in this Agreement to “this Agreement” and the words “in this Agreement,” “of this Agreement” and words of similar import refer to this Agreement (including its schedules and exhibits as an entirety). In the event of any conflict between the provisions of this Agreement and any such exhibit, the provisions of this Agreement will control.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the Parties to this Agreement have executed this Agreement on the day and year first above written.

SELLER:

LANTHEUS MI CANADA, INC.

By:	/s/ Mary Anne Heino
	Name:	Mary Anne Heino
	Title:	President and Chief Executive Officer

BUYER:

ISOLOGIC INNOVATIVE RADIOPHARMACEUTICALS LTD.

By:	/s/ Sameer Mathur
	Name:	Sameer Mathur
	Title:	Director

Exhibit A to

Amended and Restated Purchase Agreement

FORM OF BILL OF SALE

(Canadian Radiopharmacies)

January 13, 2016

effective at 00:01 a.m.

This BILL OF SALE is made by and between (i) Lantheus MI Canada, Inc., a Canadian corporation (“Seller”), on the one hand, and (ii) Isologic Innovative Radiopharmaceuticals Ltd., a Canadian corporation (“Buyer”), on the other hand, as of the date first written above (this “Bill of Sale”).

Buyer and Seller also may be referred to in this Bill of Sale each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS the Seller and Buyer entered into an asset purchase agreement as of the date hereof (the “Asset Purchase Agreement”) pursuant to which, among other things, the Buyer agreed to purchase and the Seller agreed to sell certain assets used in the operation of the Radiopharmacy Business;

WHEREAS the Parties wish to confirm the closing of the transaction contemplating the purchase of the Purchased Assets, the whole as provided for in the Asset Purchase Agreement;

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each Party), les Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions. Unless otherwise defined in this Bill of Sale, the capitalized words and expressions used herein shall have the meaning given thereto in the Asset Purchase Bill of Sale.

1.2 Articles, Sections and Headings. The division of this Bill of Sale into Articles, Sections and Schedules and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Bill of Sale. The terms “hereof”, “hereunder”, “herein” and similar expressions refer to this Bill of Sale and not to any particular Article, Section, Schedule or other portion hereof. References herein to Articles, Sections or Schedules are to Articles, Sections and Schedules of this Bill of Sale unless otherwise expressly stated herein.

1.3 Extended Meaning. In this Bill of Sale, words importing the singular number also include the plural and vice versa and words importing any gender include all genders. The term “including” means “including, without limiting the generality of the foregoing”.

1.4 Schedules. Schedule 2.1 attached hereto shall be deemed to form a part hereof.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale of Purchased Assets. In accordance with and subject to the terms and conditions set forth in the Asset Purchase Agreement, the Seller hereby sells, transfers and conveys to the Buyer, which accepts, effective on January 12, 2016 at 00:01 a.m. (the “Closing Date”), all of the rights and titles to and interests in the Purchased Assets held by the Seller.

As for the Accounts Receivable, the Seller agrees to immediately sign, at the Buyer’s request, a notice to the debtors of the Accounts Receivable in a form substantially similar to Schedule 2.1.

ARTICLE 3

OBLIGATIONS

3.1 Assumed Liabilities. In accordance with the terms and conditions of the Asset Purchase Agreement, the Buyer hereby assumes the Assumed Liabilities on behalf and to the entire exoneration of the Seller, effective as of the Closing Date.

ARTICLE 4

GENERAL PROVISIONS

4.1 Precedence. This Bill of Sale is entered into in accordance with the Asset Purchase Agreement, and it shall not operate to amend the Asset Purchase Agreement or derogate therefrom. Should a provision of this Bill of Sale be incompatible with the provisions of the Asset Purchase Bill of Sale, the provisions of the Asset Purchase Agreement shall take precedence over this Bill of Sale.

4.2 Further Assurances. Each of the Parties hereto shall from time to time execute and deliver all such further documents and instruments and do all acts and things as another Party may, after the Closing Date, reasonably require to give effect to this Bill of Sale or better evidence or perfect the full intent and meaning of this Bill of Sale.

4.3 Successors, Assigns and Assignments. This Bill of Sale will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Bill of Sale or any part thereof, may not be assigned, in whole or in part, without the prior written consent of the other Party, which consent may be withheld in the sole discretion of the other Party; provided, however, that either Party may assign this Bill of Sale without the consent of the other Party (a) in whole or in part to any Affiliate of such Party, it being agreed that no such assignment to a Party’s Affiliate will release the assigning Party from its obligations under this Bill of Sale and provided that the assigning Party will give prior written notice of any such assignment to the other Party, or (b) in connection with the transfer and sale of all or substantially all of the assets or business lines to which this Bill of Sale relates of such Party or any of its Affiliates, it being agreed that no such assignment will release the assigning Party from its obligations under this Bill of Sale. In the event of any assignment under this Bill of Sale, the assignee will enter into a joinder agreement pursuant to which it will be subject to the terms, conditions and covenants of this Bill of Sale, and will be deemed to be “Buyer” or “Seller,” as applicable, in the same capacity as the transferring Party.

4.4 Entire Agreement; Modifications. This Bill of Sale, the Asset Purchase Agreement and the Transaction Documents supersede all prior Contracts between the Parties relating to the subject matter of the Transaction Documents, including any term sheets (in each case, other than any confidential disclosure agreements previously entered into among the Parties), and the Transaction Documents are the entire and complete statement of the terms of the agreement between the Parties with respect to such subject matter. This Bill of Sale may be amended, modified or supplemented only in a writing signed by Seller and Buyer.

4.5 Amendments and Waivers. The failure of a Party to this Bill of Sale at any time or times to require performance of any provision of this Bill of Sale will in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Bill of Sale will be effective unless in writing, and no waiver in any one or more instances will be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

4.6 Section and Other Headings. The section and other headings contained in this Bill of Sale are for reference purposes only and will not in any way affect the meaning or interpretation of this Bill of Sale.

4.7 Notices. Any demand, notice or other communication to be given in connection with this Bill of Sale shall be sent in writing and will be given and formulated in keeping with Section 10.3 of the Asset Purchase Agreement, mutatis mutandis, that applies to this Bill of Sale.

4.8 Governing Law. Subject to Section 4.10, any controversy, dispute or claim arising under or out of, or in connection with, or otherwise related to this Bill of Sale (including the existence, validity, interpretation or breach of this Bill of Sale and any claim based on contract, tort or statute) (each, a “Dispute”) will be exclusively interpreted in accordance with, and governed by, the Laws of the State of New York, without regard to the conflicts of law rules thereof.

4.9 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) Subject to Section 4.10, the Parties by this Bill of Sale irrevocably and unconditionally submit to the exclusive jurisdiction of any federal or state court located within the Borough of Manhattan of the City, County and State of New York over any disputes, controversies or claims arising from, relating to, or in connection with, this Bill of Sale, and each

Party by this Bill of Sale irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto will be heard and determined in such courts. The Parties by this Bill of Sale irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties by this Bill of Sale consents to process being served by any party to this Bill of Sale in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 4.10.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS BILL OF SALE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS BILL OF SALE, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS BILL OF SALE CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS BILL OF SALE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION (c).

4.10 Arbitration. Any Dispute will be exclusively resolved by binding arbitration, pursuant to Section 10.11 of the Asset Purchase Agreement.

4.11 Severability. Any provision of this Bill of Sale which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Bill of Sale, and any such prohibition and unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

4.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Bill of Sale. In the event an ambiguity or question of intent or interpretation arises, this Bill of Sale will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Bill of Sale.

4.13 Counterparts. This Bill of Sale may be executed in two or more counterparts, each of which will be deemed to be an original, and such counterparts will together constitute one and the same instrument. A facsimile or other electronic transmission of an executed counterpart signature page will be deemed an original.

4.14 Incorporation of Schedules and Exhibits. The schedules and exhibits to this Bill of Sale are incorporated into this Bill of Sale and will be deemed a part of this Bill of Sale as if set forth in this Bill of Sale in full. References in this Bill of Sale to “this Bill of Sale” and the words “in this Bill of Sale”, “of this Bill of Sale” and words of similar import refer to this Bill of Sale (including its schedules and exhibits as an entirety). In the event of any conflict between the provisions of this Bill of Sale and any such exhibit, the provisions of this Bill of Sale will control.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the Parties to this Bill of Sale have executed this Bill of Sale on the day and year first above written.

SELLER:

LANTHEUS MI CANADA, INC.

By:

	Name:	Cyrille Villeneuve
	Title:	Vice President, International

BUYER:

ISOLOGIC INNOVATIVE RADIOPHARMACEUTICALS LTD.

By:

	Name:	Sameer Mathur
	Title:	Director

SCHEDULE 2.1

NOTICE OF TRANSFER TO CLIENT ACCOUNTS

Exhibit B to

Amended and Restated Purchase Agreement

TRADE-MARK

ASSIGNMENT

WHEREAS Lantheus MI Canada, Inc., the full post office address of whose principal office or place of business is 1111 Dr. Frederik-Philips Boulevard, suite 100, Montreal, Quebec, H4M 2X6 (the “Assignor”), is the owner of the entire right, title and interest in and to the trade-mark identified in Schedule A attached hereto (the “Mark”), as well as the goodwill associated with and symbolised by the Mark;

WHEREAS Isologic Innovative Radiopharmaceuticals Ltd., the full post office address of whose principal office or place of business is 1855, 32e Avenue, Lachine, Montreal, Quebec, H8T 3J1 (the “Assignee”) is desirous of obtaining the entire right, title and interest in and to the Mark, as well as the goodwill associated with and symbolised by the Mark;

NOW, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns and transfers to said Assignee, its successors, assigns and legal representatives, the entire right, title and interest in and to the Mark, including the goodwill associated with and symbolised by the Mark, together with the right to registration, the applications for registration and registrations set out in Schedule A attached hereto and all rights of action accrued under and by virtue thereof, including the right to sue and recover for past infringement of the Mark and any rights of opposition accrued to the Assignor and any of its predecessors in title (the “Assignment”);

AND the Assignor agrees to execute all such documents and do all such acts, at the costs of the Assignee, as may be necessary to give effect to this Assignment and the recordal thereof;

AND the Assignor declares that any prior use of the Mark by it or by any of its predecessors in title enures to the exclusive benefit of the Assignee.

[SIGNATURE PAGE FOLLOWS]

EXECUTED this      day of January, 2016.

The Assignor:	Lantheus MI Canada, Inc.

By:
		Name:	Cyrille Villeneuve
		Title:	Vice President, International

The Assignee:	Isologic Innovative Radiopharmaceuticals Ltd.

By:
		Name:	Sameer Mathur
		Title:	Director

Exhibit B to

Amended and Restated Purchase Agreement

SCHEDULE A

CANADA

Exhibit C to

Amended and Restated Purchase Agreement

FORM OF SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”) is made by and between Lantheus MI Canada, Inc., a Canadian corporation (“LMIC”), and Isologic Innovative Radiopharmaceuticals, Ltd., a Canadian corporation (“Isologic”), as of January 13, 2016 (the “Effective Date”).

Each of LMIC and Isologic are referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement are defined in Article 1.

In consideration of the mutual covenants and agreements contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows.

ARTICLE 1

DEFINITIONS

1.1.	Defined Terms. As used in this Agreement, the following terms will have the following meanings:

(a)	“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing, (i) none of Avista Capital Partners, its associated companies and entities, their respective successors and assigns or their respective direct and indirect investments (other than Lantheus Holdings, Inc. and its direct and indirect subsidiaries) will be deemed to be Affiliates of LMIC, and (ii) none of DW Healthcare Partners, its associated companies and entities, their respective successors and assigns or their respective direct and indirect investments (other than Isologic and its direct and indirect subsidiaries) will be deemed to be Affiliates of Isologic.

(b)	“Agreement” has the meaning set forth in the preamble.

(c)	“Anti-Bribery Laws” has the meaning set forth in Section 5.2(b).

(d)	“APA” has the meaning set forth in the definition of the term Isologic Radiopharmacies.

(e)	“CARDIOLITE®” means CARDIOLITE® (Kit for the Preparation of Technetium Tc99m Sestamibi for Injection).

(f)	“cGMP” means all current good manufacturing practices, under Title 21 of the United States Code of Federal Regulations, as amended from time to time, and under the Canadian Food and Drugs Regulations, as amended from time to time.

(g)	“Cold Kits” means Sestamibi and NEUROLITE®.

(h)	“Confidential Information” means, with respect to a Disclosing Party, any confidential or proprietary information (including pricing), data, materials or documents of that Party and/or its Affiliates relating to or disclosed in connection with this Agreement or the transactions contemplated under this Agreement and all notes, analyses, compilations, data, translations, studies, memoranda, operating procedures or other documents prepared by the Receiving Party and/or its Representatives to the extent containing or otherwise reflecting that information, data, material or documents, in each case, irrespective of format; provided, however, that the term “Confidential Information” does not include, and there will be no obligation under this Agreement with respect to, information, data, material or documents that (a) are or become generally available to the public, other than as a result of a disclosure by the Receiving Party and/or its Representatives in breach of this Agreement or any other commercial or confidentiality agreement between the Parties and/or their respective Affiliates (in each case, other than (i) specific information that is merely embraced by more general information in the public domain or in the Receiving Party’s possession, or (ii) if it constitutes a combination which can be reconstructed from multiple sources in the public domain or the Receiving Party’s possession, none of which shows the whole combination of the Confidential Information), (b) the Receiving Party or any of its Representatives can demonstrate by its written records was or became available to the Receiving Party or that Representative from a source other than the Disclosing Party and/or its Representatives (in each case, provided that the source of that information, data, material or documents was not known by the Receiving Party or any of its Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party and/or its Representatives with respect to that information, data, material or documents), or (c) are developed independently by the Receiving Party and/or its Representatives without reference to or use of the Confidential Information of the Disclosing Party.

(i)	“Conflicting Agreement” and “Conflicting Agreements” have the meanings set forth in Section 5.9.

(j)	“Demand” has the meaning set forth in Section 8.6.

(k)	“Disclosing Party” has the meaning set forth in Section 5.7(a).

(l)	“Dispute” has the meaning set forth in Section 8.6.

(m)	“Effective Date” has the meaning set forth in the preamble.

(n)	“Excluded Claims” means any and all claims, obligations, liabilities, controversies and causes of action that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to, (i) any breach of Section 5.7 (Confidential Information), (ii) the gross negligence, willful misconduct or fraud of any Party, its Affiliates or any of their respective employees, independent contractors or other agents or (iii) any third party damages that are indemnifiable under Article 7 (Indemnification).

(o)	“Expected Moly Costs” has the meaning set forth in Section 2.2(a).

(p)	“FCPA” has the meaning set forth in Section 5.2(b).

(q)	“FCPA Parties” has the meaning set forth in Section 5.2(b).

(r)	“Force Majeure Event” means, with respect to an affected Party, any circumstances or events that are beyond the reasonable control of any one or more of: that Party, its respective Affiliates, or any of their respective vendors, suppliers or shipping carriers (including, in each case to the extent such circumstances or events are beyond the reasonable control of the affected Party, any (a) act of God, (b) natural disaster or severe weather condition (e.g., lightning, earthquakes, hurricanes, floods, tornadoes, drought, blizzards, ice storms, volcanic eruption, epidemic, etc.), fire or explosion, (c) war, invasion, hostilities (whether war is declared or not), terrorist threat or act, riot, rebellion, mutiny, sabotage or other civil unrest, (d) act or decision of any Governmental Authorities or change in applicable Law, (e) sinking, crashing, embargo or blockade, (f) strikes, labor disturbances, stoppages or slowdowns or other industrial disturbances, (g) failure or delay of public utilities or common carriers, (h) batch failure, supply failure or outage, equipment failure or malfunction, shortages of fuel, power or raw materials or (i) any other circumstance or event that is not under the reasonable control of the affected Party).

(s)	“Gallium” means Gallium 67 (Gallium Citrate Ga67 Injection).

(t)	“Generators” means Technetium Tc99m (regardless of technology or delivery mechanism used), including TechneLite®, any other Technetium Tc99m generators and any generic version thereof.

(u)	“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether domestic or foreign, federal, provincial or local, or any department (or subdivision thereof), commission, bureau, tribunal, agency, board, instrumentality or authority thereof, any court or arbitrator (public or private), or any applicable stock exchange.

(v)	“GST/HST” means the goods and services tax and/or harmonized sales tax levied under Part IX of the Excise Tax Act (Canada).

(w)	“Hot Products” means Gallium, TechneLite® and Thallium.

(x)	“Indemnified Party” has the meaning set forth in Section 7.3(a).

(y)	“Indemnifying Party” has the meaning set forth in Section 7.3(a).

(z)	“Initial Term” has the meaning set forth in Section 6.1.

(aa)	“Isologic” has the meaning set forth in the preamble.

(bb)	“Isologic Radiopharmacies” means all current and future radiopharmacies (and other bulk or unit dose radiopharmaceutical distribution businesses) owned and/or operated by Isologic and/or any of its Affiliates and/or any of their respective successors or assigns, including the radiopharmacies acquired by Isologic pursuant to the Asset Purchase Agreement by and between LMIC and Isologic, dated as of the date of this Agreement (as amended, modified and/or supplemented from time to time, the “APA”).

(cc)	“Isologic Related Persons” has the meaning set forth in Section 7.1.

(dd)	“Latent Defect” means a defect in a Product not conforming to Specifications that existed at the time the Product is received by Isologic which could not have been detected by Isologic utilizing reasonable and customary inspection procedures for incoming products.

(ee)	“Law” means any law, statute, regulation, ordinance, rule, Order or requirement enacted, promulgated, entered into, or imposed by, any Governmental Authority (including, for the sake of clarity, common law).

(ff)	“Liabilities” has the meaning set forth in Section 7.1.

(gg)	“LMIC” has the meaning set forth in the preamble.

(hh)	“LMIC Related Persons” has the meaning set forth in Section 7.1.

(ii)	“Measurement Period” has the meaning set forth in Section 3.3(a).

(jj)	“Minimum Purchase Requirement” and “Minimum Purchase Requirements” have the meanings set forth in Section 3.1.

(kk)	“MPI Products” means any myocardial perfusion imaging kits or products, including Sestamibi, Myoview® and all generic versions of any of the foregoing.

(ll)	“NBI Products” means any nuclear brain imaging kits or products, including NEUROLITE®, CERETEC® and all generic versions of any of the foregoing.

(mm)	“NEUROLITE®” means NEUROLITE® (Kit of the Preparation of Technetium Tc99m Bicisate for Injection) and all generic versions of any of the foregoing.

(nn)	“Party” or “Parties” has the meaning set forth in the preamble.

(oo)	“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority.

(pp)	“Product” means any product set forth on the Product Schedule, including any generic version thereof.

(qq)	“Product Schedule” means Exhibit A attached to this Agreement (as may be amended by LMIC in accordance with Section 2.3 from time to time).

(rr)	“Receiving Party” has the meaning set forth in Section 5.7(a).

(ss)	“Remediation Period” has the meaning set forth in Section 3.3(b)(ii)(1).

(tt)	“Representatives” means, with respect to any Person, the Affiliates of that Person and the directors, employees, independent contractors, subcontractors, agents, lenders and consultants of that Person or of any of those Affiliates.

(uu)	“Sales Taxes” means the GST/HST and any similar sales taxes imposed by any Canadian Governmental Authority in connection with the purchase and supply of the Products.

(vv)	“Sestamibi” means CARDIOLITE® and any generic version thereof.

(ww)	“Shortfall Payment” has the meaning set forth in Section 3.3(b).

(xx)	“SIEA” has the meaning set forth in Section 5.6.

(yy)	“Specifications” has the meaning set forth in Section 4.6.

(zz)	“Term” has the meaning set forth in Section 6.1.

(aaa)	“TechneLite®” means TechneLite® (Technetium Tc99m Generator).

(bbb)	“Thallium” means Thallium 201 (Thallous Chloride Tl201 Injection).

(ccc)	“Third Party Products” means those products set forth under the heading “Third Party Products” on the Product Schedule.

1.2.

Interpretational Matters. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. When used in this Agreement, the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” When used in this Agreement, the word “or” is not exclusive. Unless the context otherwise requires, references in this Agreement to Articles, Sections and Exhibits will be deemed to be references to the Articles and Sections of, and the Exhibits to, this Agreement; and the Exhibits referred to in this Agreement will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim in this Agreement. Unless the context otherwise requires, references in this Agreement to an agreement, instrument or other document means that agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. Unless the context otherwise requires, when used in this Agreement, the word “hereby” and the phrases “of this Agreement,” “by this Agreement” and “in this Agreement” and words and phrases of similar meaning will be deemed to refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The section and other headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE 2

GENERAL TERMS OF PURCHASES AND SALES

2.1.	Purchase and Sale of Products. All purchases of Products by Isologic from LMIC during the Term will be governed by, and will be subject to the terms and conditions of, this Agreement. LMIC will use commercially reasonable efforts to produce and sell to Isologic the sizes and quantities of Products as requested by Isologic, taking into account LMIC’s manufacturing capacity and availability of supply and subject to Section 8.5; provided that, if LMIC is unable, for any reason, to fill any size of a Product specified in a purchase order on any given day, then LMIC will be entitled to make reasonable size substitutions (e.g., by providing two (2) 2.500 curie TechneLite® generators or one (1) 6.000 curie TechneLite® generator in fulfillment of a purchase order for one (1) 5.000 curie TechneLite® generator). In no event will Isologic re-sell, transfer, give or otherwise supply any Products supplied by LMIC, or any other bulk radiopharmaceuticals (not including bulk unit dose preparations) that compete with Products supplied by LMIC as of the date of this Agreement, to any third party without LMIC’s prior written approval, other than as contemplated by this Agreement for unit dose preparations (including bulk unit dose preparations) and other than certain third party cold kits to certain unit dose customers (as contemplated by the definition of the term “Radiopharmacy Business” in the APA), in each case by Isologic Radiopharmacies.

2.2.	Purchase Price and Late Delivery Discounts.

(a)

The purchase price to be invoiced to, and paid by, Isologic for any Products will be the purchase price set forth on the Product Schedule corresponding to that Product; provided, however, that each calendar year (commencing in calendar year 2017) LMIC will be entitled to increase the purchase price of any or all Products by up to *** percent (***%) of the previous year’s purchase price, effective upon *** (***) days’ prior written notice. In addition, if at any time during the Term LMIC’s and its Affiliates’ molybdenum-99 costs exceed Expected Moly Costs (as defined below) by ** percent (***%) or more, in the aggregate, and such increase is sustained for at least a *** (***) day period, then ***, provided that any increase in pricing pursuant to the foregoing shall only be effective upon *** (***) days’ prior written notice (and provided further that Isologic may request that an independent auditor (which would enter into a confidentiality agreement in the form reasonably required by, and in favor of, LMIC) confirm the calculations thereof, without divulging any specific figures to Isologic). The term “Expected Moly Costs” means ***.

For purposes of illustration, if:

(i)	If the date of this Agreement was January 1, 2016 and Expected Moly Costs on that date are $***/curie,

(ii)	Expected Moly Costs on January 1, 2017 are $***/curie (as a result of ***, as described above); and

(iii)	LMIC and its Affiliates incur a cost increase such that molybdenum-99 costs on May 1, 2017 are $***/per curie,

then *** of that $***/curie molybdenum-99 cost increase from January 1, 2017 to May 1, 2017 would be passed through under this Section 2.2(a) (because the $*** cost increase is less than **% of then-applicable Expected Moly Costs of $***/curie).

If, however, molybdenum-99 costs are further increased to $***/curie on June 1, 2017 and that increase is sustained for at least sixty (60) days, then $***/curie of the aggregate molybdenum-99 cost increase (calculated as follows: ***) would be passed through under this Agreement, starting on July 31, 2017 (i.e., the sixtieth day of the molybdenum-99 cost increase period, assuming notice thereof was delivered to Isologic on June 1, 2017).

(b)	In the event that delivery of any Hot Product is delayed past the agreed upon local delivery time (as specified by the Isologic Radiopharmacy and accepted by LMIC) and that delay results in an actual, negative impact on the ordering Isologic Radiopharmacy’s first production run for which that Product was intended to be used, then, (i) in the case of Generators, LMIC will reduce the price Isologic pays for that Product by *** and, (ii) in the case of other Hot Products, LMIC will reduce the price Isologic pays for that Product by ***; provided, in each case, that the foregoing will not apply to delays caused by any Force Majeure Event, for which there will be no price reduction.

2.3.	Cessation of Sale of any Product or Size; New Product Sizes. LMIC reserves the right to modify the Product Schedule at any time during the Term, upon at least *** (***) days’ prior written notice to Isologic, to reflect that it has (a) ceased to manufacture or sell any Product or (b) introduced any new size of Product (and to establish the initial purchase price for that new size, provided that the introduction of new sizes of Product and the pricing thereof shall not be implemented in a manner so as to circumvent the pricing for Products set forth in this Agreement) or it has discontinued any size of Product.

ARTICLE 3

MINIMUM PURCHASE OBLIGATIONS

3.1.	Minimum Purchase Obligation. Throughout the Term, Isologic guarantees to purchase from LMIC at least the following quantities of Products (each of clauses (a) through (e) individually, a Product’s applicable “Minimum Purchase Requirement” and, collectively, the “Minimum Purchase Requirements”):

(a)	*** percent (***%) of the Isologic Radiopharmacies’ total requirements of Generators (measured in curies purchased, regardless of size);

(b)	*** percent (***%) of the Isologic Radiopharmacies’ total requirements of Thallium (measured in millicuries purchased, regardless of size);

(c)	*** percent (***%) of the Isologic Radiopharmacies’ total requirements of Gallium (measured in millicuries purchased, regardless of size);

(d)	All of the Third Party Products in LMIC’s inventory as of the Effective Date in the quantities set forth in the Product Schedule.

Throughout the Term, Isologic agrees that ***.

Notwithstanding the foregoing, Isologic will not be deemed to be in breach of Section 3.1(a) to the extent that the specific quantities of product required to be purchased by Isologic under its Conflicting Agreement causes it to fail to meet its Minimum Purchase Requirements for the analogous Product in any Measurement Period through the ***. For the avoidance of doubt, (1) the full amount of the Minimum Purchase Commitments for all other Products for all Measurement Periods will apply at all times throughout the Term and (2) the full amount of the Minimum Purchase Commitments for such analogous Product for all Measurement Periods commencing in the *** will apply at all times throughout the Term.

3.2.	Treatment of Undelivered Products.

(a)	In the event that Isologic places a purchase order for any Product that LMIC is unable, for any reason (including a Force Majeure Event), to deliver to Isologic, then that undelivered Product (to the extent representing normal quantities ordered in the ordinary course of Isologic’s business) will be treated as having been purchased by Isologic for purposes of determining whether Isologic has satisfied the relevant Minimum Purchase Requirement (and, for the avoidance of doubt, Isologic shall not be required to pay any amount in respect of such Product), and Isologic shall also receive an invoice credit for the original purchase price of such undelivered Product (to the extent it was actually paid) against future purchases under this Agreement.

(b)	In addition, to the extent that LMIC is unable to supply the quantities of Product requested by Isologic in a purchase order under this Agreement for any reason (including a Force Majeure Event), Isologic will have the right to purchase that Product from an alternate supplier for the period of that unavailability (and, for the duration of that period of unavailability, Isologic will not be in violation of its purchase obligations relating to the Minimum Purchase Requirements).

(c)	To the extent that LMIC is unable, for any reason (including a Force Majeure Event), to supply on any given day all quantities of a Product ordered by Isologic pursuant to a firm purchase order under this Agreement and by all of LMIC’s other customers in the Territory pursuant to firm purchase orders, LMIC shall ***.

3.3.	Compliance; Reporting; Shortfall Payments.

(a)	Compliance with the Minimum Purchase Requirement for each Product will be determined for each calendar quarter during the Term (each, a “Measurement Period”). Not later than *** (***) days after the end of each Measurement Period, Isologic will provide to LMIC (A) a timely and accurate written report in substantially the form set forth in Exhibit B that sets forth the Isologic Radiopharmacies’ total requirements for curies, millicuries, doses or vials, as applicable, of each Product for that Measurement Period, (B) reasonable, true and accurate documentation supporting that report and (C) a written certification by an executive officer that Isologic has complied (or failed to comply) with all of its Minimum Purchase Requirements for that Measurement Period. Any disputes over the figures reflected in that report will be resolved by the Parties in good faith.

(b)	In the event that Isologic fails to satisfy the Minimum Purchase Requirement for any Product during any Measurement Period, Isologic will:

(i)	with respect to any Hot Products, make the required Shortfall Payment for that Hot Product to LMIC on or before the last business day of the calendar month immediately following the end of that Measurement Period; and

(ii)	with respect to any Cold Kit Products,

(1)	order the shortfall quantity of that Product (i.e., reflecting the portion of the Minimum Purchase Requirement for that Product for which Isologic failed to place firm purchase orders for delivery within that Measurement Period) in the immediately following Measurement Period (the “Remediation Period”), in addition to complying with its Minimum Purchase Requirement for that Product for that Remediation Period (for the sake of clarity, purchases during a Remediation Period will be applied first towards the Minimum Purchase Requirement for that Remediation Period and then second towards the shortfall from the immediately preceding Measurement Period); and

(2)	if Isologic fails to purchase any portion of that shortfall quantity during that Remediation Period, then make the required Shortfall Payment for that Product to LMIC on or before the last business day of the calendar month immediately following the end of that Remediation Period.

With respect to any Product during a Measurement Period, “Shortfall Payment” means a cash payment required to be made by Isologic to LMIC for (x) the quantity of that Product (quantified in curies in the case of Generators) reflecting the portion of the Minimum Purchase Requirement for that Product for which Isologic failed to place firm purchase orders for delivery within that Measurement Period (or, for Cold Kits, that Remediation Period), (y) priced at, (1) in the case of Generators, *** or, (2) in the case of other Products, ***. Upon receipt of any Shortfall Payment for a Product with respect to a Measurement Period, Isologic will be deemed to have met the Minimum Purchase Requirement for that Product during that Measurement Period.

ARTICLE 4

PURCHASE AND SALE OF PRODUCTS;

ACCEPTANCE AND REJECTION OF PRODUCTS

4.1.	Purchase Orders.

(a)	For LMIC’s smooth inventory and order management and so as to minimize the size and frequency of any shortfalls in meeting its Minimum Purchase Requirements, Isologic will (i) establish *** recurring standing orders for Hot Products in the volumes necessary to satisfy its Minimum Purchase Requirement with respect to Hot Products for each calendar quarter and (ii) place *** orders for Cold Kits in the volumes necessary to satisfy its Minimum Purchase Requirement with respect to Cold Kits for each calendar quarter. Isologic will also place a purchase order for all of the Third Party Products in LMIC’s inventory as of the Effective Date in the quantities set forth in the Product Schedule in ***.

(b)	Isologic will place orders for Products under this Agreement in written, electronic or verbal form which will specify: (i) the quantity of each Product being ordered, (ii) the requested shipping date and (iii) the shipping destination (which must be a licensed Isologic Radiopharmacy). All orders are subject to (1) LMIC’s customary ordering requirements and lead times as in effect from time to time, (2) LMIC’s reasonable discretion to determine the method of shipment and (3) acceptance by LMIC, which will not be unreasonably withheld. The terms of this Agreement will prevail over any inconsistent terms in any purchase order, acknowledgment or invoice, and no additional terms other than those set forth in this Agreement or allowed pursuant to the terms of Section 2.1 (size substitutions) and this Section 4.1(b) in a purchase order, acknowledgement or invoice will be binding on either Party.

4.2.	Shipments. The risk of loss, delay (as and to the extent contemplated by Section 2.2) or damage in transit will remain with LMIC until delivery to the applicable Isologic Radiopharmacy. LMIC will prepay all shipping and insurance costs and will invoice Isologic for the actual costs and expenses incurred, plus *** percent (***%) of such shipping and insurance costs. LMIC agrees to use its reasonable best efforts to utilize the most cost efficient forms of shipping available that meet the requirements of the Parties and applicable Laws.

4.3.	Invoicing and Payment Terms. LMIC will provide an invoice to Isologic with each shipment for the Products then delivered. All payments will be due and payable on a net *** (***) day basis. All payments will be made in *** by wire transfer as designated by LMIC, or by such other method as LMIC will notify Isologic from time to time. Interest will be payable on all amounts not paid as of *** days after the due date at a yearly rate of *** percent (***%) (or, if lower, the maximum interest rate permitted by Law) and will accrue from *** days after the due date until that sum is paid. LMIC shall ensure that each invoice submitted to Isologic under this Agreement shall separately set out all Sales Taxes imposed on Isologic, including any GST/HST payable by Isologic under this Agreement, and all prescribed information under the Excise Tax Act (Canada) (or any other applicable provincial tax legislation) required to claim all available refunds or credits of any Sales Taxes.

4.4.	Taxes. Isologic will be responsible for and shall pay any applicable Sales Taxes charged on the sale of each Product sold pursuant to this Agreement or on any amounts payable to LMIC under this Agreement. LMIC shall reasonably cooperate with the reasonable requests of Isologic in any efforts by Isologic to obtain exemption from, or to minimize, any Sales Taxes for which Isologic is liable under this Agreement.

4.5.	Set Off. Isologic will perform its obligations under this Agreement without setoff, deduction, recoupment or withholding of any kind for amounts owed or payable by LMIC, whether under this Agreement, the APA (or any transaction agreement referenced in the APA), applicable Law or otherwise and whether relating to LMIC’s breach, insolvency or otherwise, in each case, unless such amounts owed or payable are definitively resolved by mutual written agreement or by a final and binding court or arbitration decision. Without limiting the foregoing, Isologic shall be entitled to deduct and set off from any amounts due and owing to LMIC under this Agreement any amounts owed by LMIC to Isologic pursuant to Article 7 of the APA that have been definitively resolved by mutual written agreement or by a final and binding court or arbitration decision.

4.6.	Product Warranties. Each Product supplied to Isologic pursuant to this Agreement will, at the time of delivery, (a) be free from defects in material and workmanship; (b) conform to LMIC’s specifications for that Product (as set forth in the applicable regulatory approval) as in effect from time to time; (c) comply with all applicable Laws relating to the production, storage, packaging, labeling, shipping and delivery of that Product; and (d) be produced in accordance with applicable cGMPs (clauses (a) through (d), collectively, the applicable “Specifications”).

4.7.	Non-Conforming Product. Isologic may reject a shipment of any Product only if that Product fails to conform to (a) the type and quantity of Products ordered by Isologic in its purchase order (other than because of a size substitution permitted under Section 2.1) or (b) the applicable Specifications; provided that, in each case, Isologic notifies LMIC by telephone (or any other method agreed to by the Parties from time to time) of any such rejection within *** (***) days (for Hot Products) or *** (***) days (for Cold Kits) after receipt by Isologic of that shipment of Products; provided that, in the case of Latent Defects, such *** (***) or *** (***) day period will commence only upon discovery of such Latent Defects by Isologic or Isologic’s customers. Isologic’s sole and exclusive remedy with respect to any non-conforming Products will be (in each case, only to the extent such non-conforming Products were actually paid for) to receive, at Isologic’s option, either (i) replacement quantities for those non-conforming Products, which replacement quantities shall be for no additional consideration, or (ii) an invoice credit for the original purchase price of those non-conforming Products against future purchases under this Agreement; however, nothing in this sentence restricts non-conforming Products from being taken into account in determining whether a material breach of this Agreement has occurred for the purposes of Section 6.2(a) of this Agreement.

4.8.	Product Recalls. In the event that LMIC determines that a recall or withdrawal of the Products from the market is necessary, Isologic will take all actions appropriate in order to reasonably assist LMIC with that recall or withdrawal. The costs of the recall (including all costs of collecting, shipping and disposing of the recalled Product) will be borne by LMIC, unless the circumstances leading to the recall result from the negligence or fault of any of the Isologic Parties.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1.	Mutual Representations, Warranties and Covenants. Each Party represents, warrants and covenants to the other Party that, as of the Effective Date and throughout the Term:

(a)

(i) it is and will be duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (ii) it has and will have the requisite power and authority to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes that licensing or qualification necessary; (iii) this Agreement has been duly executed and delivered by it and constitutes and will continue to constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other Laws of general applicability relating to or affecting the enforcement of creditor’s rights and general principles of equity; and (iv) except as disclosed on Schedule 5.1, the execution, delivery and performance by it of this Agreement does not and will not (A) violate or conflict with, result in a breach of, constitute a material default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, any material contract to which it or any of its Affiliates is a party or by which it or any of its Affiliates or its or their respective assets is bound; (B) violate in any material respect any Law applicable to it or any of its Affiliates; or (C) violate or conflict with any provision of the organizational documents of it or any of its Affiliates; and

(b)	(i) neither it, nor any of its employees or agents, is debarred, excluded, suspended, proposed for debarment or otherwise ineligible for participation in any federal or provincial health care program; (ii) neither it, nor any of its employees or agents, has been convicted of or had a civil judgment rendered against it for commission of fraud or a criminal offense; and (iii) neither it nor any of its employees or agents is presently indicted for or otherwise criminally or civilly charged by a governmental entity or agency with commission of any of the offenses enumerated in this Section 5.1(b) (in the event of any material breach of this clause (b), the non-breaching Party may terminate this Agreement immediately upon written notice to the breaching Party).

(c)	it holds and will continue to hold all federal, provincial, municipal and other local licenses and permits necessary for the lawful conduct of its business and its activities under this Agreement, including (i) in the case of LMIC, its business of distributing Products or, (ii) in the case of Isologic, its radiopharmacy business for the preparation of the Products and for the dispensing of unit doses containing the Products; and that in each case none of those licenses or permits has or will have expired or has or will have been suspended, terminated, cancelled, not renewed or otherwise lost (in the event that any of the Isologic Radiopharmacies fails to maintain any such licenses or permits, Isologic will notify LMIC promptly of (but in no event later than *** (***) days following) that failure, and LMIC will not be required to deliver any Products to that Isologic Radiopharmacy under this Agreement; and in the event that LMIC fails to maintain any such licenses or permits, LMIC will notify Isologic promptly of (but in no event later than *** (***) days following) that failure, and LMIC shall not deliver any Products to Isologic where the production, storage, packaging, labelling or distribution of such Products would require such licenses or permits to be maintained (and for the avoidance of doubt, Sections 3.2(a) and (b) shall apply to any failure of LMIC to deliver Products for such reason).

(d)	it has ascertained and complies with, and will ascertain and comply with, all applicable Laws and internal policies, including in the case of Isologic those covering (i) disposal of radioactive materials, pollution, hazardous substances or the protection of human health, the environment or natural resources and (ii) handling, sales, marketing, preparation, use and distribution of the Products; and

(e)	it will not, on behalf of itself and its Affiliates, take any action that disparages the other Party or their respective products (including the Products and, in the case of Isologic, in any manner that may reduce or dilute the reputation or distinctiveness of any of the Product trademarks).

5.2.	FCPA and Anti-Bribery Law Compliance.

(a)	General. Each Party acknowledges that it intends to comply with all Laws governing its business and to conduct its activities with integrity. Each Party acknowledges and agrees that it is subject to LMIC’s Foreign Corrupt Practices Act and Anti-Bribery Compliance Policy attached as Exhibit C; provided that Isologic shall not be bound by any amendments, modifications or supplements to such policy unless reasonable prior written notice of such amendment, modification or supplement is given to Isologic.

(b)	Anti-Bribery Laws. Each of LMIC and Isologic and their respective Affiliates and all of their respective officers, directors, employees, representatives, shareholders and agents (the foregoing, with respect to each Party, collectively, its “FCPA Parties”) have complied, and will comply, with the terms of all applicable Laws, including the U.S. Foreign Corrupt Practices Act (the “FCPA”) and laws of other nations that generally prohibit the payment of bribes, kickbacks and other improper payments (collectively, “Anti-Bribery Laws”). Isologic and LMIC each acknowledge that the FCPA, in particular, makes it unlawful to offer, pay, promise, or authorize to pay any money, gift or anything of value (including bribes, entertainment, kickbacks or any benefit), directly or indirectly, (i) to any foreign official or any foreign political party or (ii) to any person while knowing or suspecting that the payment or gift will be passed on to a foreign official, in connection with any business activity of the company. Isologic and LMIC each acknowledge that a “foreign official” generally means any employee or officer of a government of a foreign country (i.e., a country other than the United States of America), including any federal, regional or local department, agency or enterprise owned or controlled by the foreign government, any official of a foreign political party, any official or employee of a public international organization, any person acting in an official capacity for, or on behalf of, such entities, and any candidate for foreign political office.

(c)	Isologic Compliance-Related Representations and Warranties. Each of Isologic and LMIC (on behalf of itself and its respective FCPA Parties) makes the following representations and warranties to the other Party, and covenants and agrees as follows:

(i)

It and its FCPA Parties have not, and will not, in connection with this Agreement or in connection with any other business transactions involving the other Party, make, promise, or offer to make any payment or transfer of anything of value, directly or indirectly, that has the purpose or effect of public or commercial bribery, or acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business. This does not, however, prohibit normal and customary business entertainment or the giving of business mementos of nominal value in connection with its or its FCPA Parties’ performance under this Agreement, provided the entertainment or giving of the memento is otherwise legal under local law and does not violate or exceed the rules, code of conduct, or other ethical standards set by LMIC or Isologic or by the recipient’s own agency, company or organization.

(ii)	At any time reasonably requested by a Party and upon reasonable prior notice, but no more than once per year, the other Party shall provide a compliance certification as to its compliance with this Section 5.2 (which shall be in such reasonable form as the requesting party and/or its Affiliates use for their analogous contractual counterparties at that time).

(iii)	If it or any of its respective FCPA Parties learns or has reason to know of: (i) any payment, offer or agreement to make a payment to a foreign official or political party for the purpose of obtaining or retaining business or securing any improper advantage for it or the other Party under this Agreement or otherwise, or (ii) any other development during the Term that in any way makes inaccurate or incomplete its and its respective FCPA Parties’ anti-bribery-related representations, warranties or certifications at any time during the Term, then it or its respective FCPA Parties, as applicable, will promptly advise the other Party in writing of the information giving rise to its or its respective FCPA Parties’ knowledge or suspicion that a violation may have occurred.

(d)	Termination Rights. If a Party believes, in good faith, that the other Party or any of its FCPA Parties has acted in any way that may subject the first-mentioned Party or any of its directors, officers or Affiliates to liability under the FCPA or any other Anti-Bribery Laws, or has otherwise failed to comply with the terms of Section 5.2, then the first-mentioned Party may terminate this Agreement immediately upon written notice to the other Party.

(e)	Disclosure. Isologic and LMIC each agrees (on behalf of itself and its respective FCPA Parties) that the other Party may make full disclosure of information relating to any possible violation of the FCPA, any Anti-Bribery Laws, or related offenses to the U.S. government and its agencies, the appropriate foreign government and its agencies, and to any other person or entity that such other Party determines has a legitimate need to know.

5.3.	Isologic’s Representations, Warranties and Covenants. Isologic represents, warrants and covenants to LMIC that, as of the Effective Date and throughout the Term:

(a)	Isologic will not give or make any guarantees, warranties or representations as to the condition, quality, durability, performance, merchantability or fitness for a particular use or purpose or any other feature of any Product or other than or different from those provided by LMIC under this Agreement (any such other guarantee, warranty or condition, whether express or implied, made by Isologic to its customers will be and remain the sole responsibility of Isologic and will not impose any obligation on LMIC).

(b)	It will not sell or distribute any expired Product.

5.4.	Disclaimer of All Other Representations and Warranties. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT ARE THE ONLY REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND ARE MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ALL OF WHICH ARE HEREBY DISCLAIMED, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, NON-INFRINGEMENT OR OTHERWISE.

5.5.	LMIC Audit Rights. During the Term of this Agreement, upon reasonable prior written notice, LMIC may request that it or its Representatives (in the case of clause (i) below) or an independent auditor (having a nationally-recognized reputation and level of expertise, and which would enter into a confidentiality agreement in the form reasonably required by, and in favor of, Isologic) (in the case of clause (ii) below), to inspect Isologic’s facilities and records and to confer with Isologic’s employees and independent contractors, in each case, in a commercially reasonable manner, during normal business hours, in compliance with Section 5.7, and only to the extent reasonably necessary for purposes of conducting compliance inspections regarding (i) regulatory and quality matters in respect of the Products and (ii) confirming and ensuring the accuracy and completeness of the reports delivered by Isologic under Section 3.3(a) (and the information supporting such reports), in the case of this clause (ii), without any specific figures being divulged to LMIC. Inspections in respect of regulatory and quality matters may only be requested and conducted to the extent required by LMIC’s regulatory or quality requirements and internal policies or under applicable Law, or in the event that LMIC has a reasonable basis for suspecting that Isologic’s business is not being conducted in compliance with applicable Law or regulatory or quality requirements in respect of the Products. All inspections shall be conducted at LMIC’s cost and in a manner that does not unreasonably interfere with the conduct of Isologic’s normal business operations and may be conducted no more than *** per year (or more frequently, to the extent required for purposes of confirming the completion and effectiveness of any material remediation measures).

5.6.	Adverse Event Reporting. Isologic and LMIC agree to comply with all of the terms and conditions of the Safety Information Exchange Agreement that is being executed and delivered simultaneously with this Agreement and attached as Exhibit D (the “SIEA”). The SIEA is incorporated by reference into the terms of this Agreement.

5.7.	Confidentiality.

(a)

All Confidential Information disclosed by or on behalf of a Party (the “Disclosing Party”) and received by the other Party (the “Receiving Party”) will be held in strict confidence by the Receiving Party and its relevant Representatives. From and after the Effective Date of this Agreement, except as otherwise contemplated by this Agreement, the Receiving Party will not, and will cause its Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate the Confidential Information of the Disclosing Party to any third party other than Representatives of the Receiving Party or of its Affiliates who reasonably need to know that Confidential Information in the performance of Isologic’s responsibilities under this Agreement and who are obligated or directed to maintain the confidentiality of that Confidential Information. The Receiving Party will not use the Confidential Information for any purpose other than in connection with exercising its rights and fulfilling its obligations under this Agreement or to the extent required for financial reporting, legal or regulatory compliance purposes. The Receiving Party and its Representatives will use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Confidential Information of the Disclosing Party as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care.

(b)	The foregoing confidentiality obligations will not apply to Confidential Information that is required to be disclosed by a court or tribunal, legal process, applicable Law or the rules of any applicable stock exchange, in which case the Receiving Party or its applicable Representatives will promptly notify (in advance of such disclosure, if legally permitted) the Disclosing Party, so that the Disclosing Party can seek (at its own cost) a protective order to protect the confidentiality of the Confidential Information to be disclosed. In any such case, the Receiving Party or its Representative will disclose only the minimum Confidential Information that its legal counsel advises it is legally required to disclose.

(c)	Each Party agrees that, should the foregoing confidentiality or use obligations be breached, money damages may be inadequate to remedy such a breach, and the other Party will be entitled to seek, and a court of competent jurisdiction may grant, specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach. That remedy will be in addition to all other remedies, including money damages, available to a non-breaching Party at law or in equity.

(d)	The obligations under this Section 5.7 will survive *** (***) years following the Term.

5.8.	Publicity. Neither Party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated by this Agreement that mentions or identifies the other Party without the other Party’s prior written consent, except as required by a Governmental Authority and applicable Law, in which case the Party required to make the press release or public disclosure will use commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

5.9.	Obligation to Terminate, and Refrain From Enter Into, Conflicting Agreements. Isologic has disclosed on Schedule 5.1 the existence and material terms of the only of its contracts and other arrangements that conflicts or is inconsistent with the purchase commitments and other obligations set forth in this Agreement (“Conflicting Agreement”). Isologic agrees ***. Isologic ****. For the avoidance of doubt, nothing in this Section 5.9 affects or otherwise denigrates any of Isologic’s representations and warranties in this Agreement, including Section 5.1, or its obligations under this Agreement, including its Minimum Purchase Requirements (as modified by the last paragraph of Section 3.1).

ARTICLE 6

TERM AND TERMINATION

6.1.	Term. Unless the Parties otherwise agree in writing, this Agreement will terminate on the fifth (5th) anniversary of the Effective Date or on any earlier date on which it is terminated pursuant to its terms (the “Initial Term”). Subject to Isologic’s and LMIC’s compliance in all material respects with all of their respective obligations under this Agreement during the Term (including those described in Article 3), this Agreement will automatically renew for additional consecutive one (1) year renewal terms, unless either Party provides a written notice of non-renewal to the other Party at least *** (***) days in advance of the expiration of the Initial Term or any then-current renewal term, as the case may be. The foregoing renewal terms, if any, and the Initial Term are referred to collectively in this Agreement as the “Term.”

6.2.	Termination. In addition to the other provisions expressly providing rights to terminate this Agreement, this Agreement may be terminated as follows:

(a)	In the event that any Party materially breaches any of the provisions of this Agreement (including SIEA), the other Party will have the right to terminate this Agreement upon *** (***) days’ (or, in the case of nonpayment, *** (***) days’) prior written notice, unless that material breach is cured during that *** (***) day (or *** (***) day) period, in which event this Agreement will continue in full force and effect.

(b)	If any Party institutes for its protection or is made a defendant in any proceeding under bankruptcy, insolvency, reorganization or receivership Law, or that Party is placed in receivership or makes an assignment for benefit of creditors, then the other Party may terminate this Agreement immediately by written notice to the first Party.

(c)	In the event that LMIC or its Affiliates fails to comply with a final decision or order of an arbitrator or Governmental Authority of competent jurisdiction in respect of a breach by LMIC or its Affiliates of section 6.8 of the APA (as determined by an arbitrator or Governmental Authority of competent jurisdiction), Isologic will have the right to terminate this Agreement upon *** (***) days’ prior written notice, unless that failure to comply is cured during that *** (***) day period, in which event this Agreement will continue in full force and effect.

6.3.	Consequences of Termination or Expiration. Termination or expiration of this Agreement will be without prejudice to any rights or remedies that have accrued to the benefit of any Party prior to that termination. Without limiting the foregoing, termination or expiration of this Agreement will not terminate Isologic’s obligation to pay all invoices for Product shipped during the Term. Termination or expiration of this Agreement will not relieve any Party from its obligations that are expressly indicated to survive the termination of this Agreement. Sections 3.3, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 5.3, 5.4, 5.6, 5.7 and 5.8 and Articles 1, 6, 7 (except for Section 7.5) and 8 will survive the termination or expiration of this Agreement for any reason.

ARTICLE 7

INDEMNIFICATION; LIMITATIONS ON LIABILITY

7.1.	Indemnification by Isologic. Isologic will indemnify and hold harmless LMIC, its Affiliates and their respective directors, officers, employees and agents (collectively, “LMIC Related Persons”) from and against any suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorney’s fees and reasonable investigative costs) (collectively, “Liabilities”), whether asserted by any LMIC Related Party or third party, to the extent arising out of or resulting from or in connection with (a) any breach of this Agreement by Isologic (including its Minimum Purchase Requirements) or (b) any negligence or willful misconduct by Isologic, its Affiliates, and their respective directors, officers, employees and agents (collectively, “Isologic Related Persons”), in each case, except to the extent that any of the foregoing arises out of or results from the breach of this Agreement by LMIC or the negligence or willful misconduct of any of the LMIC Related Persons.

7.2.	Indemnification by LMIC. LMIC will indemnify and hold harmless Isologic Related Persons from and against all Liabilities, whether asserted by any Isologic Related Party or third party, to the extent arising out of or resulting from or in connection with (a) any breach of this Agreement by LMIC or (b) any negligence, or willful misconduct by any of the LMIC Related Persons, except to the extent that any of the foregoing arises out of or results from the breach of this Agreement by Isologic or the negligence or willful misconduct of any of the Isologic Related Persons.

7.3.	Indemnification Procedures. All claims for indemnification under this Agreement will be asserted and resolved as follows:

(a)

A party claiming indemnification under this Agreement (the “Indemnified Party”) will promptly notify in writing the Party from whom indemnification is sought (the “Indemnifying Party”) of any claim against the Indemnified Party that could give rise to a right of indemnification under this Agreement. For third party claims, the Indemnifying Party will have the right to defend, at its sole cost and expense, that third party claim, on its own behalf and on the behalf of the Indemnified Party, by all appropriate proceedings, which proceedings will be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party may not enter into any compromise or settlement unless the

Indemnified Party consents thereto, which consent will not be unreasonably withheld, delayed or conditioned. If requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party (excluding the internal costs and expenses of the Indemnified Party), cooperate with the Indemnifying Party and its counsel in contesting any third party claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the Person asserting the third party claim or any cross-complaint against that person.

(b)	Notwithstanding the Indemnifying Party’s election to assume the defense of any third party claim, the Indemnified Party will have the right to employ separate counsel and to participate in the defense of that third party claim; provided that the Indemnifying Party will bear the reasonable and documented costs and expenses of that separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent both the Indemnifying Party and the Indemnified Party would present that counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such third party claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party will have reasonably concluded that there may be a legal defense available to it which is different from or additional to the defenses available to the Indemnifying Party (in which case the Indemnifying Party will not have the right to assume the defense of that third party claim on behalf of the Indemnified Party), (iii) the Indemnifying Party will not have employed counsel reasonably satisfactory to the Indemnified party to represent the Indemnified Party within a reasonable time after notice of the institution of that third party claim or (iv) the Indemnifying Party authorizes the Indemnified Party to employ separate counsel at the Indemnifying Party’s cost and expense.

(c)	If the Indemnifying Party fails to notify the Indemnified Party within ten (10) days after receipt of notice in accordance with Section 7.3(a) (or any shorter period necessary to respond to that claim) that the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 7.3, or if the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 7.3 but fails to defend the third party claim diligently and promptly, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the third party claim by all appropriate proceedings, which proceedings will be promptly and vigorously defended by the Indemnified Party with respect to a third party claim for which the Indemnified Party is entitled to indemnification under this Agreement.

7.4.

Limitations on Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY AND NOTWITHSTANDING ANYTHING PROVIDED FOR UNDER APPLICABLE LAW TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, TREBLE, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, OR FOR ANY AMOUNTS REPRESENTING LOSS OF PROFITS OR LOSS OF BUSINESS, INCLUDING ANY SUCH DAMAGES

RESULTING FROM DELAYS IN DELIVERY, OR FAILURE TO DELIVER, ANY PRODUCT, REGARDLESS OF WHETHER THAT FIRST PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF THOSE DAMAGES (IN EACH CASE, OTHER THAN ANY SHORTFALL PAYMENTS PAYABLE UNDER THIS AGREEMENT AND EXCLUDED CLAIMS).

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY AND NOTWITHSTANDING ANYTHING PROVIDED FOR UNDER APPLICABLE LAW TO THE CONTRARY, LMIC’S AGGREGATE LIABILITY UNDER THIS AGREEMENT WILL BE LIMITED TO THE NET AMOUNTS ACTUALLY PAID BY ISOLOGIC TO LMIC UNDER THIS AGREEMENT.

7.5.	Insurance. Each Party will maintain, at all times during the Term, standard general commercial liability insurance and professional liability/errors and omissions insurance covering negligent acts, errors and omissions in the performance of services from a reputable insurance company. Coverage under each such policy will be in a reasonable amount and consistent with, or more comprehensive than, industry standards with respect to such Party’s obligations under this Agreement. All policies of insurance required to be maintained by either Party under this Agreement will be primary and non-contributory with any other insurance and/or self-insurance carried by the other Party or its Affiliates. Upon request, each Party will provide evidence to the other Party of the coverage or self-insurance required of such Party under this Agreement. The minimum level of insurance or self-coverage set forth in this Agreement will not be construed to create a limit on such Party’s liability under this Agreement.

ARTICLE 8

MISCELLANEOUS

8.1.	Governing Law. This Agreement (and all claims, controversies or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or in connection with, or relate to, this Agreement or its negotiation, execution or performance, including any claim, controversy or cause of action that may be based upon, arise out of or in connection with, or relate to, any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be governed by, and construed in accordance with, the laws of the State of New York in the United States, without giving effect to any principles of conflicts of laws that would require or permit the application of a different law.

8.2.	Entire Agreement. This Agreement (together with its exhibits (including the SIEA), which are incorporated by reference in this Agreement) constitutes the sole and entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes and prevails over all prior and contemporaneous understandings, agreements, representations and warranties (whether written or oral), with respect to that subject matter. The Parties agree that neither Party has relied on (and neither Party will have any remedies or causes of action (whether in contract, tort or otherwise) for) any statements, communications, disclosures, failures to disclose, representations, warranties or agreements of the other Party (or of any other person acting on the other Party’s behalf) that is not expressly set forth in this Agreement, including any representations, warranties or agreements arising from statute or otherwise in law.

8.3.	Severability. In the event that any provision of this Agreement is deemed to be invalid, illegal or unenforceable in any jurisdiction, then (i) the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected or impaired in any way by that provision and (ii) the Parties will negotiate in good faith to replace that provision with a valid and enforceable one that effects the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

8.4.	Relationship of the Parties. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement will be construed or implied to create an agency, partnership, joint venture, franchise or employer-employee relationship between LMIC and/or any of its employees, independent contractors and/or agents, on the one hand, and Isologic and/or any of its employees, independent contractors and/or agents, on the other hand. Neither Party will have any express or implied right or authority to (i) make any representation, warranty or commitment, (ii) assume, create or impose any obligations, contracts, agreements or undertakings, (iii) incur any charges or expenses, in each case, for, on behalf of, or in the name of, the other Party, unless expressly so authorized in writing by the other Party.

8.5.	Force Majeure. Each of the Parties will be excused from the performance of its obligations under this Agreement (except for any obligations to make payments to the other Party under this Agreement) for so long as, and neither Party will be liable to the other Party or to any third Person in the event that, its performance is prevented or delayed due to a Force Majeure Event. The Party suffering the occurrence of a Force Majeure Event will notify the other Party as soon as reasonably practicable, stating the period for which that Force Majeure Event is expected to continue, and any time for performance under this Agreement will be extended by the actual time of delay caused by that Force Majeure Event; provided that, (i) Isologic will be allowed to purchase from alternate suppliers those quantities of Products that LMIC is unable to supply under this Agreement on account of any Force Majeure Event, and Isologic will not be in violation of Article 3 in connection with those purchases, and, (ii) in the event that LMIC is unable to supply any Product under this Agreement on account of any Force Majeure Event that lasts for more than *** (***) days, then Isologic will have the option at any time during the continuation of LMIC’s inability to supply that Product under this Agreement on account of the Force Majeure Event to ***. For the avoidance of doubt, the occurrence of a Force Majeure Event shall not extend the term of this Agreement beyond the Term.

8.6.

Arbitration. Any dispute, controversy or claim arising out of or relating to compliance with, or breach or alleged breach, interpretation or validity of, this Agreement or otherwise relating to the Parties (each a “Dispute”) will be exclusively resolved by binding arbitration, which arbitration may be commenced by sending a written notice to the other Party demanding arbitration of that Dispute (the “Demand”). In that event, the Dispute will be finally resolved by arbitration in accordance with the United States

Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association. The place of the arbitration will be New York, New York. The arbitration will be conducted in the English language before a panel of three arbitrators. Each Party will name one arbitrator, and the two so named will name the third arbitrator, who will act as chairman. If the two party arbitrators cannot agree on a third arbitrator within *** (***) days after the Demand, the third arbitrator will be selected by the American Arbitration Association. The arbitrators will promptly meet, fix the time, date and place of the hearing and notify the Parties. The arbitration will be conducted within *** (***) days after any Demand. The panel of arbitrators will promptly transmit an executed copy of its decision to the Parties. The decision of the arbitrators will be final, binding and conclusive upon the Parties. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each Party retains the right to seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that Party pending the establishment of the arbitrators’ determination of the merits of the controversy, and any such action will not be deemed incompatible with this Agreement to arbitrate or a waiver of the right to arbitration. The obligations of the Parties under this Section 8.6 are specifically enforceable and will survive any termination of this Agreement. All awards are subject to Section 7.4; provided that the arbitrators may award to the party prevailing in the arbitration its reasonable out-of-pocket costs, including the reasonable fees and expenses of the arbitrators and legal counsel incurred in the arbitration proceedings, or the arbitrators may award the costs on a distributive basis that apportions costs on an issue-by-issue basis and based on the inverse proportion that any amount actually contested but not awarded to Isologic or LMIC bears to the aggregate amount actually contested by Isologic and LMIC, respectively.

8.7.	Notices. All notices, requests, demands, consents, approvals and other communications to any Party required to be given or delivered under, or by reason of, this Agreement will be in writing, and will be deemed to have been given when actually received (or refused) by the addressee after being sent by personal delivery, certified or registered mail, reputable overnight express courier or facsimile (with hard copy to follow) to the address for the addressee set forth below:

Notices to LMIC:

Lantheus MI Canada, Inc.

1111 Dr. Frederik-Phillips Boulevard

Suite 100

Montreal, Quebec,

H4M 2X6 Canada

Attn:  Vice President, International

with a copy to:

Lantheus Medical Imaging, Inc.

331 Treble Cove Road

North Billerica, Massachusetts 01862

United States of America

Attn:  Vice President, General Counsel

Notices to Isologic:

Isologic Innovative Radiopharmaceuticals Ltd.

1855 32e Avenue,

Montreal, Quebec, Canada

H8T 3J1

Canada

Attn:  Andre Gagnon

with a copy to:

DW Healthcare Partners

66 Wellington St. W., Suite 4030

Toronto, Ontario, Canada

M5K 1J5

Attn:  Sameer Mathur

Either Party may change its notice address by giving a notice to the other Party pursuant to this Section 8.7. Notwithstanding the foregoing, all reporting for Adverse Events, Serious Adverse Events, Special Situations and Product Quality Complaints will be made pursuant to Section 5.6.

8.8.	Successors and Assigns; Assignment. Neither this Agreement, nor any right, interest or obligation under this Agreement, may be assigned or otherwise transferred by either Party (whether by contract, operation of law or otherwise), in whole or in part, without the prior written consent of the other Party, which consent may be withheld in the sole discretion of the other Party; provided, however, that:

(a)	either Party may assign or otherwise transfer any or all of its rights, or delegate any or all of its respective duties or obligations, under this Agreement without the consent of the other Party, to an Affiliate of such Party (but only for as long as such Person remains such Party’s Affiliate, and provided that such Person has the capabilities and legal authorization necessary to perform the assigned duties and obligations), it being agreed that no such assignment to a Party’s Affiliate will release the assigning Party from its obligations under this Agreement;

(b)

each Party will assign or otherwise transfer all of its applicable rights, and delegate all of its applicable duties and obligations, under this Agreement without the consent of the other Party, to (i) an acquirer of, or successor to, (1) all or substantially all of the assets of that Party (or any of its parent companies) or (2) all or substantially all of any business line to which this Agreement relates or (ii) the surviving entity in any merger, consolidation, equity exchange or reorganization to which (1) that Party (or any of its parent companies) or (2) that business line is a party; and

(c)	either Party may assign or otherwise transfer any or all of its rights, or delegate any or all of its duties or obligations, under this Agreement without the prior written consent of the other Party for the benefit of any lenders under any financing arrangement of the first-mentioned Party or its Affiliates;

provided, in each case, the assigning Party provides to the other Party written notice of such assignment or transfer as soon as reasonably possible and the assignee, acquirer, successor or surviving entity, as the case may be, agrees in writing to be bound (or by operation of law is bound) by all of the obligations of that Party under this Agreement. Any assignment or transfer in violation of this Agreement will be null and void and have no force or effect. This Agreement will be binding upon and inure to the benefit of the Parties, and its respective successors and assigns as permitted under this Agreement.

8.9.	Third Party Beneficiaries. None of the provisions of this Agreement will be for the benefit of or enforceable by any third party (other than the LMIC Related Parties and the Isologic Related Parties with respect to Article 7) including any creditor of any Party. No third party will obtain any right under any provision of this Agreement or will by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any Party.

8.10.	Modifications. Except as otherwise expressly provided, this Agreement may only be amended, modified or supplemented by an agreement in a writing signed by each of the Parties. The Parties agree that, in the event that there is a change in Law that affects (or may affect) the legality or enforceability of this Agreement or any of its provisions or that materially and adversely affects the ability of any Party to perform its obligations or receive the benefits intended under this Agreement, then, as soon as reasonably practical following written notice thereof, the Parties will negotiate reasonably and in good faith (provided that neither Party will have any obligation to enter into) an amendment or substitute agreement in order to best reflect the original intent of the Parties in a manner consistent with that change in applicable Law.

8.11.	Waivers. No waiver of any provision of this Agreement will be effective unless it is explicitly set forth in writing and signed by the Party so waiving. No failure or delay of a Party in exercising any right, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof. No single or partial waiver in any one or more instances will be deemed to constitute a further or continuing waiver in other instances or a waiver of any provision not expressly identified by that written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

8.12.	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, and those counterparts will together constitute one and the same instrument. A facsimile transmission of an executed counterpart signature page will be deemed an original.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have duly executed this Agreement as of the day and year first written above.

LANTHEUS MEDICAL IMAGING, INC.

By:
	Name:	Cyrille Villeneuve
	Title:	Vice President, International

ISOLOGIC INNOVATIVE RADIOPHARMACEUTICALS LTD.

By:
	Name:	Sameer Mathur
	Title:	Director

Page 27of 27

Exhibit A

Product Schedule

Exhibit B

Form of Written Report and Certification

Exhibit C

Foreign Corrupt Practices Act and Anti-Bribery Compliance Policy

Exhibit D

Safety Information Exchange Agreement

Schedule 5.1

Conflicts

Exhibit D to

Amended and Restated Purchase Agreement

FORM OF TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of January 13, 2016 (the “Closing Date”), is made by and between Lantheus MI Canada, Inc., a Canadian corporation (“Seller”), and Isologic Innovative Radiopharmaceuticals, Ltd., a Canadian corporation (“Buyer”) (Seller and Buyer being also individually designated as a “Party” or collectively as the “Parties”). Capitalized terms are defined in Section 1.

WITNESSETH:

WHEREAS, pursuant to the terms of that certain Asset Purchase Agreement between Seller and Buyer, dated as of the date of this Agreement (as may be amended, modified and/or supplemented from time to time, the “Purchase Agreement”), Seller has sold, conveyed, assigned and transferred to Buyer certain Purchased Assets in connection with the operation of the Radiopharmacy Business in the Territory; and

WHEREAS, in connection with the Purchase Agreement, Buyer desires, and Seller is willing, to provide certain transition services during the Transition Period with respect to the Radiopharmacy Business on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

All capitalized terms in this Agreement (whether used in the singular or the plural), unless otherwise defined herein, will have the meanings as set forth in the Purchase Agreement. In addition, the following terms as used in this Agreement, whether used in the singular or the plural, will have the meanings as set forth in this Section 1. References to “Sections” and “subsections” in this Agreement will be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

1.1	“Agreement” will have the meaning given to such term in the introductory paragraph to this Agreement.

1.2	“Authorized Purpose” will have the meaning given to such term in Section 12.2.

1.3	“Buyer” will have the meaning given to such term in the introductory paragraph to this Agreement.

1.4	“Buyer Related Parties” will have the meaning given to such term in Section 9.1.

1.5	“Confidential Information” will have the meaning given to such term in Section 12.1.

1.6	“Covered Product” will mean the drug GLUDEF® (the rights to which form part of the Purchased Assets).

1.7	“cGMP” will mean Health Canada’s current Good Manufacturing Practice requirements as promulgated under the Food and Drugs Act (R.S.C. 1985, c. F-27) and Food and Drug Regulations (C.R.C., c. 870) at Division 2 of Part C, and as further defined by Health Canada guidance documents, as such may be amended from time to time, applicable to the operation of the Radiopharmacy Business.

1.8	“Closing Date” will have the meaning given to such term in the introductory paragraph to this Agreement.

1.9	“Demand” will have the meaning given to such term in Section 13.6.

1.10	“Disclosing Party” will have the meaning given to such term in Section 12.1.

1.11	“Dispute” will have the meaning given to such term in Section 13.6.

1.12	“Force Majeure Event” means, with respect to an affected Party, any circumstances or events that are beyond the reasonable control of any one or more of: that Party, its respective Affiliates, or any of their respective vendors, suppliers or shipping carriers (including, in each case to the extent such circumstances or events are beyond the reasonable control of the affected Party, any (a) act of God, (b) natural disaster or severe weather condition (e.g., lightning, earthquakes, hurricanes, floods, tornadoes, drought, blizzards, ice storms, volcanic eruption, epidemic, etc.), fire or explosion, (c) war, invasion, hostilities (whether war is declared or not), terrorist threat or act, riot, rebellion, mutiny, sabotage or other civil unrest, (d) act or decision of any Governmental Authorities or change in applicable Law, (e) sinking, crashing, embargo or blockade, (f) strikes, labor disturbances, stoppages or slowdowns or other industrial disturbances, (g) failure or delay of public utilities or common carriers, (h) batch failure, supply failure or outage, equipment failure or malfunction, shortages of fuel, power or raw materials or (i) any other circumstance or event that is not under the reasonable control of the affected Party).

1.13	“Indemnified Party” will have the meaning given to such term in Section 9.2.

1.14	“Indemnifying Party” will have the meaning given to such term in Section 9.2.

1.15	“Losses” will have the meaning given to such term in Section 9.1.

1.16	“Party”and “Parties”will have the meaning given to such term in the introductory paragraph to this Agreement.

1.17	“Personal Information” will have the meaning given to such term in Section 12.4.

1.18	“Purchase Agreement” will have the meaning given to such term in the recitals to this Agreement.

1.19	“Receiving Party” will have the meaning given to such term in Section 12.1.

1.20	“Sales Taxes” will have the meaning given to such term in Section 8.3.

1.21	“Seller” will have the meaning given to such term in the introductory paragraph to this Agreement.

1.22	“Seller Employees” will mean any employees used by Seller to render the Transition Services.

1.23	“Seller Related Parties” will have the meaning given to such term in Section 9.2.

1.24	“Term” will have the meaning given to such term in Section 10.

1.25	“Transition Service” and “Transition Services” will have the meanings given to such terms in Section 2.1.

1.26	“Transition Period” will mean, with respect to each Transition Service, the period commencing on the Closing Date and ending on the earlier of (a) the expiration date specified for that Transition Service on Schedule A (as such expiration date may be amended from time to time by mutual agreement of the Parties) and (b) the date on which this Agreement is terminated with respect to that Transition Service in accordance with the terms, and subject to the conditions, of this Agreement (including the proviso in Section 10.1).

1.27	“Transition Services” will have the meaning given to such term in Section 2.1.

2.	TRANSITION SERVICES

2.1	General. Subject to the terms and conditions of this Agreement, during the applicable Transition Period, Buyer hereby retains Seller to provide, and Seller hereby agrees to provide (or cause an Affiliate to provide) to Buyer, the transition services relating to the operation of the Radiopharmacy Business in the Territory specifically set forth on Schedule A (each, a “Transition Service” and, collectively, the “Transition Services”).

2.2	Buyer Diligence Obligation. Buyer will develop and implement a transition for the Radiopharmacy Business from the Transition Services to a standalone basis (including through engaging the services of third parties) as soon as reasonably practicable after Closing (and, in any event, no later than *** (***) days after the Closing Date (except that such *** (***) day period shall be extended with respect to any Transition Services that are required to be provided in order for Buyer to comply in all respects with all applicable Laws and Scheduled Approvals, until all Assigned Approvals have been transferred to Buyer and the Buyer has obtained all other Scheduled Approvals, provided that such extension shall apply only to the extent that the failure of the Buyer to have obtained the Scheduled Approvals within such *** (***) day period (and during the period of any such extension) is outside the reasonable control of the Buyer)) and in a manner that is consistent with the terms and conditions of this Agreement.

3.	EMPLOYEES

3.1	The Transition Services will be performed by the individuals designated by Seller from time to time, at its sole discretion.

3.2	The Seller Employees will remain employees of Seller and nothing contained in this Agreement is intended to create nor will be construed as creating the relationship of employer and employee between Seller Employees and Buyer. During the Term, Seller will maintain, at Seller’s expense, Workers Compensation and Employers’ Liability insurance in compliance with the local Law requirements of the province/jurisdiction in which the Transition Services are performed under this Agreement.

4.	OBLIGATIONS OF THE PARTIES

4.1	Compliance with Laws. Each Party will, and will cause its respective employees and officers, to comply with all Laws which may be applicable to the Transition Services.

4.2	Standard of Performance. Seller will provide the Transition Services (a)(i) in substantially the same manner as it performed those services for itself in conducting the Radiopharmacy Business during the twelve (12) months immediately prior to the Closing Date or (ii) in a manner that provides Buyer with substantially the same benefits, functionality or use as Seller had received in conducting the Radiopharmacy Business during the twelve (12) months immediately prior to the Closing Date (in the case of each of clauses (a)(i) and (a)(ii) so long as it does not unreasonably interfere (taking into account that Seller is undergoing a transition) with the operations of the Retained Business or the Seller or its Affiliates) and, (b) as applicable, in accordance with cGMP.

4.3	Governance Principles. Buyer acknowledges that Seller will have sole control over the manner in which the Transition Services are performed, except for the specific obligations expressly set forth in this Agreement. Such Transition Services performed by Seller for the benefit of Buyer are provided for the sole benefit of the Radiopharmacy Business purchased by Buyer from Seller under the Purchase Agreement. Seller will also be responsible for the proper management of, and control over, the provisions of the Transition Services (including, without limitation, the determination or designation, at any time, of the equipment, employees and other resources of Seller or Buyer to be used in connection with the provisions of the Transition Services). In providing the Transition Services, Seller, as it deems appropriate and acting reasonably, may, subject to Section 4.2, (i) use its own personnel, equipment, facilities, systems and other resources or, so long as it does not unreasonably interfere (taking into account that Buyer and the Radiopharmacy Business are undergoing a transition and integration) with the operations of the Radiopharmacy Business or the Buyer or its Affiliates, the Purchased Assets or equipment, facilities, systems and other resources of Buyer; (ii) employ the services of a subcontractor (subject to the approval of the Buyer (not to be unreasonably withheld, conditioned or delayed) and provided that Seller shall be responsible for the performance of any such subcontractor, and any subcontractor must agree in writing to be bound by confidentiality obligation at least as protective as the terms of this Agreement regarding confidentiality); and/or (iii) provide substitutes for said personnel, equipment and subcontractors, as well any other resources employed for the provision of the Transition Services.

4.4	Consent. Seller will obtain, prior to the Closing Date, all consents, waivers, extension of contracts and other permissions required to enable Seller to provide, and Buyer to receive, the Transition Services; provided that Seller will not be obligated to incur any costs in obtaining any such consents. If Seller is unable to secure the required consent, waiver, extension or other permission, the Parties must negotiate in good faith and use their respective reasonable endeavours to agree upon the reasonable and lawful means by which Seller may make available to Buyer the benefit of the Transition Services to which that consent, waiver, extension or other permission relates; provided that, in the event that the Parties are unable to so agree, then Buyer will be excused of its obligations to provide such Transition Services under this Agreement.

4.5	Collaboration from the Buyer. Buyer acknowledges that the provision of some of the Transition Services may require its reasonable collaboration, instructions and information and other reasonable support and assistance, which Buyer will use commercially reasonable efforts to provide to Seller, at Buyer’s cost and expense on a timely basis, failing which Seller will be excused from its obligations to provide such Transition Services to the extent of any impact resulting from such failure.

4.6	Buyer Obligations. In order to permit performance of the Transition Services by Seller, Buyer will (in each case, so long as it does not unreasonably interfere (taking into account that Seller is undergoing a transition) with the operations of the Radiopharmacy Business or the Buyer or its Affiliates):

(i)	permit Seller Employees to have reasonable access to the Purchased Assets (including the radiopharmacies forming part of the Purchased Assets and all related equipment, premises, facilities, systems and other resources) as reasonably necessary for the provision of the Transition Services; provided that Buyer will not be required to grant access or furnish information to the Seller to the extent that such assets or information: (i) is subject to solicitor/client or solicitor work product privileges unless Seller agrees to enter into a common interest privilege agreement to protect such privilege, (ii) consists of personnel records of Buyer relating to individual performance or evaluation records, medical histories or other information that in Buyer’s good faith opinion is sensitive (including commercially or competitively sensitive information) or the disclosure of which could subject Buyer to risk of liability, or (iii) is subject to an obligation of confidentiality or non-use in favour of a third party that does not entitle Buyer to disclose to Seller, or Seller to use, as a representative of Buyer thereunder; provided that if such access or information is denied for such reasons, then Seller will be excused from its obligations to provide the impacted Transition Services to the extent of any impact resulting from such refusal;

(ii)	make available to Seller Employees the reasonable cooperation of the Transferred Employees or Buyer’s other employees involved in integration and transition efforts, in each case, as reasonably necessary for the provision of the Transition Services; and

(iii)	provide such other resources (including personnel, equipment, tools and supplies) and commercially reasonable efforts as reasonably necessary for the provision of the Transition Services.

5.	RELATIONSHIP WITH CUSTOMERS OF COVERED PRODUCT

5.1	Customers. In order to inform customers of the change in ownership of the Radiopharmacy Business and to otherwise transfer the sales, distribution and customer support services for the Covered Product to Buyer, the Parties will (by a method and at a time mutually agreed to by the Parties (but not later than the end of the Term) provide notice to all contracted customers of the transfer of the sales, distribution and customer support services for the Covered Product to Buyer which allows adequate transition time for such contracted customers.

5.2	Terms and conditions. As of the Closing Date, all Covered Product will be sold under and pursuant to Buyer’s standard terms and conditions as the same may be in effect from time to time. It will be Buyer’s responsibility to inform customers of such terms and conditions at the time Buyer accepts orders for such Covered Product.

5.3	Pricing of Covered Product. As of the Closing Date, pricing of Covered Product will (subject to its contractual obligations) be solely within the control of Buyer.

6.	OWNERSHIP OF WORK PRODUCT

6.1	Ownership. This Agreement and the performance of the Transition Services hereunder will not affect the ownership of any assets (including Purchased Assets) allocated in the Purchase Agreement. Subject to the foregoing, Seller’s proprietary information, materials and other property and property rights existing prior to the execution of this Agreement or produced, developed, created or reduced to practice by Seller in providing the Transition Services (including such work product, data, tools, or other information, materials, and other property and property rights produced, developed, created, or reduced to practice by Seller in providing the Services), in each case, other than customer transaction data of Buyer, are the Seller’s exclusive property and, as between the Parties, will remain exclusively owned by Seller.

6.2	Grant of License. Subject to any restrictions imposed in any applicable agreement between Buyer and a third-party licensor or service provider of which Buyer provides notice to Service Provider, Buyer hereby grants to Seller and its Affiliates a royalty-free, nonexclusive license to use, access, duplicate, modify, display, and distribute internally within Seller the materials that Buyer provides to the Seller to enable or facilitate its performance of Transition Services only to the extent, and only for so long as, reasonably required to provide the Transition Services.

7.	ACCESS TO DATA AND RETURN OF PROPERTY

7.1

Access to Data. The Seller will have the right to reasonably access all of the Buyer’s data in the possession of Seller as a result of this Agreement at any time during the Term only to the extent reasonably necessary for the provision of the Transition Services, except for data that (i) is subject to solicitor/client or solicitor work product privileges unless Seller agrees to enter into a common interest privilege agreement to protect such privilege, (ii) consists of personnel records of Buyer relating to individual performance or evaluation records, medical histories or other information that in Buyer’s good faith opinion is sensitive (including commercially or competitively sensitive information) or the disclosure of which could subject Buyer to risk of liability, or (iii) is subject to an obligation of confidentiality or non-use in favour of a third party that does not entitle Buyer to disclose to Seller, or Seller to use, as a representative of Buyer thereunder; provided that if such access or information is denied for such reasons, then Seller will be excused from its obligations to provide the impacted Transition Services to the extent of any impact resulting from such refusal.

7.2	Isolation of Business Records. Each of the Parties will ensure that it is able to isolate the other Party’s data and records in the possession of one Party as a result of this Agreement from those of the other Party.

7.3	Extraction of Business Records. In addition to any regular data extraction provided as part of the Transition Services, Seller will make appropriate arrangements for the separation and delivery to Buyer of Buyer’s data, records and items in process in the possession of Seller as a result of this Agreement. Such separation and delivery will take place as promptly as practicable after the end of the Term or the termination of the relevant Transition Services, as the case may be.

7.4	Return of Property. Seller agrees that on the expiration or termination of this Agreement, for any cause whatsoever, Seller will return to Buyer, as promptly as practicable, any of Buyer’s property in Seller’s possession or under Seller’s control as a result of this Agreement. Buyer agrees to the same obligation in relation to Seller’s property in Buyer’s possession or under Buyer’s control.

8.	FEES AND PAYMENT

8.1	Fees for Transition Services. Buyer will pay Seller the fees set forth on Schedule A for each of the Transition Services performed during the Term.

8.2	Expenses. Buyer will also reimburse Seller for any documented out-of-pocket expenses (including fees paid to any independent contractors, service providers, vendors or licensors) set forth on Schedule A or that are otherwise approved in writing by the Buyer and are reasonably incurred in rendering the Transition Services or otherwise performing its obligations under this Agreement, including any third party licensing, service or maintenance fees payable with respect to any Transition Service. Schedule A sets forth a summary of the Seller’s reasonable identification and estimate of any out-of-pocket expenses it expects to incur in rendering the Transition Services. Notwithstanding the foregoing, Buyer shall not reimburse Seller for any expenses incurred in fulfilling its obligations under the Purchase Agreement (except to the extent that the Purchase Agreement provides that Buyer shall reimburse such expenses).

8.3	Invoicing and Payment. Within *** (***) days after the end of each calendar month, Seller will provide Buyer with a written invoice for all fees and expenses related to the Transition Services rendered for the prior period. Each such invoice will be reasonably detailed. Seller will provide such additional supporting information and documentation as may be reasonably requested by Buyer. Such invoices will be paid by Buyer within *** (***) days of receipt of such invoice.

8.4	Taxes. The amounts payable by Buyer to Seller, as set out in this Agreement, do not include any goods and services, harmonized sales, value-added, sales, use, consumption, multi-staged, ad valorem, personal property, customs, excise, stamp, transfer, or similar taxes, duties, or charges, (collectively, the “Sales Taxes”). All Sales Taxes related to the Services are Buyer’s responsibility and will be paid concurrent with the payment of any consideration payable pursuant to this Agreement, unless Buyer qualifies for an exemption from any such applicable Sales Taxes, in which case Buyer will, in lieu of payment of such applicable Sales Taxes, deliver to Seller such certificates, elections or other documentation required by Law or the administration thereof to substantiate and affect the exemption claimed by Recipient. All invoices will contain the information prescribed in the Input Tax Credit (GST/HST) Regulations or equivalent provincial legislation. Seller shall have the responsibility for remittance of all such Sales Taxes payable and actually received from Buyer to the appropriate taxing authority, and shall be liable for any penalties, interest and other charges and any other fees or costs arising from Seller’s failure to remit any such amounts actually received to the authority. Buyer will not have the right to set off any amounts due and payable under this Agreement against any liabilities arising or amounts owed by Seller under any of the Purchase Agreement, except to the extent of a final resolution of such claims in its favor (whether such resolution is by mutually agreement or pursuant to a final and binding arbitration decision rendered in accordance with the terms of the Purchase Agreement).

9.	INDEMNIFICATION

9.1	Scope of Indemnification by Buyer. Buyer will defend, indemnify and hold harmless Seller, its Affiliates and its and their directors, officers, shareholders, employees and agents and their respective successors and permitted assigns (collectively, “Buyer Related Parties”) from any and all third party claims, actions, causes of action, liabilities, losses, costs, damages or expenses, including reasonable attorneys’ fees (collectively, “Losses”) (including, for greater certainty, Losses arising out of the bodily injury or death of any person (including the Seller Employees)), to the extent such Losses directly or indirectly arise out of or relate to (i) Seller’s provision of Transition Services in accordance with this Agreement, (ii) Buyer’s material breach of any of its obligations, warranties or representations hereunder, (iii) Buyer’s negligence or willful misconduct, or (iv) the actions of the Buyer, after the Closing Date but prior to all Assigned Approvals having been transferred to Buyer and the Buyer having obtained all other Scheduled Approvals, with respect to the marketing and promotion of the Covered Product or the Buyer’s non-compliance with applicable Laws applicable to marketing and promotion of the Covered Product, in each case, except to the extent such Losses directly or indirectly arise out of or relate to the negligence, willful misconduct or breach of this Agreement of any of the Seller Related Parties.

9.2

Scope of Indemnification by Seller. Seller will defend, indemnify and hold harmless Buyer, its Affiliates and its and their directors, officers, shareholders, employees and agents, and their respective successors and permitted assigns (collectively, “Seller

Related Parties”) from any and all Losses to the extent such Losses directly or indirectly arise out of or relate to (i) Seller’s material breach of its obligations, warranties or representations hereunder, (ii) Seller’s negligence or willful misconduct of the Seller in the performance of its obligations under this Agreement, in each case, except to the extent such Losses directly or indirectly arise out of or relate to the negligence, willful misconduct or breach of this Agreement of any of the Buyer Related Parties.

9.3	Claim. A Party seeking indemnification pursuant to Section 9.1 or 9.2 (an “Indemnified Party”) will give prompt written notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought hereunder. The Indemnifying Party will have the right to, and will at the request of the Indemnified Party, assume the defense, with counsel reasonably satisfactory to the Indemnified Party, of any such suit, action or proceeding at its own expense. An Indemnifying Party will not be liable under Section 9.1 or 9.2 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, which consent will not be unreasonably withheld. Neither Party will be responsible to or bound by any settlement made by the other Party without its prior written consent.

9.4	Limit of Liability. EXCEPT IN THE EVENT OF A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT WILL EITHER PARTY OR ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES, OR THEIR RESPECTIVE DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES OR AGENTS AND THEIR RESPECTIVE SUCCESSORS AND PERMITTED ASSIGNS, FOR ANY SPECIAL, INDIRECT, PUNITIVE, TREBLE, EXEMPLARY, CONSEQUENTIAL OR INCIDENTAL DAMAGES OR LOSSES OF ANY KIND, NATURE OR DESCRIPTION WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOST REVENUES AND/OR LOST SAVINGS) SUFFERED OR INCURRED BY SUCH PARTY FOR ANY CAUSE WHATSOEVER, REGARDLESS OF WHETHER ARISING FROM BREACH OF CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR IF SUCH LOSS OR DAMAGE COULD HAVE BEEN REASONABLY FORESEEN.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR AT LAW OR IN EQUITY, EXCEPT IN THE CASE OF WILFUL MISCONDUCT OR FRAUD, IN NO EVENT WILL SELLER BE LIABLE UNDER THIS AGREEMENT FOR ANY LOSSES OF ANY KIND OR NATURE IN EXCESS OF THE AMOUNT OF FEES TO WHICH IT IS ENTITLED UNDER THIS AGREEMENT.

9.5

No Representations and Warranties. THIS IS A SERVICES AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE PURCHASE AGREEMENT, INCLUDING ALL SCHEDULES AND OTHER ATTACHMENTS ATTACHED HERETO: (i) THE PARTIES MAKE NO REPRESENTATIONS, WARRANTIES OR CONDITIONS WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT; AND (ii) THE PARTIES HEREBY

DISCLAIM ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS, EXPRESS, IMPLIED OR OTHERWISE, WITH REGARD TO THIS AGREEMENT (INCLUDING, ALL SCHEDULES HERETO) AND THE TRANSITION SERVICES. TO THE EXTENT THAT A PARTY MAY NOT AS A MATTER OF APPLICABLE LAW DISCLAIM ANY IMPLIED OR OTHER REPRESENTATION, WARRANTY OR CONDITION, THE SCOPE AND DURATION OF SUCH REPRESENTATION, WARRANTY OR CONDITION WILL BE THE MINIMUM REQUIRED UNDER SUCH APPLICABLE LAW.

10.	TERM AND TERMINATION

10.1	This Agreement will be effective as of the Closing Date and will continue in effect until the date that is 120 (one hundred and twenty) days after the Closing Date (except that such 120 (one hundred and twenty) day period shall be extended with respect to any Transition Services that are required to be provided in order for Buyer to comply in all respects with all applicable Laws and Scheduled Approvals, until all Assigned Approvals have been transferred to Buyer and the Buyer has obtained all other Scheduled Approvals, provided that such extension shall apply only to the extent that the failure of the Buyer to have obtained the Scheduled Approvals within such 120 (one hundred and twenty) day period (and during the period of any such extension) is outside the reasonable control of the Buyer), unless earlier terminated as provided in this Section 10; provided that, notwithstanding anything to the contrary in this Agreement, under no circumstances without Seller’s prior written consent will this Agreement be terminated by Buyer with respect to any Transition Services that, in Seller’s sole judgment, are required to be provided in order for Seller (as the holder of any Scheduled Approvals required to operate the Radiopharmacy Business) to comply in all respects with all applicable Laws and Scheduled Approvals, unless and until all Assigned Approvals have been transferred to Buyer and the Buyer has obtained all other Scheduled Approvals. Such effective period will be referred to herein as the “Term.”

10.2	Subject to the proviso in Section 10.1, this Agreement may be terminated for all or any of the services included in the Transition Services, as follows:

(a)	By any Party for all Transition Services, if the other Party has breached any material obligation hereunder, and has not cured such breach within *** days after receipt of a notice from the non-breaching Party requesting the correction of such breach; such termination will be effective upon failure of the breaching Party to cure such breach within the specified time period;

(b)	By any Party for all Transition Services, upon the filing or institution of any bankruptcy, reorganization, liquidation or receivership proceedings by the other Party, or upon the failure by the other Party for more than *** (***) days to discharge any such actions against it;

(c)	By Buyer for all or some of the Transition Services, as applicable, if a Force Majeure Event prevents Seller from rendering such Transition Services for more than *** (***) consecutive days;

(d)	By Buyer, with respect to some or all of the Transition Services, by providing Seller with a *** (***) days’ prior written notice;

(e)	Upon the mutual agreement of the Parties set out in writing with respect to some or all of the Transition Services.

10.3	The termination of this Agreement for all or some Transition Services will not affect the rights and obligations of the Parties arising prior to such termination or, as applicable, arising after a partial termination of this Agreement with respect to any Transition Services performed after such partial termination. Notwithstanding any provision of the Purchase Agreement to the contrary, termination of this Agreement will not affect the rights and obligations of the Parties under the Purchase Agreement.

10.4	Buyer expressly waives the benefit of Articles 2125 and 2129 of the Civil Code of Québec in the event of the termination of the present Agreement so that any termination be governed by the terms of this Agreement.

11.	REGULATORY COMPLIANCE OF BUYER

11.1	Regulatory Compliance. After the Closing Date and thereafter during the remainder of the applicable Transition Period, Buyer will fulfill all responsibilities for regulatory compliance that it may have with respect to the Covered Product as the holder of the Assigned Approvals for the Covered Product under applicable Law, subject to and in accordance with Section 6.2 of the Purchase Agreement. Seller will fulfill all responsibilities for regulatory compliance that it may have as provider of the Transition Services and in accordance with Section 6.2 of the Purchase Agreement.

12.	CONFIDENTIALITY

12.1	Confidential Information. In this Agreement, “Confidential Information” means any and all confidential or proprietary information (whether in written, visual, oral or any other form) disclosed by or on behalf of any Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), either directly or indirectly, or otherwise relating to the Disclosing Party, of a business, financial or technical nature, including, without limitation, information or documents relating to the business, affairs, operations, results of operations, clients, liabilities, prospects, financial conditions or assets of the Disclosing Party or relating to technologies, inventions, concepts, ideas, developments, methods, processes, techniques, know-how, trade secrets, creative works, systems, specifications, formulations, applications, models, data, prototypes, documentation, reports, records, manuals, business plans, as well as any other business and financial information and other tangible or intangible valuable confidential information. Confidential Information will also include summaries, reports, analyses, compilations, memoranda, notes, extracts, studies or other writings or documents prepared by, for or on behalf of the Receiving Party to the extent they contain or reflect the Confidential Information of the Disclosing Party.

Notwithstanding the foregoing, for the purposes of this Agreement Confidential Information of the Disclosing Party will not include (i) any information which was publicly known and made generally available in the public domain prior to the time of disclosure by the Disclosing Party, (ii) any information which becomes publicly known and made generally available after disclosure by the Disclosing Party to the Receiving Party through no action or inaction of the Receiving Party, (iii) any information which is already in the possession of the Receiving Party at the time of disclosure by the Disclosing Party as shown by the Receiving Party’s written files and records as they existed prior to the time of disclosure (excluding information in the possession of Seller as a result of its ownership of the Purchased Assets), (iv) any information which is obtained by the Receiving Party from a third party without a breach of such third party’s obligations of confidentiality, (v) any information which is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information, as proven by the Receiving Party’s written files and records (excluding information in the possession of Seller as a result of its ownership of the Purchased Assets), or (vi) information to the extent that it relates primarily to the Receiving Party or its Affiliates or their respective businesses.

12.2	Confidentiality and Non-Use. The Seller agrees to use any Confidential Information of the Buyer solely for the purpose of providing the Transition Services which Seller has agreed to provide under this Agreement (the “Authorized Purpose”), and not for any other purpose, including for any third party’s benefit. The Receiving Party agrees that it will keep strictly confidential and will not disclose or disseminate any of the Confidential Information provided by the Disclosing Party to anyone without the express written consent of the Disclosing Party, except that the Seller will have the limited right to disclose the Confidential Information to its employees, advisors, subcontractors and service providers who are required to have the information in order to provide the Transition Services to the Buyer (which persons or entities will be bound by confidentiality obligations substantially similar to those set forth herein).

12.3	Legally Compelled Disclosure. In the event the Receiving Party is required to disclose the Disclosing Party’s Confidential Information pursuant to a valid order by a court or other governmental body or as otherwise required by applicable Laws, prior to any such compelled disclosure, the Receiving Party will (i) forthwith notify the Disclosing Party of the legal process, and allow the Disclosing Party to assert the privileged and confidential nature of the Confidential Information against the third party seeking disclosure, and (ii) cooperate fully with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information. In the event that such protection against disclosure is not obtained, the Receiving Party will be entitled to disclose the Confidential Information, but only as and to the extent necessary to legally comply with such compelled disclosure.

12.4

Personal Information. In the course of performing its duties under this Agreement, each of the Parties may collect or receive from or through the other Party, personal information that can be linked to an identifiable individual (“Personal Information”). Each of the Parties will comply with and take all necessary measures to ensure that their activities comply with the applicable provisions of the Personal Information Protection and Electronic Documents Act (Canada) and any similar provincial privacy legislation (as amended or enacted from time to time) including without restriction, obligations relating to the collection, use, retention, disclosure and protection of Personal Information. The Parties hereby undertake to immediately notify the other Parties if there is reason to believe that there has been an unauthorized access to or disclosure of Personal Information or if there is reason to believe that there has been a contravention, or there is likely to be a contravention, of any provision of this Agreement or applicable Laws in connection with the collection, use, disclosure, retention or access to Personal Information, and under no circumstances will either Party discuss such incident with any other person.

13.	MISCELLANEOUS

13.1	Governing Law. This Agreement (and all claims, controversies or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or in connection with, or relate to, this Agreement or its negotiation, execution or performance, including any claim, controversy or cause of action that may be based upon, arise out of or in connection with, or relate to, any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be governed by, and construed in accordance with, the Laws of the State of New York in the United States, without giving effect to any principles of conflicts of laws that would require or permit the application of a different Law.

13.2	Entire Agreement. This Agreement (together with the Purchase Agreement and their respective exhibits and schedules) constitutes the sole and entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes and prevails over all prior and contemporaneous understandings, agreements, representations and warranties (whether written or oral), with respect to that subject matter. The Parties agree that neither Party has relied on (and neither Party will have any remedies or causes of action (whether in contract, tort or otherwise) for) any statements, communications, disclosures, failures to disclose, representations, warranties or agreements of the other Party (or of any other person acting on the other Party’s behalf) that is not expressly set forth in this Agreement, including any representations, warranties or agreements arising from statute or otherwise in law.

13.3	Severability. In the event that any provision of this Agreement is deemed to be invalid, illegal or unenforceable in any jurisdiction, then (i) the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected or impaired in any way by that provision and (ii) the Parties will negotiate in good faith to replace that provision with a valid and enforceable one that effects the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

13.4

Relationship of the Parties. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement will be construed or implied to create an agency, partnership, joint venture, franchise or employer-employee relationship between Seller and/or any of its employees, independent contractors and/or agents, on the one hand, and Buyer and/or any of its employees, independent contractors and/or agents, on the other hand. Neither Party will have any express or implied right or authority to (i) make any representation, warranty or commitment, (ii) assume, create or impose any obligations, contracts, agreements or undertakings, (iii) incur any charges or expenses, in each case, for, on behalf of, or in the name of, the other Party, unless expressly so authorized in writing by the other Party.

13.5	Force Majeure. Each of the Parties will be excused from the performance of its obligations under this Agreement (except for any obligations to make payments to the other Party under this Agreement) for so long as, and neither Party will be liable to the other Party or to any third Person in the event that, its performance is prevented or delayed due to a Force Majeure Event. The Party suffering the occurrence of a Force Majeure Event will notify the other Party as soon as reasonably practicable, stating the period for which that Force Majeure Event is expected to continue, and any time for performance under this Agreement, the applicable Transition Period and, if applicable, the Term of this Agreement will be extended by the actual time of delay caused by that Force Majeure Event. The Party affected by a Force Majeure Event shall exert commercially reasonable efforts to eliminate, cure or overcome such event and to resume performance of its obligations.

13.6

Arbitration. Any dispute, controversy or claim arising out of or relating to compliance with, or breach or alleged breach, interpretation or validity of, this Agreement or otherwise relating to the Parties (each a “Dispute”) will be exclusively resolved by binding arbitration, which arbitration may be commenced by sending a written notice to the other Party demanding arbitration of that Dispute (the “Demand”). In that event, the Dispute will be finally resolved by arbitration in accordance with the United States Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association. The place of the arbitration will be New York, New York. The arbitration will be conducted in the English language before a panel of three arbitrators. Each Party will name one arbitrator, and the two so named will name the third arbitrator, who will act as chairman. If the two party arbitrators cannot agree on a third arbitrator within *** (***) days after the Demand, the third arbitrator will be selected by the American Arbitration Association. The arbitrators will promptly meet, fix the time, date and place of the hearing and notify the Parties. The arbitration will be conducted within *** (***) days after any Demand. All awards are subject to Section 9.4. The panel of arbitrators will promptly transmit an executed copy of its decision to the Parties. The decision of the arbitrators will be final, binding and conclusive upon the Parties. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each Party retains the right to seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that Party pending the establishment of the arbitrators’ determination of the merits of the controversy, and any such action will not be deemed incompatible with this Agreement to arbitrate or a waiver of the right to arbitration. The obligations of the Parties under this Section 13.6 are specifically enforceable and will survive any termination of this Agreement. All awards are subject to Section 9.4; provided that the arbitrators may award to the party prevailing in the arbitration its reasonable out-of-pocket costs, including the reasonable fees and expenses of the arbitrators and legal counsel incurred in the arbitration proceedings, or the arbitrators may award the costs on a distributive basis that apportions costs on an issue-by-issue basis and based on the inverse proportion that any amount actually contested but not awarded to Buyer or Seller bears to the aggregate amount actually contested by Buyer and Seller, respectively.

13.7	Notices. All notices, requests, demands, consents, approvals and other communications to any Party required to be given or delivered under, or by reason of, this Agreement will be in writing, and will be deemed to have been given when actually received (or refused) by the addressee after being sent by personal delivery, certified or registered mail, reputable overnight express courier or facsimile (with hard copy to follow) to the address for the addressee set forth below:

Notices to Seller:

Lantheus MI Canada, Inc.

1111 Dr. Frederik-Phillips Boulevard

Suite 100

Montreal, Quebec,

H4M 2X6 Canada

Attn:  Vice President, International

with a copy to:

Lantheus Medical Imaging, Inc.

331 Treble Cove Road

North Billerica, Massachusetts 01862

United States of America

Attn:  Vice President, General Counsel

Notices to Buyer:

Isologic Innovative Radiopharmaceuticals Ltd.

1855 32e Avenue,

Montreal, Quebec, Canada

H8T 3J1

Canada

Attn: Andre Gagnon

with a copy to:

DW Healthcare Partners

66 Wellington St. W., Suite 4030

Toronto, Ontario, Canada

M5K 1J5

Attn:  Sameer Mathur

Either Party may change its notice address by giving a notice to the other Party pursuant to this Section 13.7.

13.8	Successors and Assigns; Assignment. Neither this Agreement, nor any right, interest or obligation under this Agreement, may be assigned or otherwise transferred by either Party (whether by contract, operation of law or otherwise), in whole or in part, without the prior written consent of the other Party, which consent may be withheld in the sole discretion of the other Party; provided, however, that:

(a)	either Party may assign or otherwise transfer any or all of its rights, or delegate any or all of its respective duties or obligations, under this Agreement without the consent of the other Party, to an Affiliate of such Party (but only for as long as such Person remains such Party’s Affiliate, and provided that such Person has the capabilities and legal authorization necessary to perform the assigned duties and obligations), it being agreed that no such assignment to a Party’s Affiliate will release the assigning Party from its obligations under this Agreement;

(b)	each Party will assign or otherwise transfer all of its applicable rights, and delegate all of its applicable duties and obligations, under this Agreement without the consent of the other Party, to (i) an acquirer of, or successor to, (1) all or substantially all of the assets of that Party (or any of its parent companies) or (2) all or substantially all of any business line to which this Agreement relates or (ii) the surviving entity in any merger, consolidation, equity exchange or reorganization to which (1) that Party (or any of its parent companies) or (2) that business line is a party; and

(c)	either Party may assign or otherwise transfer any or all of its rights, or delegate any or all of its duties or obligations, under this Agreement without the prior written consent of the other Party for the benefit of any lenders under any financing arrangement of the first-mentioned Party or its Affiliates;

provided, in each case, the assigning Party provides to the other Party written notice of such assignment or transfer as soon as reasonably possible and the assignee, acquirer, successor or surviving entity, as the case may be, agrees in writing to be bound (or by operation of law is bound) by all of the obligations of that Party under this Agreement. Any assignment or transfer in violation of this Agreement will be null and void and have no force or effect. This Agreement will be binding upon and inure to the benefit of the Parties, and its respective successors and assigns as permitted under this Agreement.

13.9	Third Party Beneficiaries. None of the provisions of this Agreement will be for the benefit of or enforceable by any third party (other than the Seller Related Parties and the Buyer Related Parties with respect to Section 10) including any creditor of any Party. No third party will obtain any right under any provision of this Agreement or will by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any Party.

13.10	Modifications. Except as otherwise expressly provided, this Agreement may only be amended, modified or supplemented by an agreement in a writing signed by each of the Parties. The Parties agree that, in the event that there is a change in Law that affects (or may affect) the legality or enforceability of this Agreement or any of its provisions or that materially and adversely affects the ability of any Party to perform its obligations or receive the benefits intended under this Agreement, then, as soon as reasonably practical following written notice thereof, the Parties will negotiate reasonably and in good faith (provided that neither Party will have any obligation to enter into) an amendment or substitute agreement in order to best reflect the original intent of the Parties in a manner consistent with that change in applicable Law.

13.11	Waivers. No waiver of any provision of this Agreement will be effective unless it is explicitly set forth in writing and signed by the Party so waiving. No failure or delay of a Party in exercising any right, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof. No single or partial waiver in any one or more instances will be deemed to constitute a further or continuing waiver in other instances or a waiver of any provision not expressly identified by that written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

13.12	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, and those counterparts will together constitute one and the same instrument. A facsimile transmission of an executed counterpart signature page will be deemed an original.

13.13	Purchase Agreement. The Parties expressly acknowledge and agree that certain provisions of the Purchase Agreement are incorporated by reference herein, or by their terms otherwise apply hereto, and further agree that such provisions will be given full effect in interpreting and enforcing this Agreement. In the event of any inconsistency between this Agreement and the Purchase Agreement, the Purchase Agreement will control.

13.14	Further Assurances. Each of Buyer and Seller will, at the request of the other Party and at such other Party’s expense, promptly execute and deliver to such other Party all such further instruments, assignments, filings and other documents, and do all such things, as such other Party may reasonably request in connection with the carrying out and effectuating the terms of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Transition Services Agreement as of the Closing Date.

SELLER: LANTHEUS MI CANADA, INC.

By:
	Name:	Cyrille Villeneuve
	Title:	Vice President, International

BUYER: ISOLOGIC INNOVATIVE RADIOPHARMACEUTICALS LTD.

By:
	Name:	Sameer Mathur
	Title:	Director

SCHEDULE A

TRANSITION SERVICES

Exhibit E to

Amended and Restated Purchase Agreement

FORM OF SECRETARY’S CERTIFICATE OF

LANTHEUS MI CANADA, INC.

Dated: January 13, 2016

Reference is made to that certain Asset Purchase Agreement, amended and restated as of January 13, 2016, by and among Isologic Innovative Radiopharmaceuticals Ltd. (the “Buyer”) and Lantheus MI Canada, Inc. (the “Seller”) (the “Asset Purchase Agreement”). Unless otherwise defined herein, capitalized terms used shall have the meanings given to them in the Asset Purchase Agreement. The undersigned duly authorized Secretary of the Seller does hereby certify to the Seller, in his or her capacity as Secretary of the Seller and not in his or her personal capacity whatsoever, as follows:

A.	Attached hereto as Exhibit A is a true, correct and complete copy of the articles of incorporation of the Seller (the “Articles”) and any amendments thereto, and such Articles are in full force and effect at the date hereof. No proceeding is pending to amend or surrender or, to my actual knowledge, cancel such Articles.

B.	Attached hereto as Exhibit B is a true and correct copy of the bylaws of the Seller, together with any amendments or modifications thereto (the “Bylaws”), and such Bylaws are in full force and effect on and as of the date hereof and have not been amended, repealed, modified or restated except as otherwise reflected therein.

C.	Attached hereto as Exhibit C are true and correct copies of the resolutions duly adopted by the board of directors of the Seller authorizing the execution, delivery and performance of the Asset Purchase Agreement and the Transaction Documents by the Seller and the consummation of the transactions contemplated thereby, which resolutions are in full force and effect as of the date hereof without modification in any respect and are the only resolutions dealing with the subject matter thereof.

D.	The Seller is not bound by nor is it a party to any unanimous shareholder agreement or declaration which restricts, in whole in part, the powers of the directors of the Seller to manage or supervise the business and affairs of the Seller.

[Signatures provided on following page.]

Exhibit E to

Amended and Restated Purchase Agreement

IN WITNESS WHEREOF, the undersigned has executed this Secretary’s Certificate as of the date first written above.

LANTHEUS MI CANADA, INC.

By:
Name:

Title:

[Signature Page – Secretary’s Certificate (Buyer)]

Exhibit E to

Amended and Restated Purchase Agreement

Exhibit A

Articles

Exhibit E to

Amended and Restated Purchase Agreement

Exhibit B

Bylaws

Exhibit E to

Amended and Restated Purchase Agreement

Exhibit C

Resolutions

Exhibit F to

Amended and Restated Purchase Agreement

FORM OF SECRETARY’S CERTIFICATE OF

ISOLOGIC INNOVATIVE RADIOPHARMACEUTICALS LTD.

Dated: January 13, 2016

Reference is made to that certain Asset Purchase Agreement, amended and restated as of January 13, 2016, by and among Isologic Innovative Radiopharmaceuticals Ltd. (the “Buyer”) and Lantheus MI Canada, Inc. (the “Seller”) (the “Asset Purchase Agreement”). Unless otherwise defined herein, capitalized terms used shall have the meanings given to them in the Asset Purchase Agreement. The undersigned duly authorized Secretary of the Buyer does hereby certify to the Seller, in his capacity as Secretary of the Buyer and not in his personal capacity whatsoever, as follows:

A.	Attached hereto as Exhibit A is a true, correct and complete copy of the articles of incorporation of the Buyer (the “Articles”) and any amendments thereto, and such Articles are in full force and effect at the date hereof. No proceeding is pending to amend or surrender or, to my actual knowledge, cancel such Articles.

B.	Attached hereto as Exhibit B is a true and correct copy of the bylaws of the Buyer, together with any amendments or modifications thereto (the “Bylaws”), and such Bylaws are in full force and effect on and as of the date hereof and have not been amended, repealed, modified or restated except as otherwise reflected therein.

C.	Attached hereto as Exhibit C are true and correct copies of the resolutions duly adopted by the board of directors of the Buyer authorizing the execution, delivery and performance of the Asset Purchase Agreement and the Transaction Documents by the Buyer and the consummation of the transactions contemplated thereby, which resolutions are in full force and effect as of the date hereof without modification in any respect and are the only resolutions dealing with the subject matter thereof.

D.	The Buyer is not bound by nor is it a party to any unanimous shareholder agreement or declaration which restricts, in whole in part, the powers of the directors of the Buyer to manage or supervise the business and affairs of the Buyer.

[Signatures provided on following page.]

Exhibit F to

Amended and Restated Purchase Agreement

IN WITNESS WHEREOF, the undersigned has executed this Secretary’s Certificate as of the date first written above.

ISOLOGIC INNOVATIVE RADIOPHARMACEUTICALS LTD.

By:
	Name:	Sameer Mathur

	Title:	Secretary

[Signature Page – Secretary’s Certificate (Buyer)]

Exhibit F to

Amended and Restated Purchase Agreement

Exhibit A

Articles

Exhibit F to

Amended and Restated Purchase Agreement

Exhibit B

Bylaws

Exhibit F to

Amended and Restated Purchase Agreement

Exhibit C

Resolutions